Exhibit 2.1

ASSET AND STOCK PURCHASE AGREEMENT

BETWEEN

ferro COrPorAtioN

AND

pigments spain, s.l.

DATED

December 15, 2019

Page

Article I...................................................................................................DEFINITIONS1

1.1...........................................................................................Certain Defined Terms1

1.2.............................................................................................Other Defined Terms19

1.3.............................................................................Certain Interpretive Matters23

Article II.........................................................................PURCHASE AND SALE24

2.1.......................................................Purchase and Sale of the Sold Assets24

2.2...................................................................Purchase and Sale of the Shares26

2.3.........................................................................................................Excluded Assets27

2.4.....................................Assumption of Liabilities; Excluded Liabilities28

2.5.............................................................................................................Purchase Price30

2.6...............................................................................Purchase Price Adjustment30

2.7.............................................................................................................[NOT USED]34

2.8.................................................................Allocation of Total Consideration34

2.9...................................................................................................................The Closing35

2.10.....................................................................................Deliveries at the Closing35

2.11.................................................................................................................Risk of Loss37

2.12.................................................................................................Further Assurances37

2.13...................................................................................................................Withholding37

2.14.......................................................................................................Working Capital38

2.15...............................................................................................................Excess Cash38

Article IIIREPRESENTATIONS AND WARRANTIES OF THE COMPANY38

3.1...................................................................................................................Organization39

3.2.............................................................................Authorization; Enforceability39

3.3.............................................Capital Stock of the Divested Companies40

3.4...........................Financial Information; No Undisclosed Liabilities40

3.5.....................Sufficiency of the Assets; Ownership of Sold Assets41

3.6.................................................................................No Approvals or Conflicts42

3.7.......................................................................Compliance with Law; Permits42

3.8...................................................................................................................Proceedings43

3.9...........................................................................Absence of Certain Changes44

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3.10.................................................................................................................Tax Matters44

3.11.................................................................................................Employee Benefits46

3.12.........................................................................................................Labor Relations47

3.13...............................................................................................Intellectual Property48

3.14.......................................................................................................................Contracts49

3.15...........................................Environmental, Health and Safety Matters51

3.16.......................................................................................................................Insurance52

3.17.................................................................................Personal Property Assets52

3.18.............................................................................................................Real Property52

3.19...................................................................................Customers and Suppliers53

3.20...........................................................................................................Anticorruption54

3.21.......................................................................................................................Sanctions54

3.22.................................................................................................Money Laundering55

3.23.............................................................................................Affiliate Transactions55

3.24.......................................................................................Minority Joint Ventures55

3.25.............................................................................No Brokers’ or Other Fees55

3.26.....................................................................................Information Technology56

3.27.............................................................................Product Recall and Recalls56

3.28.............................................No Other Representations or Warranties57

Article IVREPRESENTATIONS AND WARRANTIES OF THE BUYER57

4.1...................................................................................................................Organization57

4.2.............................................................................Authorization; Enforceability58

4.3.................................................................................No Approvals or Conflicts58

4.4...................................................................................................................Proceedings58

4.5.........................................................................................Compliance with Laws58

4.6.......................................................................................................................Financings59

4.7...............................................................................................................................Solvency60

4.8...............................................................................No Brokers’ or Other Fees60

4.9...................................................................................Condition of the Business60

Article V.........................................COVENANTS AND AGREEMENTS62

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5.1...............................................Conduct of Business Prior to the Closing62

5.2.......................................................................Access to Books and Records66

5.3.........................................Regulatory Filings; Reasonable Best Efforts68

5.4Tax Matters; Cooperation; Preparation of Returns; Tax Elections72

5.5...............................................................................................................Tax Indemnity74

5.6.............................Procedures Relating to Indemnity of Tax Claims75

5.7...............................................................................Refunds and Tax Treatment76

5.8.....................................................................................Post‑Closing Tax Actions76

5.9.................................................................Employees; Employment Matters76

5.10...........................................................................................................Labor Matters83

5.11.................................................Contact With Customers and Suppliers83

5.12...............Non‑Competition; Non‑Solicitation and Confidentiality84

5.13.............................................................Closing and Disclosure Schedules86

5.14.........................................................................................................Further Actions86

5.15...............................................................................................Bulk Transfer Laws87

5.16.............................................................................................................Confidentiality87

5.17.....................................................................................................................Exclusivity89

5.18.................................Use of Names and other Intellectual Property89

5.19.......................................................................................................................Insurance91

5.20.....................................................................Notification of Certain Matters91

5.21.....................................................................................................Shared Contracts92

5.22...................Return of Excluded Assets; Transfer of Sold Assets92

5.23.........................................................................................................Separation Plan93

5.24.......................................................Guarantees and Support Obligations96

5.25...............................................Directors’ and Officers’ Indemnification97

5.26...........................................................................................R&W Insurance Policy97

5.27.........................Replacement of Directors and Statutory Auditors98

5.28...............................................................................Organizational Documents98

5.29.....................Company Obligations in Respect of the Financings98

5.30...............................Buyer Obligations in Respect of the Financings100

3

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5.31...............................................................................................................................Release102

5.32.........................................................................................Separation Committee103

5.33.........................................................................................Environmental Matters104

5.34.......................................................................................................................Split Fees104

5.35.................................................................................................Transition Amounts104

5.36...............................................Employee Non-Competition Provisions105

Article VICONDITIONS TO THE COMPANY’S OBLIGATIONS105

6.1.....................................................................Representations and Warranties105

6.2.................................................................................................................Performance105

6.3.................................................................................................Officer’s Certificate106

6.4.....................................................Competition/Foreign Investment Laws106

6.5...........................................................Governmental Orders; Proceedings106

6.6...........................................................................................................Separation Plan106

Article VII.CONDITIONS TO THE BUYER’S OBLIGATIONS106

7.1.....................................................................Representations and Warranties106

7.2.................................................................................................................Performance107

7.3.................................................................................................Officer’s Certificate107

7.4.......................................................Competition/Foreign Investment Law107

7.5...........................................................Governmental Orders; Proceedings107

7.6...........................................................................................................Separation Plan107

Article VIII...........................................................................................TERMINATION107

8.1.....................................................................................................................Termination107

8.2.........................................................Procedure and Effect of Termination109

8.3.........................................................................................Buyer Termination Fee110

Article IX...............................................................................INDEMNIFICATION111

9.1...................................................................Indemnification by the Company111

9.2...........................................................................Indemnification by the Buyer112

9.3.....................................................................................................Exclusive Remedy113

9.4.............................................................................Indemnification Calculations113

9.5.................................................................................................................................Survival114

4

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9.6.............................................................Notice and Opportunity to Defend115

9.7...............................................................................................................Tax Indemnity116

9.8.............................................................................................Additional Limitations116

Article X.....................................................................................MISCELLANEOUS118

10.1.................................................................................................Fees and Expenses118

10.2.........................................................................................................Governing Law118

10.3...................................................................................................................Projections118

10.4.................................................................................................................Amendment119

10.5.........................................................................................................No Assignment119

10.6.................................................................................................................................Waiver119

10.7...............................................................................................................................Notices119

10.8...........................................................................................Complete Agreement121

10.9...............................................................................................................Counterparts121

10.10.............................................................................................................................Publicity121

10.11.................................................................................................................Severability122

10.12...............................................................................................................Third Parties122

10.13...........................................................................................................Non‑Recourse122

10.14...................................................................................................................Jurisdiction122

10.15.........................................................................................Specific Performance123

10.16...............................................................................................Waiver of Jury Trial124

10.17...................................Attorney‑Client Privilege and Conflict Waiver124

10.18...............................................................................................................................Survival125

10.19...................................................................................................Financing Matters125

5

EXHIBITS

Exhibit A – Separation Plan

Exhibit B – Form of Lease Agreement

Exhibit C – Form of R&W Insurance Policy

Exhibit D-1 – Form of Supply Agreement (Almazora)

Exhibit D-2 – Form of Supply Agreement (China – FAS Inks)

Exhibit D-3 – Form of Supply Agreement (China – Pigments)

Exhibit D-4 – Form of Supply Agreement (Gardenia)

Exhibit D-5 – Form of Reverse Supply Agreement (Almazora)

Exhibit D-6 – Form of Reverse Supply Agreement (Argentina)

Exhibit D-7 – Form of Reverse Supply Agreement (Thailand – Frits and Glaze)

Exhibit D-8 – Form of Reverse Supply Agreement (Thailand – Glass and Dinnerware)

Exhibit E-1 – Form of Toll Manufacturing Agreement (Almazora)

Exhibit E-2 – Form of Toll Manufacturing Agreement (Portugal)

Exhibit E-3 - Form of Reverse Toll Manufacturing Agreement

Exhibit F-1 – Form of Transition Services Agreement

Exhibit F-2 – Form of Reverse Transition Services Agreement

Exhibit G – Closing Statement Example

Exhibit H – Form of Employment Subrogation Documents

Exhibit I – Form of Monthly Financial Statements

Exhibit J – Form of Spain Tax Exit Agreement

Exhibit K – Earn-Out

 6

ASSET AND STOCK PURCHASE AGREEMENT

THIS ASSET AND STOCK PURCHASE AGREEMENT (this “Agreement”), dated December 15, 2019, is between Ferro Corporation, an Ohio corporation (the “Company”), and Pigments Spain, S.L., a limited liability company with registered office at Carretera Viver – Puerto Burriana Km 61,800, 12540 Vila-Real, (Castellón) Spain, with Tax ID number B86492915 (the “Buyer”).  The Company and the Buyer are each a “Party” and collectively, the “Parties.”

RECITALS

WHEREAS, the Company, through certain of its subsidiaries (as defined below), is engaged in, among other things, the Business (as defined below);

WHEREAS, the Company desires to sell the Business to the Buyer, and the Buyer desires to purchase (or cause its designee(s) to purchase) the Business from the Company upon the terms and conditions contained in this Agreement;

WHEREAS, the Company directly or indirectly owns all of the Asset Sellers (as defined below) and all of the Equity Sellers (as defined below);

WHEREAS, the Asset Sellers directly own the Sold Assets (as defined below) and the Equity Sellers directly own the Shares (as defined below);

WHEREAS, the Company desires to sell the Business (by causing the Sellers to sell the Shares and the Sold Assets and transfer the Assumed Liabilities (as defined below) to the Buyer (or its designee(s))), and the Buyer desires to purchase the Business from the Company (by purchasing, or otherwise causing its designee(s) to purchase, all of the Shares and the Sold Assets and assuming, or otherwise causing its designee(s) to assume, the Assumed Liabilities from the Sellers) upon the terms and conditions contained in this Agreement;

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

Article I DEFINITIONS
Certain Defined Terms

.  As used in this Agreement, the following terms will have the following meanings:

“Accounting Methods” means the accounting principles and practices set forth on Schedule 1.1(a).

“Acquired Intellectual Property” means all (i) Intellectual Property owned, purported to be owned or licensed for use by the Divested Companies, (ii) all other Intellectual Property owned, purported to be owned or licensed for use which is primarily related to, or primarily used or primarily held for use in the operation or conduct of the Business, and (iii) the right to sue, and collect damages for, past or future, infringement, dilution, or violation of each of the foregoing.

“Affiliate” means, with respect to any Person, any other Person controlling, controlled by or under common control with such Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made; provided, that with respect to the Buyer or its permitted assigns, the term “Affiliate” will not include any portfolio company other than Buyer or its subsidiaries of any investment fund controlling, controlled by or under common control with the Buyer or its permitted assigns.

“Almazora Separation Plan” means the plan set forth as Annex F to the Separation Plan.

“Almazora Site” means that certain real property located at Ctra. N340a, Km. 61,5, 12550 Almazora (Castellón), Spain.

“Almazora Soil or Water Contamination” means the presence of Hazardous Material in soil, surface water or groundwater at, under or migrating from the Almazora Site at Closing above standards under Environmental Laws in effect as of Closing applicable to uses of the Almazora Site occurring as of Closing.

“Ancillary Agreements” means (a) (i) with respect to the Sold Assets, such bills of sale, electronic invoices, deeds, endorsements, assignments, assignment notices, affidavits, delivery receipts and other agreements or documents or instruments of sale, conveyance, transfer and assignment from the Asset Sellers, in form and substance reasonably satisfactory to the Company and the Buyer, as will be necessary under applicable Law or contemplated by this Agreement in order to transfer to the Buyer (or its designee(s)) all right, title and interest of the Asset Sellers in, to and under such Sold Assets free and clear of all Encumbrances other than Permitted Encumbrances and Encumbrances that may be created by or on behalf of the Buyer (or its designee(s)) at or following the Closing, in accordance with the terms hereof, and (ii) with respect to the Assumed Liabilities, such instruments of assumption, in form and substance reasonably satisfactory to the Company and the Buyer, as will be necessary under applicable Law or expressly contemplated by this Agreement in order for the Assumed Liabilities to be effectively assumed by the Buyer (or its designee(s)) (the documents contemplated by this clause (a), the “Local Asset Purchase Agreements”), (b) with respect to the Shares, such instruments of sale, conveyance, transfer and assignment, and such other agreements or documents, in each case, in form and substance reasonably satisfactory to the Company and the Buyer, as will be necessary under applicable Law or expressly contemplated by this Agreement in order to transfer to the Buyer (or its designee(s)) all right, title and interest of the Equity Sellers in the Shares, free and clear of all Encumbrances other than Permitted Encumbrances and Encumbrances that may be created by or on behalf of the Buyer (or its designee(s)) at or following the Closing, including any securities purchase agreements (or similar agreements) required under applicable Law in local jurisdictions to effect the transfer of the Shares as contemplated under this Agreement (such agreements, “Local Securities Purchase Agreements” and together with the Local Asset Purchase Agreements the “Local Purchase Agreements”), and (c) any other agreements, documents, certificates, schedules or exhibits referenced or contemplated hereby, including, for the avoidance of doubt, (i) the Separation Plan, (ii) the Transition Services Agreement, (iii) the Reverse Transition Services Agreement, (iv) the Toll Manufacturing Agreements, (v) the Reverse Toll Manufacturing Agreement, (vi) the Supply Agreements, (vii) the Reverse Supply Agreements, (viii) the Lease Agreement, and (ix) the Employment Subrogation Documents, and including in the case of clause (c) any agreements, documents, certificates, schedules or exhibits referenced or contemplated thereby.

“Argentina Sites” means that certain real property located at Gibraltar 1365, 1497 Gibraltar St., and 1706 Gibraltar St. B1872CWC, Sarandi, PCIA de Buenos Aires 2908 MC Argentina.

“Asset Sellers” means the direct and indirect subsidiaries of the Company set forth on Schedule 1.1(b).

“Automatically Transferring Employee” means any employee of any Asset Seller or their Affiliates whose employment automatically transfers to the Buyer or its Affiliate or a Divested Company by operation of the Regulations on the Closing Date as a consequence of the arrangements contained in this Agreement, including pursuant to the Employment Subrogation Documents.

“Business” means (a) the development, design, technical assistance, manufacture and sale of frits, including crushed frits, incomposto and engobe, milled, granulated, atomized, scaled, microgranules, micronized and digital glazes, inks, and pigments, in each case, for use on ceramic wall tiles, ceramic floor tiles and countertops based on ceramic products and mosaic, and (b) the development, manufacture and sale of the raw materials tinoxide and zircon for use in the ceramic tile industry and other industries, and (c) the development, manufacture and sale of mediums, additives, binders and other auxiliary products for ceramic wall tiles, ceramic floor tiles and countertops based on ceramic products and mosaic.  For the avoidance of doubt, except as expressly set forth above, the “Business” shall not include any coatings, colors or inks for use on or within glass substrates or on metal substrates or porcelain enamel or on or within polymers or constructive construction materials such as concrete, concrete fiber boards and rigid PVC and specifically excludes pigments, glasses, frits, glazes, engobes, colors (including decoration colors and glass colors), inks (including digital inks), polymer coatings, additives and raw materials for the following: (i) sanitaryware, kitchenware and laboratory elements; (ii) stove tiles and crock pots; (iii) artware and figurines; (iv) garden ceramics (excluding wall and floor tiles) and flower pots; (v) porcelain, and fine ceramics; (vi) spark plugs, grinding wheels, welding electrodes, and electrical insulators; (vii) technical ceramics, engineering ceramics, and electronic ceramics; (viii) dental ceramics; (ix) refractory ceramics, casting ceramics and lubricants; and (x) plastics and all kind of polymer coatings for architectural and constructive, automotive, decorative, household, packaging and other industrial applications.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in (u) Delhi, India (v) Beijing, China (w) Madrid, Spain (x) the City of Cleveland, Ohio, (y) New York, New York or (z) London, United Kingdom.

“Business Employee” means (a) any employee of a Divested Company, (b) any employee of any Asset Seller who is employed in the Business, and (c) any employee of an Affiliate of the Company set forth on Schedule 1.1(c) and who is employed in the Business, and (d) those qualifying employees who are otherwise absent due to vacation, sickness or short-term disability, to the extent in compliance with the applicable policies of the Divested Companies, the Asset Sellers or the applicable collective bargaining agreement.

“Business Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development (“Effect”) that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, liabilities, results of operations or financial condition of (x) the Business or (y) the Divested Companies and the Sold Assets, in each case, taken as a whole, but none of the following will be deemed either alone or in combination to constitute, and none of the following will be taken into account in determining whether there has been a Business Material Adverse Effect: any adverse Effect resulting from (i) general economic conditions (or changes therein), (ii) political conditions, including acts of war (whether declared or undeclared), armed hostilities and terrorism or developments or changes therein, (iii) any conditions resulting from natural disasters or other acts of God, (iv) compliance with its express covenants and agreements contained in this Agreement, (v) the failure of the financial or operating performance of the Business to meet internal projections, budgets, business plans, estimates, expectations or forecasts for any period prior to, on or after the date of this Agreement (but not the Effects underlying such failure), (vi) currency exchange rates, including any fluctuations or other changes therein, (vii) changes affecting the industry in which the Business operates or general changes first announced after the date of this Agreement in the regulatory conditions affecting the industries in which the Business operates, (viii) the execution or announcement of this Agreement or the transactions contemplated hereby, including any losses of employees, cancelations of or delays in customer orders, any reduction in sales, any disruption in supplier, customer, distributor and similar relationships, in each case to the extent attributable to the announcement of Buyer as the purchaser of the Business, (ix) any changes in applicable Laws or accounting rules or the interpretation or enforcement thereof, in each case first announced following the date hereof, or (x) any actions taken at the written request of the Buyer, except that “Business Material Adverse Effect” shall include any Effects arising out of or attributable to the matters described in clauses (i), (ii), (iii), (vi), and (ix) above to the extent (x) the Business or (y) the Divested Companies and the Sold Assets, in each case, taken as whole, is disproportionately affected relative to other participants in the industries in which the Business operates.

“Cap Gemini Agreement” means that certain Master Services Agreement between the Company and Cap Gemini America, Inc. dated as of April 18, 2013.

“Cap Gemini Excess Amount” means, if the annual fees set out in an agreement between Buyer or its Affiliates and Cap Gemini America, Inc. for the Services (as defined in the Cap Gemini Agreement) under Section 2.9 of the Cap Gemini Agreement are (i) greater than $2,850,000 per annum, an amount equal to the excess fees above $2,850,000 for the first year of the term of Buyer’s or its Affiliates’ agreement with Cap Gemini America, Inc., or (ii) equal to or below $2,850,000 per annum, zero.

“Carve-Out Financial Information” means the financial information of the Business for the financial years ended December 31, 2017 and December 31, 2018 and for the seven-month period ended July 31, 2019, in each case, as set out in Schedule 3.4(d).

“Cash” means, with respect to any Person, as of the applicable measurement time, without duplication, the sum of cash and cash equivalents (which are readily convertible into cash within 30 days) and unpresented checks received prior to the Closing Date net of all issued but uncleared checks, deposits in transit and other draws and drafts (including overdrafts) paid or written prior to the Closing Date but specifically excluding any Replacement Amounts and any Trapped Cash.  For the avoidance of doubt, the Minimum Cash Amount shall constitute “Cash” for purposes of Section 2.6(a) and Section 2.6(b) to the extent the Divested Companies actually hold such Cash at the Closing.

“Closing Working Capital” means the Working Capital as of the Closing.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commercial Tax Agreement” means customary commercial agreements not primarily related to Taxes that contain customary agreements or arrangements relating to Taxes (such as financing agreements with Tax gross‑up obligations or leases with Tax escalation provisions) and entered into in the ordinary course of business.

“Competition/Foreign Investment Laws” means the Laws that prohibit, restrict or regulate competition, foreign investment, antitrust, monopolization or restraint of trade.

“Confidentiality Agreements” means (i) the Confidentiality Agreement dated September 14, 2017, as amended from time to time, between LSF Investments Designated Activity Company and the Company and (ii) the Clean Team Agreement dated June 13, 2019, as amended from time to time, between LSF Investments Designated Activity Company and the Company.

“Contract” means any written or oral contract, agreement, note, bond, mortgage, pledge, indenture, lease, license, sublease, equipment lease, purchase order or other legally binding agreement, commitment or obligation.

“control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, by Contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

“Debt Financing Source” means any Lenders or arrangers for the Debt Financing or any of their respective Affiliates, or their respective Affiliates’ officers, directors, employees, agents and Representatives and their respective successors, or any successors or assignees of the foregoing, but excluding the Buyer and its Affiliates.

“Debt Obligations” means, with respect to any Person, as of the applicable measurement time, without duplication, (a) all indebtedness (i) for borrowed money of such Person, or (ii) evidenced by notes, bonds, debentures or other similar instruments, (b) all Liabilities of such Person for the deferred purchase price of assets, goods or services, including any earn-out, holdback or similar payment amount owing with respect to the acquisition of any business, property, assets or services or accounts of any Person, or similar contingent obligations (other than accounts payables incurred in the ordinary course of business) valued at the maximum amount payable with respect thereto on the date of determination (provided that if the Tonnor Earn-Out has been finally determined prior to Closing and remains unpaid (if payable), this shall be valued at the amount to be actually paid (to the extent the amount is not accounted for in Cash or Working Capital at Closing) or agreed to be paid by the Company or its Affiliate), (c) all Liabilities of such Person created or arising under any factoring, conditional sale or other title retention Contract or policy with respect to property acquired by such Person (even though the rights and remedies of any lender under such Contract or policy in the event of default are limited to repossession or sale of such property), (d) all Liabilities of such Person in respect of banker’s acceptances, letters of credit, or surety arrangements (in each case, solely to the extent drawn), (e) all Liabilities (net of the fair market value of any related assets) with respect to the unfunded portion (as determined pursuant to the Accounting Methods) of the Acquired Plans set forth on Schedule 5.9(h) as they relate to the Business, (f) all Liabilities of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (g) all recourse and nonrecourse Liabilities and other similar Liabilities of such Person arising from any transactions related to the assignment of receivables for financing purposes, (h) all mark-to market value of the Liabilities with respect to any derivative, currency swap and hedging arrangements and similar financial instruments and Contracts, whether optional or committed, whether accrued or not, (i) all dividends or distributions of such Person which have been approved on or before the date of determination and are unpaid, (j) Indemnified Taxes which are unpaid as of the Closing, but only to the extent such amount reflects (1) a determination within the meaning of Section 1313 of the Code (or any similar provisions of Law), and (2) any accrued but unpaid income Taxes of the Company with respect to the Business, the Divested Companies and the Sold Assets and any income Taxes that should have been so accrued under GAAP as of the date hereof, using the same GAAP methodologies used by the Company in its SEC filing for the financial year ending December 31, 2018, net of any corresponding Tax asset for the prepayment of income Tax, as applicable, (k) the Environmental Capital Expenditure Amount, (l) all indebtedness or other Liabilities or obligations of any other Person of the types referred to in the preceding clauses secured by any Encumbrance on any assets of such Person, (m) guarantees of Liabilities or obligations of any other Person of any of the types described in the preceding clauses by such Person, (n) Intercompany Obligations which are payables in a Divested Company which are not settled prior to Closing (including the intercompany loans described in sub-paragraphs (iii), (iv) and (v) of the definition of Permitted Intercompany Obligations but excluding the intercompany loans described in sub-paragraphs (i) and (ii) of that definition), (o) redundancy provisions, early retirement provisions and long-term employment related Liabilities (excluding Liabilities related to the “Jubilaciones Parciales”) with respect to the employees subject to the internal corporate restructuring by the Company previously disclosed to the Buyer, and (p) in each case with respect to clauses (a) to (o) above, together with all accrued interest and accrued fees thereon as of the Closing Date and all premiums, prepayment penalties and breakage costs arising from the repayment, liquidation or termination of such Debt Obligations, whether or not such amount arises as of the Closing Date or thereafter pursuant to the terms thereof.

“Disclosure Schedules” means the Schedules delivered by the Company concurrently with the execution and delivery of this Agreement.

“Divested Companies” means the direct and indirect subsidiaries of the Company set forth on Schedule 1.1(e).

“Duty” means any stamp, transaction or registration duty or similar charge imposed by any Governmental Authority, including any interest, fine, penalty, charge or other amount imposed in respect thereof, excluding any Tax.

“Earn-Out Amount” has the meaning set forth in Exhibit K.

“Egypt Sites” means that certain real property located at 495/97 - Ataqa Industrial Zone, North of Suez, Al-Ein Al-Sokhna, Suez, Egypt and that certain real property located at 1st Industrial Zone Kom Oshim, Kom Oshim, Fayoum, Egypt.

“Employment Subrogation Documents” means the agreement between Buyer or any of its Affiliates and Ferro Mexicana S.A. de C.V. to transfer Business Employees to the Buyer and the notice of transfer to such Business Employees, in each case in substantially the forms attached hereto as Exhibit H.

“Encumbrance” means any security interest, pledge, mortgage, lien, transfer restriction, charge, option, easement, claim, right of first offer or refusal or other encumbrance of any kind or any agreement to create any of the foregoing.

“Environmental Capital Expenditure Amount” means, with respect to the Divested Companies, $3,250,000 in aggregate.

“Environmental Claim” means any written notice, claim, demand, action, suit, complaint or proceeding by any Person alleging any actual or potential liability or violation under any Environmental Law or in connection with any Response Action.

“Environmental Law” means any Law concerning pollution or protection of the environment, natural resources, fire safety and/or human health and safety with respect to Hazardous Material, including all those relating to the management, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, discharge, release, threatened release, control, remediation, or cleanup of any Hazardous Material.

“Equity Sellers” means the direct and indirect subsidiaries of the Company set forth on Schedule 1.1(f).

“Esfel Amount” means (i) $2,250,000, if the Share Transfer Consent is not obtained prior to the Closing or (ii) zero, if the Share Transfer Consent is obtained prior to the Closing.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Ferro Corporation Omnibus Incentive Plan” means the group of different incentive plans sponsored by Ferro Corporation and its subsidiaries and affiliated companies that grant the participants the following different types of awards: (a) stock options; (b) stock appreciation rights; (c) restricted awards; (d) performance awards; (e) other common stock based awards; (f) dividend equivalent rights.

“Fraud” means an intentional misrepresentation with the intent to deceive with respect to the representations and warranties contained in ARTICLE III (as modified by the Disclosure Schedules), ARTICLE IV or in any Ancillary Agreement.

“Fundamental Representations” means the representations and warranties contained in Section 3.1(a) and Section 3.1(c) (Organization), Section 3.2 (Authorization; Enforceability), Section 3.3 (Capital Stock of the Divested Companies), Section 4.1 Organization or Section 4.2 (Authorization; Enforceability).

“GAAP” means United States generally accepted accounting principles and practices.

“GILTI Inclusion” shall mean any amounts required to be included in gross income of any Divested Company pursuant to Section 951A of the Code if the taxable year of the Divested Company were deemed to end on the date after the Closing Date.

“Governmental Authority” means any international, federal, state, local municipal, foreign or other government, governmental, quasi-governmental, regulatory or administrative authority, agency or commission or any department, agency, commission, board, subdivision, bureau, agency, instrumentality, court, tribunal, judicial body or arbitrator (public or private) of the foregoing.

“Governmental Order” means any order, writ, injunction, decree, judgment, ruling, writ, assessment or arbitration award of a Governmental Authority.

“Hazardous Material” means any substance, material or waste that: (i) is listed, classified, characterized or otherwise regulated as “hazardous”, “radioactive”, “toxic” or as a “pollutant” or “contaminant” or any other term of similar import under any Environmental Law, including petroleum, petroleum derivatives, asbestos, zirconium silicates or asbestos containing material, and polychlorinated biphenyls; or (ii) if present in soil, surface water or groundwater could require cleanup or remediation pursuant to any Environmental Law.

“Indemnified Taxes” means any Loss in connection with or related to any (i) Taxes of the Business including any Divested Company or Sold Asset, in each case, for a Pre-Closing Tax Period including, for the avoidance of doubt, (A) Taxes of a Straddle Period allocated to a Pre-Closing Tax Period in accordance with Section 5.5(b), (B) any adjustments (including in a Post-Closing Tax Period) relating to the use of an improper method of accounting for a Pre-Closing Tax Period or pursuant to Sections 481 or 482 of the Code (or any similar provision of Law), and (C) Liabilities excluded pursuant to Section 2.4(b)(vi), (ii) Taxes with respect to a Contract, other than any Commercial Tax Agreement, which Taxes relate to an event or transaction occurring on or before the Closing Date, (iii) Taxes with respect to any of the transactions contemplated by the Separation Plan, (iv) items disclosed in Schedule 3.10(d) of the Disclosure Schedules and (v) Taxes imposed on the Business by reason of a Seller or Divested Company being or having been a member of a consolidated, combined, unitary, or similar group prior to the Closing pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of Law including pursuant to Section 4.3(b) of the Spanish Tax Group Exit Agreement).

“Intellectual Property” means any and all right, title and interest in or relating to intellectual property (registered or unregistered), whether protected, created or arising under the Laws of the United States or any other jurisdiction throughout the world or pursuant to any international convention, including all: (a) patents and patent applications, including all continuations, divisionals, continuations-in-part, provisionals and patents issuing on any of the foregoing, and all renewals, reexaminations, substitutions, extensions and reissues of any of the foregoing; (b) trademarks, trade names, brand names, service marks, service names, trade dress, trade names, logos, slogans, Internet domain names, corporate names and other source or business identifiers and their associated goodwill; (c) copyrights, copyrightable works and rights in works of authorship, compilations, data, database and design rights (including software, databases and related items); (d) inventions, processes, formulae, technology, discoveries, know‑how, trade secrets, specifications, designs, plans, manuals, drawings, research, rights of privacy and publicity and all other confidential or proprietary information (“Confidential Information and Trade Secrets”); (e) rights arising from or related to technology and (f) all other intellectual property rights, and all registrations, applications for registration, renewals, extensions and reversions of any of the foregoing.

“Intercompany Obligations” means (a) all intercompany notes, cash advances and payables between the Company or its Affiliates (other than the Divested Companies), on the one hand, and any of the Divested Companies, on the other hand, and (b) all intercompany notes, cash advances and payables between the members of the Remaining Ferro Group (other than the Asset Sellers), on the one hand, and the Asset

Sellers (with respect to the Business), on the other hand, including those set forth on Schedule 1.1(g).

“Knowledge of the Buyer” means the actual knowledge (following due inquiry with their direct reports) of the individuals listed on Schedule 1.1(h).

“Knowledge of the Company” means the actual knowledge (following due inquiry with their direct reports) of the individuals listed on Schedule 1.1(i).

“Law” means any statute, law, common law, treaty, judgment, ordinance, code, decree, directive, regulation, rule, Governmental Order or other requirement or rule of law of any Governmental Authority.

“Lease Agreement” means the lease agreement, dated as of the Closing Date, to be entered into by the Company (or its designee(s)) and the Buyer (or its designee(s)), substantially in the form of Exhibit B.

“Liabilities” means any debt, loss, damage, claim, liability, commitment or obligation (whether direct or indirect, fixed, absolute or contingent, accrued or unaccrued, matured or unmatured, known or unknown, asserted or unasserted, vested or unvested, liquidated or unliquidated, or due or to become due), whenever or however arising (whether by law, contract, tort, negligence, strict liability or otherwise), and regardless of whether such item would be required by GAAP to be reflected in financial statements or disclosed in the notes thereto, including all costs and expenses relating thereto.

“Material Ancillary Agreements” means the Transition Services Agreement, the Local Purchase Agreements, the Supply Agreements and the Lease Agreement.

“Mexico City Site” means that certain real property located at Oriente 171 Num. 450, Col. Prol. Aragon-Inguaran, Del. Gustavo A. Madero, C.P. 07490, Mexico, D.F.

“Minority Joint Ventures” means Suez for Mining S.A.E. (Egypt) and ESFEL S.A. (Ecuador).

“Non-Tile Business” means the business and operations carried on by the Company and its Affiliates other than the Business.

“Non-Tile Employees” (a) all employees of the Divested Companies listed in part B of Schedule 3.11(f), and (b) any employee who is not listed in part B of Schedule 3.11(f) and who becomes an employee of a Divested Company after the date of this Agreement but who is not an employee in the Business.  Notwithstanding the foregoing, Non-Tile Employees shall, to the extent provided in the Almazora Separation Plan, (i) exclude any employees of the Non-Tile Business working at the Glaze Plant and (ii) include any employees of the Business working at the Color Plant.

“Other Soil and Water Contamination” means the presence of Hazardous Materials in soil, surface water or groundwater at, under, or migrating from the Argentina Sites, the Mexico City Site, the Egypt Sites or the Thailand Site at Closing above standards under Environmental Laws in effect as of Closing applicable to uses of the Argentina Sites, the Mexico City Site, the Egypt Sites or the Thailand Site, as applicable, occurring as of Closing.

“Permits” means any permits, concessions, licenses, certificates, approvals, registrations, consents, waivers, franchises, filings and authorizations of any Governmental Authority.

“Permitted Encumbrances” means (a) Encumbrances for Taxes, assessments and other charges of Governmental Authorities not yet due and payable or the amount or validity of which is being contested in good faith through appropriate Proceedings and, in each case, for which sufficient reserves are maintained in accordance with GAAP and taken into account on the Pre-Closing Statement, (b) Encumbrances in respect of property or assets imposed by Law that were incurred in the ordinary course of business, such as carriers’, warehousemen’s, materialmen’s, and mechanics’ and landlord’s liens and other similar liens, (c) pledges or deposits made in the ordinary course of business to secure obligations under applicable employment insurance, statutory pension plans, workers’ compensation Laws or similar legislation, (d) any easements, restrictions, covenants or similar matters relating to real property, in each case, disclosed on existing title policies which have been made available to the Buyer, (e) restrictions on the transfer of securities arising under the Laws of the United States and its political subdivisions, (f) purchase money liens, (g) any monetary encumbrances that will be paid in full and/or released in full on the Closing Date; and (h) any Encumbrances set forth on Schedule 1.1(j);  provided,  however, that none of the foregoing described in clauses (b) and (d) above do or will, individually or in the aggregate, materially impair the value or continued use, occupancy and/or operation of the property or assets to which they relate to the operation of the Business as presently conducted.

“Permitted Intercompany Obligations” means the following (unless settled by the Company or its Affiliates with the prior consent of the Buyer prior to the Closing):  (i) the intercompany loan in the aggregate principal amount of $9,000,000 between PT Ferro Mas Dinamika, as lender, and PT Ferro Materials Utama, as borrower; (ii) the intercompany loan in the aggregate principal amount of $12,500,000 between Endeka Holdco Spain S.L.U., as lender, and Ferro Spain S.A.U., as borrower; (iii) the intercompany loan in the aggregate principal amount of $21,000,000 between Ferro Finco Ireland Limited, as lender, and Ferro Egypt for Frits and Glazes S.A.E., as borrower; (iv) the intercompany loan in the aggregate principal amount of $2,200,000 between Ferro Finco Ireland Limited, as lender, and Oximet S.r.l., as borrower; and (v) the intercompany loan in the aggregate principal amount of $26,000,000 between Ferro Finco Ireland Limited, as lender, and Ferro Spain S.A.U., as borrower.

“Person” means any individual, partnership, firm, corporation, association, trust, unincorporated organization, joint venture, limited liability company, Governmental Authority or other entity.

“Post‑Closing Tax Period” means a taxable period that begins after the Closing Date and the portion of a Straddle Period that begins immediately after the Closing Date.

“Pre‑Closing Tax Period” means a taxable period that ends on or prior to the Closing Date and the portion of a Straddle Period that ends on and includes the Closing Date.

“Proceeding” means any actions, suits, proceedings, litigations, arbitrations, mediations, audits, investigations, written requests or claims (public or private) by or before any Governmental Authority.

“Regulations” means (a) the Acquired Rights Directives 2001/23/EC and all national legislation enacted to give effect to the Acquired Rights Directives 2001/23/EC in each member state of the European Economic Area in which one or more Business Employees are based or carry out their work from time to time, and (b) all other national legislation or common law in any applicable country which effects the automatic transfer of employees on the sale or transfer or continuation of a business.

“Reimbursement Payments” means amounts payable by the Buyer to the Company or its Affiliates pursuant to Section 5.29(c).

“Representatives” means, with respect to any Person, any directors, managers, officers, agents, employees, general partners, members, equityholders, legal counsel, consultants, accountants, advisors (including financial advisors) or other representatives, including insurers, rating agencies, bankers, lenders and current or potential sources of equity or debt financing.

“Response Action” means any environmental investigation, assessment, monitoring, cleanup, containment, restoration, removal, remediation or other corrective or response action or engineering control operation and maintenance involving the Business Owned Real Property or Business Leased Real Property.

“Retention Amount” means an amount equal to one-half of the retention in place from time to time under the R&W Insurance Policy, which for the avoidance of doubt is equal to $2,300,000 as of the date hereof.

“R&W Insurance Costs” means the all‑in costs of the R&W Insurance Policy including the premium, surplus lines Taxes and fees, and any related broker compensation and underwriting fee.

“R&W Insurance Policy” means, in the event that a buyer-side representation and warranty insurance policy is issued to the Buyer with respect to this Agreement as issued by the R&W Insurer in the form of Exhibit C.

“R&W Insurer” means AIG Europe S.A., The AIG Building. 58 Fenchurch Street, London, EC3M 4AB, United Kingdom.

“Release” has the meaning provided in 42 U.S.C. Section 9601(22).

“Remaining Ferro Group” means the Company and its controlled Affiliates and its and their respective direct and indirect subsidiaries, including for the avoidance of doubt the Sellers, other than the Divested Companies.

“Retained Names” means names containing the word “Ferro”.

“Reverse Supply Agreement (Almazora)” means the supply agreement, dated as of the Closing Date, to be entered into between Ferro Spain, S.A.U. and the Company (or its designee(s)), substantially in the form attached as Exhibit D-5.

“Reverse Supply Agreement (Argentina)” means the supply agreement, dated as of the Closing Date, to be entered into between Ferro Argentina S.A. and the Company (or its designee(s)), substantially in the form attached as Exhibit D-6.

“Reverse Supply Agreement (Thailand – Frits and Glaze)” means the supply agreement for frits and glazes, dated as of the Closing Date, to be entered into between Ferro (Thailand) Co. Ltd. and the Company (or its designee(s)), substantially in the form attached as Exhibit D-7.

“Reverse Supply Agreement (Thailand – Glass and Dinnerware)” means the supply agreement for glass and dinnerware, dated as of the Closing Date, to be entered into between Ferro (Thailand) Co. Ltd. and the Company (or its designee(s)), substantially in the form attached as Exhibit D-8.

 “Reverse Supply Agreements” means, collectively, the Reverse Supply Agreement (Almazora), the Reverse Supply Agreement (Argentina), the Reverse Supply Agreement (Thailand – Frits and Glaze) and the Reverse Supply Agreement (Thailand – Glass and Dinnerware).

“Reverse Toll Manufacturing Agreement” means the reverse toll manufacturing agreement, dated as of the Closing Date, to be entered into by the Company (or its designee(s)) and the Buyer (or its designee(s)), substantially in the form of Exhibit E-3.

“Reverse Transition Services Agreement” means the reverse transition services agreement, dated as of the Closing Date, to be entered into by the Buyer (or its designee(s)) and the Company (or its designee(s)), in the form of Exhibit F-2.

“Sanctioned Country” means a country or territory which is the target of comprehensive Sanctions.

“Sanctioned Person” means any Person (a) designated on any list maintained pursuant to Sanctions, (b) majority-owned by a Person or Persons designated on any such list, or (c) organized or resident in a Sanctioned Country.

“Sanctions” means any economic sanctions, trade restrictions or Laws regulating or restricting the import, export or re-export of goods, services, software or technology administered or enforced by the U.S. government (including the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or the Bureau of Industry and Security of the U.S. Department of Commerce), the United Nations Security Council, the European Union, or Her Majesty’s Treasury.

“Seller Material Adverse Effect” means a material adverse effect on the ability of the Sellers to timely consummate the transactions contemplated by this Agreement.

“Sellers” means the Asset Sellers and Equity Sellers.

“Separation Delay Amount” means an amount, determined as of the Closing, equal to the aggregate of one-half of the Ticking Fee actually incurred by the Buyer or its Affiliates during the period commencing on the first day following the seven-month anniversary of the Date of this Agreement and ending on (but excluding) the Closing Date but only if and only for so long as (i) Part H of the Separation Plan is not satisfied in accordance with the terms of the Separation Plan by such commencement date and (ii) all other conditions for Closing under ARTICLE VII shall have been satisfied (other than conditions, that by their nature, are to be satisfied at Closing and which are, at the time of determination, capable of being satisfied if the Closing were to occur at such time) and continue to be satisfied.

“Separation Plan” means the Separation Plan for the Business and the Non-Tile Business, attached as Exhibit A.

“Shared Company Policies” means (x) any occurrence-based Business Insurance Policies held in the name of the Company or any of its Affiliates (other than any Divested Company) that are in effect at or prior to the Closing and (y) any tail insurance policies for any Business Insurance Policies which will remain in full force and effect until the Closing.

“Shared Contract” means any Contract to which the Company or its Affiliates (including Sellers and any Divested Companies) are party, which are not primarily related to, used or held for use in the Business, but otherwise relate in part to the Business (and which is not otherwise a Sold Asset), in any case, other than Contracts set forth on Schedule 5.21 or as otherwise agreed under any Ancillary Agreement.

“Shared Contractual Liabilities” means any Liabilities in respect of Shared Contracts.

“Shared Intellectual Property” means any Intellectual Property, other than Acquired Intellectual Property, the Retained Names and/or the IT system licensed or owned by the members of the Remaining Ferro Group, which is used (but not primarily) by the Business immediately prior to the Closing Date.

“Shares” means the issued and outstanding shares or other equity interests of the Divested Companies and the Minority Joint Ventures owned directly or indirectly by the Company.

“Share Transfer Consent” means the consent set forth on Schedule 1.1(k).

“Spanish Tax Group Exit Agreement” means the agreement among Ferro Spain Management Company, S.L.U. Zircosil Holding, S.L.U. Gardenia Química, S.A.U. Pinturas Benicarló, S.L.U. and Ferro Spain, S.A.U., Zircosil (Spain), S.L.U. Endeka Holdco Spain, S.L.U, Endeka Ceramics, S.A.U., Quimicer, S.A.U. in the form of Exhibit J.

“Split Fees” means (a) all Transfer Taxes, and (b) all R&W Insurance Costs.

“Subpart F Income” means any amounts required to be included in gross income of a Divested Company or pursuant to Section 951 of the Code if the taxable year of the Divested Company were deemed to end on the date immediately following the Closing Date.

“subsidiaries” means, with respect to any Person, any other Person a majority ownership interests in the voting equity of which is owned or controlled, directly or indirectly, by such first Person or by one or more subsidiaries of such first Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons is allocated a majority of partnership, association or other business entity gains or losses or otherwise control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity.

“Supply Agreement (Almazora)” means the supply agreement, dated as of the Closing Date, to be entered into between Ferro Spain S.A.U. and the Company (or its designee(s)), substantially in the form attached as Exhibit D-1.

“Supply Agreement (China – FAS Inks)” means the supply agreement for FAS inks, dated as of the Closing Date, to be entered into between Ferro (Suzhou) Performance Materials Co., Ltd. and the Buyer (or its designee(s)), substantially in the form attached as Exhibit D-2.

“Supply Agreement (China – Pigments)” means the supply agreement for pigments, dated as of the Closing Date, to be entered into between Ferro (Suzhou) Performance Materials Co., Ltd. and the Buyer (or its designee(s)), substantially in the form attached as Exhibit D-3.

“Supply Agreement (Gardenia)” means the supply agreement, dated as of the Closing Date, to be entered into between Gardenia-Químíca S.A. and the Buyer (or its designee(s)), substantially in the form attached as Exhibit D-4.

“Supply Agreements” means, collectively, the Supply Agreement (Almazora), the Supply Agreement (China – FAS Inks), the Supply Agreement (China – Pigments) and the Supply Agreement (Gardenia).

“Target Working Capital” means $235,500,000.

“Tax” or “Taxes” means (a) any taxes of any kind, including those on or measured by or referred to as income, gross receipts, capital, sales, use, ad valorem, franchise, profits, license, goods and services, withholding, payroll, employment, excise, severance, stamp, registration, occupation, premium, transfer (including securities and real property), real property transfer gains, value added, property or windfall profits taxes, escheat and unclaimed property obligations, customs, Duties or similar fees, similar assessments or other governmental charges (whether payable directly or by withholding), (b) any estimated taxes, deficiency assessments, penalties and interest together with any additions to tax or additional amounts imposed by any Governmental Authority, in each case, relating to any items in clause (a) or this clause (b), and (c) any Liability in respect of any items described in clauses (a) or (b) payable by reason of Contract, assumption, successor or transferee Liability, operation of Law or Treasury Regulation Section 1.1502-6 (or any similar provision of Law).

“Tax Return” means any return, form, report, declaration or statement filed or required to be filed with any Taxing Authority, including any schedule or attachment thereto and including any amendment thereof.

“Taxing Authority” means, with respect to any Tax, any Governmental Authority (including any subdivision or agency (thereof or of any jurisdiction)) charged or affiliated with the imposition, collection or administration of any Tax.

“Thailand Site” means that certain real property located at 46/4 Moo 13 Rim-Klong Rapeepat Road, Tambol Kuchasit, Nongkhae, Saraburi 18250 Thailand.

“Ticking Fee” means the actual amount payable by the Buyer or its Affiliates to the Lenders under the Debt Financing as a ticking fee if and when it becomes operative, as evidenced by supporting documentation reasonably satisfactory to the Company; provided,  however, that for purposes of this Agreement, the Ticking Fee shall not exceed $60,000 per day.

“Tile Employees” means (a) all employees of the Business listed in part A of Schedule 3.11(f), and (b) any employee who is not listed in part A of Schedule 3.11(f) and who becomes an employee of the Company or its Affiliates after the date of this Agreement and is an employee in the Business.  Notwithstanding the foregoing, Tile Employees shall, to the extent provided in the Almazora Separation Plan, (i) exclude any employees of the Business working at the Color Plant and (ii) include any employees of the Non-Tile Business working at the Glaze Plant.

“Toll Manufacturing Agreement (Almazora)” means the toll manufacturing agreement, dated as of the Closing Date, to be entered into by the Company (or its designee(s)) and Ferro Spain S.A.U., substantially in the form of Exhibits E-1.

“Toll Manufacturing Agreement (Portugal)” means the toll manufacturing agreements, dated as of the Closing Date, to be entered into by  Ferro - Indústrias Químicas (Portugal) Lda. and the Buyer (or its designee(s)), substantially in the form of Exhibits E-2.

“Toll Manufacturing Agreements” means, collectively, the Toll Manufacturing Agreement (Almazora) and the Toll Manufacturing Agreement (Portugal).

“Tonnor Earn-Out” means the deferred purchase price mechanism under Section 3.4 of the sale and purchase agreement pursuant to which Ferro Spain S.A.U. acquired the shares in Quimicer, S.A. on October 1, 2018.

“Transaction Expenses” means, without duplication and unless such amount has been fully taken into account in the Pre-Closing Statement as a Debt Obligation, to the extent not paid as of immediately prior to the Closing, all fees, costs and expenses incurred or otherwise payable (whether or not billed, invoiced or actually accrued at the Closing) by any Divested Company or which would otherwise constitute an Assumed Liability in connection with the preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby or any other process to sell or otherwise engage in any extraordinary transaction related to the Business, whether in whole or in part, including (a) any brokerage, finders’ or other advisory fees, costs, expenses, commissions or similar payments, including with respect to Lazard Freres & Co. LLC or any Affiliate thereof,  (b) legal, accounting, investment banking services and other professional services in connection with the transactions contemplated hereby, (c) any fees, costs, expenses of, or payments (including Taxes) related to (i) severance, or similar obligations that become payable as a result of the voluntary resignation or termination for cause of any Business Employee, consultant, or other service provider of any Divested Company or who is party to any Contract which is a Sold Asset prior to the Closing, (ii) any stay bonuses, sale bonuses, retention payments, change-of-control payments or other compensatory or similar payments made to any current or former employee, officer, consultant, director or other service provider, (iii) the termination of any stock option plan or other equity incentive arrangements of any Business Employee (including, for the avoidance of doubt, the Ferro Corporation Omnibus Incentive Plan), in each case with respect to clauses (i), (ii) and (iii), arising as a result of the execution of this Agreement, the Ancillary Agreements or the consummation of the transactions contemplated hereby and thereby (including the employer portion of any employment, payroll or social security Taxes with respect to any such amounts),  (d) any fees, expenses or other amounts payable as management, services or similar fees pursuant to any advisory, management or similar Contract (including any transaction or termination fees or other amounts payable upon the termination of such Contract); (e) any costs related to seeking and obtaining third-party consents required hereunder in respect of any Contract or Sold Asset; (f) any fees, costs and expenses incurred in connection with the performance of the transactions and activities contemplated by the Separation Plan (which are not expressly stated therein to be a cost of the Buyer (or its designee)), (g) any unpaid costs and expenses, if any, contemplated by Section 5.21 and Section 5.24 and (h) 50% of the aggregate of the Split

Fees (provided,  however, that if the Split Fees are $4,000,000 or more, the amount of Transaction Expenses pursuant to this limb (h) shall be subject to a cap of $2,000,000).

“Transfer Taxes” means any transfer, documentary, sales, use, registration and other such Taxes including all applicable real estate transfer Taxes, business Tax, stamp duty and registration charges, and all conveyance fees, recording charges and other similar fees and charges that may be imposed by any Governmental Authority in connection with the sale and transfer of the Business by the Sellers to the Buyer or its designee(s) and any other related fees (including any penalties, interest and additions to Tax) incurred in connection with this Agreement and the transactions contemplated hereby.

“Transferred Names” means the registered trademarks listed on Schedule 3.13 and “OXIMET”, “VETRIGLASS”, “KRYSTAL”, “KORIUM”, “ECOLGUM”, “QUIMIGEL”, “QUIMIDROP”, “COLAMID”, “SUSPENCER”, “PLASTICER”, “SMALTOLUBE”, “ADT”, “NONFIX”, “PROPIGEL”, “KERAFLU”, “FLUIDIFICANTE”, “TMS”, “CN”, “RISERVANTE”, “METALSHINE”, “IRISHINE”, “RESIGEL”, “VRF”, “LPG”, “DIGIFIX”, “VTD”, “VISOL”, “DG INKS”, “HPLUS”, “THERMOECO”, “ISOLATE”, “SPC” and “SMALTI PER CERAMICHE”.

“Transition Amount” means if the services provided under the Supply Agreements, the Reverse Supply Agreements, the Toll Manufacturing Agreements and the Reverse Toll Manufacturing Agreement are provided at: (i) cost as defined in the applicable Toll Manufacturing Agreement, Reverse Toll Manufacturing Agreement, Supply Agreement or Reverse Supply Agreement (with no margin applied), zero; or (ii) cost as defined in the applicable Toll Manufacturing Agreement, Reverse Toll Manufacturing Agreement, Supply Agreement or Reverse Supply Agreement plus a margin, an amount equal to such margin (on a dollar for dollar basis) that the Buyer (or its designee) or the Company (or its Affiliate), as applicable, is required to pay for the applicable period.  For the avoidance of doubt, the Transition Amount does not apply to year four of Exhibit D-2 (China –FAS Inks), Exhibit D-3 (China-Pigments), Exhibit D-4 (Gardenia) and Exhibit E-2 (Portugal).

“Transition Services Agreement” means the transition services agreement, dated as of the Closing Date, to be entered into by the Company (or its designee(s)) and the Buyer (or its designee(s)), in the form of Exhibit F-1.

“Trapped Cash” means all Cash of the Divested Companies on hand at the Closing: (a) which is not capable of being lawfully spent, distributed as a dividend or released by any Divested Company from the jurisdiction in which it is situated within a period of 90 days without deduction, withholding or additional cost (other than general foreign exchange controls applicable in jurisdictions in which the relevant Divested Company operates and the de minimis administrative costs of transfer from a bank account incurred in the ordinary course of business); or (b) which is not available for immediate use because it is securing obligations or liabilities of any person, including pursuant to any Debt Obligations or any Contract to which a Divested Company is bound; or (c) which after deducting Trapped Cash as defined in (a) and (b) above and after deducting any Replacement Amount held by the relevant Divested Company is in excess of the Minimum Cash Amount for that Divested Company as set forth in Schedule 2.15 opposite that Divested Company’s name.

“Treasury Regulations” means the Treasury Regulations promulgated under the Code.

“Triggering Divestiture” means the sale, divestiture or other disposition of any subsidiaries, operations, divisions, businesses, product lines, customers or assets of the Company, the Buyer or any of their respective subsidiaries or in the case of the Buyer, Affiliates and/or any behavioral commitments, obligations or remedies (including price commitments, contract manufacturing, licensing, long-term supply, offtake or similar contractual arrangements), if any, affecting, in the aggregate, in excess of $52,500,000 of net sales, measured, (a) with respect to the Company and its subsidiaries, by reference to the net sales associated with any such subsidiary, operation, division, business, product line, customer or asset for the fiscal year ended December 31, 2019, and (b) with respect to the Buyer and its subsidiaries and Affiliates, if any, by reference to the net sales associated with any such subsidiary, Affiliate, operation, division, business, product line, customer or asset for the fiscal year ended December 31, 2019; provided,  however, that for purposes of this Agreement, to the extent any behavioral commitments, obligations or remedies (including price commitments, contract manufacturing, licensing, long-term supply, offtake or similar contractual arrangements) do not negatively impact the gross margin of the Business or the business of the Buyer or its controlled Affiliates, as applicable, such behavioral commitments shall not be taken into account for the purposes of determining whether or not the threshold for a Triggering Divestiture has been met.

“Unspent Capital Expenditure Amount” means, with respect to the Business, as of the applicable measurement time, without duplication, the amount of the unspent capital expenditure budget set forth on Schedule 1.1(m) for the period commencing January 1, 2020 up to the measurement time; provided, that such Unspent Capital Expenditure Amount shall not be negative and shall never be less than zero.

“Willful Breach” means a material breach that is a consequence of an act or omission knowingly and intentionally undertaken or omitted by the breaching Party with the knowledge and intent at the time of such act or omission that the act or omission would cause a breach of this Agreement.

“Working Capital” means, the current assets of the Divested Companies and the Sold Assets for the line items listed on Exhibit G minus the current liabilities of the Divested Companies and the Assumed Liabilities for the line items listed on Exhibit G, in each case computed consistently in accordance with the Accounting Methods and derived from the Post-Closing Statement.

Other Defined Terms

.  The following terms will have the meanings defined for such terms in the Sections set forth below:

Term	Section
Acquired Plan	5.9(h)
Acquisition Transaction	5.17
Additional Government Approval	5.3(a)
Additional Pre-Closing Action	5.23
Agreement	Preamble
Almazora Environmental Indemnity	9.1(d)
Alternative Financing	5.30(a)
Assumed Liabilities	2.4(a)
Balance Sheet Date	3.4(a)
Body Stains Business	5.12(a)(i)(C)
Business Insurance Policies	3.16
Business Leased Real Property	3.18(a)
Business Owned Real Property	3.18(b)
Business Permits	3.7(a)
Buyer	Preamble
Buyer Indemnified Persons	9.1
Buyer Information	5.16(c)
Buyer Released Parties	5.31(a)
Buyer Releasing Parties	5.31(b)
Buyer Termination Fee	8.3(a)
Buyer’s Welfare Plans	5.9(e)
Cap	9.1(e)
Claim Notice	9.6
Clean Data Room	1.3(f)
Closing	2.9
Closing Balance Sheet	2.6(b)
Closing Date	2.9
Closing Purchase Price	2.5
Combined Balance Sheet	3.4(a)
Combined Financial Statements	3.4(a)
Commitment Letters	4.6(a)
Company	Preamble
Company Information	5.16(b)
Competing Activity	5.12(a)(i)
Confidential Information and Trade Secrets	1.1 (Definition of “Intellectual Property”)
Copied Records	2.3(g)
CPA Firm	2.6(c)
DB Acquired Plan	5.9(h)(ii)
DB Acquired Plan Assets	5.9(h)(ii)
DC Acquired Plan	5.9(h)(i)
DC Acquired Plan Assets	5.9(h)(i)
Debt Commitment Letter	4.6(a)
Debt Financing	4.6(a)

Deductible	9.1(e)
Divested Company Guarantees and Support Obligations	5.24(b)
D&O Indemnitees	5.25
Effect	1.1(Definition of “Business Material Adverse Effect”)
End Date	8.1(b)
Equity Commitment Letter	4.6(a)
Equity Financing	4.6(a)
Estimated Cash	2.6(a)
Estimated Indebtedness	2.6(a)
Estimated Transaction Expenses	2.6(a)
Estimated Unspent Capital Expenditure Amount	2.6(a)
Estimated Working Capital	2.6(a)
Excluded Assets	2.3
Excluded Employees	5.9(k)
Excluded Leased Real Property	2.3(c)(ii)
Excluded Liabilities	2.4(b)
Excluded Owned Real Property	2.3(c)(i)
Final Cash	2.6(b)
Final Indebtedness	2.6(b)
Final Statement	2.6(c)
Final Transaction Expenses	2.6(b)
Final Unspent Capital Expenditure Amount	2.6(b)
Final Working Capital	2.6(b)
Financing Cooperation Indemnity	5.29(c)
Financing Cooperation Obligations	5.29(c)
Financings	4.6(a)
General Enforceability Exceptions	3.2
Indemnified Party	9.6
Indemnifying Party	9.6
Initial Value	2.5
Investor	4.6(a)
Lenders	4.6(a)
Local Asset Purchase Agreements	1.1(Definition of “Ancillary Agreements”)
Local Purchase Agreements	1.1(Definition of “Ancillary Agreements”)

Local Securities Purchase Agreements	1.1 (Definition of “Ancillary Agreements”)
Losses	9.1
Material Contracts	3.14(a)
Material Customer	3.19(a)
Material Supplier	3.19(b)
Mexico DB Acquired Plans	5.9(h)(ii)
Mexico DB Assets	5.9(h)(ii)
Mexico Transferred Liabilities	5.9(h)(ii)
Minimum Cash Amount	2.15(a)
Other Acquired Plans	5.9(h)(iv)
Other Environmental Indemnity	9.1(e)
Party or Parties	Preamble
Post‑Closing Statement	2.6(b)
Post‑Closing Statement Objection	2.6(c)
Pre‑Closing Statement	2.6(a)
Purchase Price	2.5
Records	2.1(b)(x)
Remedial Action	5.3(b)
Replacement Amounts	2.11
Scheduled Employees	5.36
Seller Benefit Plans	3.11(a)
Seller Guarantees and Support Obligations	5.24(a)
Seller Guarantors	5.24(a)
Seller Indemnified Persons	9.2
Seller Released Parties	5.31(b)
Seller Releasing Parties	5.31(a)
Sellers’ Welfare Plans	5.9(e)
Separation Committee	5.32
Shared Leased Real Property	3.18(a)
Shared Owned Real Property	3.18(b)
Sold Assets	2.1(a)
Statutory Accounts	3.4(c)
Straddle Period	5.5(b)
Tax Claim	5.6
Tax Representations	5.5
Third Party Claim	9.6
Total Consideration	2.5
Transfer Date	5.9(h)(ii)
Transferred Employees	5.9(a)
Transition	5.21(a)

Trial Balance Sheet	Schedule 1.1(a) Accounting Methods
Trigger Date	2.6(d)
Union Employee	5.10(a)

1.1 Certain Interpretive Matters.

(a) The words “hereof”, “herein”, “hereby”, “hereinafter” and “hereunder” and words of similar import when used in this Agreement, the Ancillary Agreements or the Exhibits or Schedules hereto, refer to this Agreement, the Ancillary Agreement or the Exhibit or Schedule in which any such word is used and not to any particular provision of this Agreement, the Ancillary Agreements or the Exhibits or Schedules in which any such word is used.

(b) In this Agreement, the Ancillary Agreements and the Exhibits and Schedules hereto, (i) the meaning of defined terms will be equally applicable to the singular and plural forms of the defined terms, (ii) any pronoun or pronouns will be deemed to include both the singular and the plural, (iii) the term “or” is disjunctive but, depending on the context, not necessarily exclusive, (iv) the words “include”, “includes” or “including” will be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import, (v) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase will not simply mean “if”, (vi) the words “ordinary course” or “ordinary course of business” will deemed to be followed by the words “consistent with past practice”, whether or not they are in fact followed by those words or words of like import, (vii) references to agreements and other documents will be deemed to include all subsequent amendments and other modifications thereto, (viii) any reference to any Law will be deemed also to refer to all rules and regulations promulgated under such Law, unless the context expressly requires otherwise, (ix) references to dollars or “$” means U.S. dollars and (x) any reference to gender will include all genders.

(c) The provision of a Table of Contents and the division of this Agreement, the Ancillary Agreements, the Exhibits and Schedules hereto into Articles, Sections and other subdivisions and the insertion of headings herein and therein are for convenience of reference only and will not affect or be utilized in construing or interpreting this Agreement, the Ancillary Agreements or the Exhibits and Schedules hereto, as the case may be. All references in this Agreement to any “ARTICLE”, “Section”, “clause”, “Schedule” and “Exhibit” are to the corresponding ARTICLE, Section, clause, Schedule and Exhibit of this Agreement unless otherwise specified. All references to any “Section” in any Ancillary Agreement, Exhibit or Schedule hereto are to the corresponding Section of such Ancillary Agreement, Exhibit or Schedule in which such reference appears, unless otherwise specified.

(d) The Parties have participated jointly in the negotiation and drafting of this Agreement, the Ancillary Agreements and the Exhibits and Schedules hereto. In the event an ambiguity or question of intent or interpretation arises, this Agreement, the Ancillary Agreements and the Exhibits and Schedules hereto must be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement, the Ancillary Agreements or the Exhibits or Schedules hereto.

(e) When calculating the period of time before which, within which or following which, any act is to be done or step taken pursuant to this Agreement, the Ancillary Agreements or any Exhibit or Schedule hereto, the date that is the reference date in calculating such period will be excluded. If the last day of such period is a non‑Business Day, the period in question will end on the next succeeding Business Day.

(f) The Exhibits and Disclosure Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement. All Exhibits and Disclosure Schedules annexed hereto or referred to herein are hereby incorporated into and made a part of this Agreement as if set forth in full herein. Any matter or item disclosed on one Disclosure Schedule will be deemed to have been disclosed and incorporated by reference in each other Disclosure Schedule, but only to the extent that the relevance of such matter or item to such other Disclosure Schedule is reasonably apparent on its face. No disclosure on a Disclosure Schedule relating to a possible breach or violation of any Contract, Law or Governmental Order will be construed as an admission or indication that such breach or violation exists or has actually occurred. Information, matters and items disclosed or reflected in the Disclosure Schedules are not necessarily limited to information, matters and items that are required by this Agreement to be disclosed in the Disclosure Schedules. The disclosure of any information, matter or item in any Disclosure Schedule will not be deemed to constitute an acknowledgement that any such information, matter or item (or any non‑disclosed information, matter or item of comparable or greater significance) is required to be disclosed or is otherwise material. Any capitalized terms used in any Disclosure Schedule or Exhibit but not otherwise defined therein will be defined as set forth in this Agreement.

(g) The Parties agree that except as expressly set forth therein or as required by applicable Law, none of the Local Purchase Agreements will expand or limit the rights and obligations of the Company, on the one hand, and the Buyer, on the other hand, beyond those provided in this Agreement.

(h) Any document or item will be deemed “delivered”, “provided”, “disclosed” or “made available” (or any other words of similar import) by the Company or its Affiliates, as applicable, within the meaning of this Agreement if such document or item is included in the Project Emerald clean electronic data room (the “Clean Data Room”) or the Project Emerald non-clean data room (the “NC Data Room”) maintained by Merrill on behalf of the Company made available to the Buyer from June 6, 2019 to December 11, 2019 (inclusive) and recorded on DVD or USB, four copies of will be provided by the Company to the Buyer prior to the date of this Agreement.

Article II PURCHASE AND SALE
Purchase and Sale of the Sold Assets

.

(a) On the Closing Date and subject to the terms and conditions set forth in this Agreement and the Local Purchase Agreements, the Company will cause the Asset Sellers (and the other members of the Remaining Ferro Group in accordance Section 5.22) to, sell, assign, transfer, convey and deliver to the Buyer (or its designee(s)), and the Buyer (or its designee(s)) will purchase and acquire from the Asset Sellers (and the other members of the Remaining Ferro Group in accordance Section 5.22), all of the Remaining Ferro Group’s right, title and interest of the assets that primarily relate to or are used or held for use in the Business as they exist on the Closing Date, (including any Contract primarily relating to, primarily used or primarily held for use in the operation or conduct of the Business), but excluding (i) the Excluded Assets and (ii) any such assets of any Divested Company being transferred to the Buyer (or its designee(s)) pursuant to Section 2.2 (the “Sold Assets”). Subject to the terms and conditions of this Agreement, the Sold Assets will be transferred, assigned or otherwise conveyed to the Buyer (or its designee(s)) free and clear of all Encumbrances other than Permitted Encumbrances and Encumbrances that may be created by or on behalf of the Buyer (or its designee(s)) at or following the Closing.

(b) For the avoidance of doubt, the term “Sold Assets” shall be deemed to include those certain assets set forth below (but, for the avoidance of doubt, excluding (i) the Excluded Assets and (ii) any such assets of any Divested Company being transferred to the Buyer (or its designee(s)) pursuant to Section 2.2):

(i) all tangible personal property and interests therein owned or used or held for use primarily in the operation or conduct of the Business;
(ii) all Acquired Intellectual Property, including the Intellectual Property set forth on Schedule 2.1(b)(ii).
(iii) all inventory owned or used or held for use primarily in the operation or conduct of the Business;

(iv) all accounts receivable to the extent arising primarily out of the operation or conduct of the Business or the ownership or use of the Sold Assets, whether arising prior to or on the Closing Date;

(v) all credits, prepaid expenses, advance payments, security deposits, escrows, deferred charges and prepaid items of each of the members of the Remaining Ferro Group that are primarily owned or primarily used, primarily held for use or that arises primarily out of the operation or conduct of the Business or the ownership or use of the Sold Assets;

(vi) subject to Section 5.14 and Section 5.21 with respect to any Shared Contracts, all Contracts (x) the subject of which is a Sold Asset or (y) that are primarily 25 used or primarily held for use in, or that relate primarily to, the operation or conduct of the Business, including any Material Contract;

(vii) the Cash and other assets of the Seller Benefit Plans to the extent that (x) the Liabilities of such Seller Benefit Plans are Assumed Liabilities, and (y) the amount of such Cash or other assets transfer to the Buyer (or its designee(s)) by operation of statutory or regulatory benefit plan transfer rules or are expressly required to be transferred to or otherwise held by the Buyer (or its designee(s)) pursuant to this Agreement, applicable Law or any applicable collective bargaining agreement;

(viii) subject to Section 5.14(a), all Business Permits excluding any such Business Permit of any Divested Company being transferred to the Buyer (or its designee(s)) pursuant to Section 2.2);

(ix) all rights, claims, causes of action and credits, including all guarantees, warranties, indemnities, refunds, set-offs and similar rights, in favor of any member of the Remaining Ferro Group to the extent primarily relating to any other Sold Asset, the Buyer’s portion of Shared Contracts or to any Assumed Liability or the operation or conduct of the Business;

(x) all books of account, ledgers, general, financial, accounting and other records, files, minute books, organizational documents, invoices, customers’ and suppliers’ lists, other distribution lists, advertising materials, brochures, records of operation, research filings and materials, litigation files, billing records, sales and promotional literature, manuals, marketing studies and customer and supplier correspondence and other information (in all cases, in any form or medium other than by electronic communications) in the possession and control of any member of the Remaining Ferro Group or any of its Affiliates (in existence as of the Closing Date) that are primarily used, primarily held for use in, or that primarily relate to the operation or conduct of the Business or otherwise related to any Divested Company (the “Records”);

(xi) all rights, claims, causes of action arising under or in connection with any warranties, indemnities or similar provisions of any acquisition agreement entered into by the Company or any of its Affiliates (other than the Divested Companies) in respect of the acquisition of any Divested Company and/or any Sold Asset to the extent such right, claim or course of action relates to a Divested Company and/or any Sold Asset (including any rights under any related warranty and indemnity insurance policy), including the rights of the Company under the Contracts set forth on Schedule 2.1(a); and

(xii) the assets and properties of each of the Remaining Ferro Group set forth in Schedule 2.1(b).
Purchase and Sale of the Shares

.  On the Closing Date and subject to the terms and conditions set forth in this Agreement, the Company will cause the Equity Sellers to sell, assign and transfer to the Buyer (or its designee(s)), and the Buyer (or its designee(s)) will purchase and acquire, all of the Equity Sellers’ right, title and interest in and to their respective Shares, free and clear of all Encumbrances other than such

Encumbrances that may be created by or on behalf of the Buyer (or its designee(s)) at or following the Closing and Encumbrances arising from restrictions on the sale, assignment or transfer of shares of capital stock under applicable Laws of the United States and its political subdivisions.

Excluded Assets

.  The Sold Assets will not include, and the Asset Sellers and the other members of the Remaining Ferro Group in accordance with Section 5.22,  will not sell, assign, transfer, convey or deliver to the Buyer (or its designee(s)), and the Buyer (or its designee(s)) will not purchase or acquire, any right, title or interest in or to any of the following assets (collectively, the “Excluded Assets”):

(c) any Cash owned by any of the Remaining Ferro Group (other than any Cash otherwise constituting a Sold Asset);
(d) the organizational documents, taxpayer and other identification numbers, minute and record books and the company seals of the Remaining Ferro Group;

(e) the real property owned by the Remaining Ferro Group set forth on Schedule 2.3(c)(i), including all buildings, structures, fixtures and improvements located thereon (the “Excluded Owned Real Property”) and leasehold interests in real property owned by the Remaining Ferro Group set forth on Schedule 2.3(c)(ii), including any prepaid rent, security deposits and options to renew or purchase in connection therewith (the “Excluded Leased Real Property”);

(f) any inventory that has been disposed of prior to the Closing in the ordinary course of business and consistent with past practice since the date of this Agreement to the extent permitted hereunder;

(g) except as otherwise set forth in this Agreement, rights to the Remaining Ferro Group’s insurance policies, premiums or proceeds from insurance coverages relating to the Business for any period, and any other recovery by any of the Remaining Ferro Group for the benefit of or otherwise relating to the Business from any Person, subject to the terms and conditions of Section 5.19;

(h) any rights to any refunds, credits, prepayments, overpayments and deposits of the Remaining Ferro Group with any Governmental Authority, in each case relating to Taxes;

(i) all Tax Returns and financial statements of the Remaining Ferro Group and the Business and all records (including working papers) primarily related thereto; provided that each Asset Seller shall provide Buyer (or its designee(s)) with true, correct and complete copies thereof (the “Copied Records”);

(j) all of the Remaining Ferro Group’s causes of action, claims, credits, demands or rights of set-off against third parties, to the extent solely related to any other Excluded Asset, including any books, records and privileged information to the extent relating solely thereto;

(k) all rights to the extent arising out of the Company’s portion of the Shared Contracts;
(l) all rights that accrue to any of the Remaining Ferro Group under this Agreement or any of the Ancillary Agreements;

(m) all rights of the Remaining Ferro Group under, all funds and property held in trust or any other funding vehicle pursuant to, and all insurance contracts providing funding for, any Seller Benefit Plans which are retained by such Remaining Ferro Group in accordance with Section 5.9;

(n) any Retained Names;
(o) the assets and properties of each member of the Remaining Ferro Group set forth on Schedule 2.3(m); and

(p) the properties and assets of the other businesses of the Remaining Ferro Group,  other than the Business (such Business including for the avoidance of doubt, the Divested Companies and the Sold Assets).

Notwithstanding anything to the contrary contained in this Agreement or any of the Ancillary Agreements, the Buyer acknowledges and agrees that all of the following will remain the property of the Company, and neither the Buyer nor any of its Affiliates (including, after the Closing, the Divested Companies) will have any interest therein: (x) all records and reports prepared or received by the Company or any of its Affiliates in connection with the sale of the Business and the transactions contemplated hereby, including all analyses relating to the Business so prepared or received; and (y) all privileged materials, documents and records in the possession of any of the Company or its Affiliates (including the Divested Companies), to the extent such materials, documents and records are (i) not related to the Business in any respect or (ii) related solely to any Excluded Asset or Excluded Liability. The Buyer further acknowledges and agrees that, with respect to any Proceeding or dispute between the Company or any of its Affiliates, on the one hand, and the Buyer or the Divested Companies (post‑Closing), on the other hand, only the Company may waive any evidentiary privilege that may attach to a pre‑Closing communication contemplated by clause (y) of the preceding sentence and that is determined by a court of competent jurisdiction to be subject to attorney‑client privilege, provided that the Buyer, the Divested Companies or any of their respective Affiliates, will have the right to compel disclosure of such privileged information, as required or requested by Law or by any Governmental Authority or by a court of competent jurisdiction in accordance with the terms and conditions of Section 5.16.

Assumption of Liabilities; Excluded Liabilities

.

(q) Assumed Liabilities.  On the terms and subject to the conditions set forth in this Agreement and any Local Purchase Agreement, at the Closing, the Buyer (or its designee(s)) will assume effective as of the Closing, and will thereafter pay, perform, be responsible for and discharge as and when due all Liabilities of the Asset Sellers (other than the Excluded Liabilities) to the extent primarily relating to the Sold Assets or the operation of the Business (as currently or previously conducted at any time), which arise prior to, on or following the Closing Date,  other than to the extent arising from any breach or violation of any Contract or Law by any of the Company, a member of the Remaining Ferro Group or the Divested Companies prior to the Closing (collectively, the “Assumed Liabilities”). The Buyer’s obligations under this Section 2.4(a) will not be subject to offset or reduction by reason of any actual or alleged breach of any representation, warranty, covenant or agreement contained in this Agreement or the Ancillary Agreements or any closing or other document contemplated by this Agreement or the Ancillary Agreements, any right or alleged right of indemnification hereunder or for any other reason.

(r) Excluded Liabilities.  The Buyer will not assume, and will not have been deemed to assume, any of the following excluded Liabilities of the Remaining Ferro Group (collectively, the “Excluded Liabilities”):

(i) all Liabilities in connection with, arising out of or otherwise relating to the Excluded Assets, whether arising on, prior to or after the Closing;
(ii) any Liabilities of any Remaining Ferro Group, other than any Assumed Liabilities, whether arising on, prior to or after the Closing;
(iii) those certain Liabilities under the applicable Seller Benefit Plans in accordance with Section 5.9;

(iv) all Liabilities arising out of any Debt Obligations of any of the Remaining Ferro Group, including all such Debt Obligations between any Asset Seller, on the one hand, and the other members of the Remaining Ferro Group, on the other hand;

(v) all Liabilities to the extent arising out of the Company’s or any of its Affiliate’s (other than any Divested Company’s) portion of Shared Contractual Liabilities;

(vi) any Liabilities relating to Taxes (i) with respect to any member of the Remaining Ferro Group, (ii) related to the Non-Tile Business, or (iii) related to the Business, including Sold Assets and Assumed Liabilities, in each case, with respect to a Pre-Closing Tax Period;

(vii) any Liabilities related to the closure, winding-up, liquidation or other analogous procedure in any jurisdiction, of any Affiliate of the Company;
(viii) any Liabilities related to the actions taken (or not taken) by the Remaining Ferro Group in accordance with implementing the Separation Plan;

(ix) the Liabilities related to the implementation of the separation and transition of Business Employees as contemplated by Section 5.9 (including for the avoidance of doubt as expressly contemplated by Section 5.9(g)(iii));

(x) any Transaction Expenses; and

(xi) any Liabilities set forth on Schedule 2.4(b)(xi).

For the avoidance of doubt, the Company (or its designee(s), including any applicable Remaining Ferro Group) shall be solely responsible for the Excluded Liabilities, without further recourse to the Buyer or its subsidiaries or their respective Affiliates.

Purchase Price

.  On the Closing Date and subject to the terms and conditions set forth in this Agreement, in consideration of the sale, assignment and transfer of the Shares and the Sold Assets, the Buyer on the Closing Date will, or will cause its Affiliates to (a) pay to the Company or its designee(s) an aggregate amount equal to $460,000,000 (the “Initial Value” and as adjusted pursuant to Section 2.6(a) below, the “Closing Purchase Price”), by wire transfer of immediately available funds in U.S. dollars (or the currency of a foreign country if payment in U.S. dollars is not permitted by Law in a foreign country where a Seller is located as set forth in the applicable Local Purchase Agreement) to an account of the Company or its designees designated by the Company in writing and delivered to the Buyer at least two Business Days prior to the Closing Date, and (b) assume the Assumed Liabilities (collectively, as adjusted pursuant to Section 2.6(a) below and actually paid at Closing and then as further adjusted pursuant to Sections 2.6(b)-(e) after the Closing, the “Total Consideration”). The Initial Value will be adjusted prior to the Closing Date pursuant to Section 2.6(a). After the Closing Date, the Initial Value will be adjusted pursuant to Sections 2.6(b)-(e). The Initial Value, plus or minus the aggregate adjustment amount determined pursuant to Sections 2.6(b)-(e) will be the “Purchase Price”. For purposes of this Section 2.5 and Section 2.6, any monetary conversion from the currency of a foreign country to U.S. dollars or from U.S. dollars to the currency of a foreign country will be calculated using the applicable exchange rates set forth in The Wall Street Journal, Eastern Edition as of the applicable measurement date.

Purchase Price Adjustment

.

(s) Pre‑Closing Statement.  No later than twelve Business Days prior to the Closing Date, the Company will prepare and deliver to the Buyer a written statement (the “Pre‑Closing Statement”), together with any relevant supporting materials, which will include a supporting trial balance (which, for the avoidance of doubt, will not be prepared pursuant to the Accounting Methods)), setting forth the Company’s calculation of a good faith estimate of (A) the Closing Working Capital as derived therefrom (the “Estimated Working Capital”), (B) the combined amount of Cash of the Divested Companies and any other Cash which otherwise constitutes a Sold Asset anticipated to exist immediately prior to the Closing Date (the “Estimated Cash”), (C) the combined amount of Debt Obligations of the Divested Companies and any other Debt Obligations which otherwise constitute Assumed Liabilities anticipated to exist immediately prior to the Closing (the “Estimated Indebtedness”), (D) the combined amount of unpaid Transaction Expenses (the “Estimated Transaction Expenses”); (E) the Unspent Capital Expenditure Amount (the “Estimated Unspent Capital Expenditure Amount”), (F) the Cap Gemini Excess Amount, (G) the Esfel Amount, (H) the Separation Delay Amount, (I) the Earn-Out Amount and (J) the Closing Purchase Price calculated as the Initial Value: (i) adjusted to give effect to the Estimated Working Capital in accordance with this Section 2.6(a) plus (ii) the Estimated

Cash, less (iii) the Estimated Indebtedness less (iv) the Estimated Transaction Expenses, less (v) the Estimated Unspent Capital Expenditure Amount, less (vi) the Cap Gemini Excess Amount, less (vii) the Esfel Amount, less (viii) the Separation Delay Amount; provided, that following the delivery of such Pre-Closing Statement, the Company shall provide any additional supporting materials and information reasonably requested by the Buyer and, at the Buyer’s request, meet with the Buyer and its advisors to discuss the Pre-Closing Statement and shall consider in good faith the Buyer’s reasonable comments thereto for the purposes of determining the Closing Purchase Price to be actually paid to the Company on the Closing Date. The Pre-Closing Statement will be prepared in accordance with the Accounting Methods and presented in the form attached hereto as Exhibit G.  If the Estimated Working Capital (as set forth in the Pre‑Closing Statement) is less than the Target Working Capital, then the Initial Value will be adjusted downward by an amount equal to the amount of the deficiency between the Target Working Capital and the Estimated Working Capital. If the Estimated Working Capital (as set forth in the Pre‑Closing Statement) is greater than the Target Working Capital, then the Initial Value will be adjusted upward by an amount equal to the amount of the excess between the Estimated Working Capital and the Target Working Capital. If the Estimated Working Capital is equal to the Target Working Capital, then no adjustment will be made to the Initial Value with respect to the Estimated Working Capital. In addition, the Initial Value will be adjusted upward by the amount of any Estimated Cash, adjusted downward by the amount of any Estimated Indebtedness, any Estimated Transaction Expenses, any Estimated Unspent Capital Expenditure Amount, the Cap Gemini Excess Amount, the Esfel Amount and the Separation Delay Amount. The Parties acknowledge and agree that, subject to Section 2.6, the consideration for the sale and transfer of the Shares and the Sold Assets set out in the Local Purchase Agreements will be deemed to have been fully paid by the Buyer to the respective Sellers under the Local Purchase Agreements upon payment of the Closing Purchase Price in accordance with this Section 2.5.

(t) Post‑Closing Statement.  Within 120 days after the Closing Date, the Buyer will cause to be prepared and delivered to the Company a statement (the “Post‑Closing Statement”), together with any relevant supporting materials, which will include a supporting trial balance (which, for the avoidance of doubt, will not be prepared pursuant to the Accounting Methods)), setting forth the Buyer’s calculation of (A) the Closing Working Capital as derived therefrom (“Final Working Capital”), (B) the combined amount of Cash of the Divested Companies and any other Cash which otherwise constitutes Sold Assets immediately prior to the Closing (the “Final Cash”), (C) the combined amount of Debt Obligations of the Divested Companies and any other Debt Obligations which otherwise constitute Assumed Liabilities actually existing as of immediately prior to the Closing (the “Final Indebtedness”), (D) the combined amount of unpaid Transaction Expenses (the “Final Transaction Expenses”), (E) the Unspent Capital Expenditure Amount (the “Final Unspent Capital Expenditure Amount”), (F) the Cap Gemini Excess Amount, (G) the Esfel Amount, (H) the Separation Delay Amount, (I) the Earn-Out Amount, and (J) the Purchase Price calculated as the Initial Value as adjusted as provided below to give effect to the Final Working Capital, the Final Cash, the Final Indebtedness, the Final Transaction Expenses, the Final Unspent Capital Expenditure Amount, the Cap Gemini Excess Amount, the Esfel Amount, the Separation Delay Amount and the Earn-Out Amount. The Post-Closing Statement will be prepared in accordance with the Accounting Methods and presented in the form attached hereto as Exhibit G. During such 120‑day period, the Company will, at the request of the Buyer, on reasonable prior notice from the Buyer and during normal business hours, afford the Buyer reasonable access to the books, records and personnel with respect to the Business and otherwise retained by the Company or its Affiliates (to the extent relevant to the determination of the Final Working Capital, the Final Cash, the Final Indebtedness the Final Transaction Expenses and the Final Unspent Capital Expenditures Amount) and otherwise reasonably cooperate with the Buyer in connection with its preparation of the Post‑Closing Statement.  The Company will assist, and will procure that its Affiliates assist, and cooperate with the Buyer in the preparation of the Post‑Closing Statement. If the Final Working Capital (as set forth in the Post‑Closing Statement) is less than the Target Working Capital, then the Initial Value will be adjusted downward by an amount equal to the amount of the deficiency between the Target Working Capital and the Final Working Capital. If the Final Working Capital (as set forth in the Post‑Closing Statement) is greater than the Target Working Capital, then the Initial Value will be adjusted upward by an amount equal to the amount of the excess between the Final Working Capital and the Target Working Capital. If the Final Working Capital is equal to the Target Working Capital, then no adjustment will be made to the Initial Value with respect to the Final Working Capital. In addition, the Initial Value will be adjusted upward by the amount of any Final Cash and any Earn-Out Amount, and adjusted downward by the amount of any Final Indebtedness, any Final Transaction Expenses, any Final Unspent Capital Expenditure Amount, the Cap Gemini Excess Amount, the Esfel Amount, and the Separation Delay Amount.

(u) Dispute. Within 45 days following receipt by the Company of the Post‑Closing Statement, the Company will deliver written notice to the Buyer of any dispute it has with respect to the Post‑Closing Statement (the “Post‑Closing Statement Objection”) setting forth a specific description of the basis of the Post‑Closing Statement Objection, the adjustments to the Post‑Closing Statement which the Company believes should be made, and the Company’s calculation of the Final Working Capital, the Final Cash, the Final Indebtedness, the Final Transaction Expenses, the Final Unspent Capital Expenditure Amount and the Closing Purchase Price as adjusted thereby. The Company will be deemed to have accepted any items not specifically or properly disputed in the Post‑Closing Statement Objection. Failure to so notify the Buyer within such 45‑day period will constitute acceptance and approval of the Buyer’s calculation of the Final Working Capital, the Final Cash, the Final Indebtedness, the Final Transaction Expenses, the Final Unspent Capital Expenditure Amount and the Closing Purchase Price set forth in the Post‑Closing Statement. During such 45‑day period, the Buyer will, at the request of the Company, on reasonable prior notice from the Company and during normal business hours, afford the Company reasonable access to the books, records and personnel with respect to the Business (to the extent relevant to the determination of the Final Working Capital, the Final Cash, the Final Indebtedness, the Final Unspent Capital Expenditure Amount and the Final Transaction Expenses) and otherwise reasonably cooperate with the Company in connection with its preparation of the Post‑Closing Statement Objection. The Buyer will have 30 days following the date it receives the Post‑Closing Statement Objection to review and respond to the Post‑Closing Statement Objection, and during such period the Buyer and the Company shall attempt in good faith to resolve all of their disagreements with respect to the determination of the foregoing items. If the Company and the Buyer are unable to resolve all of their disagreements with respect to the determination of the foregoing items by the 30th day following the Buyer’s response thereto, after having used their good faith efforts to reach a resolution, they will refer their remaining differences to Ernst & Young LLP or, if such firm refuses to accept such engagement, another nationally recognized firm of independent public accountants as to which the Company and the Buyer mutually agree acting promptly and in good faith or, if the Parties cannot agree within five (5) Business Days, a nationally recognized firm of independent public accountants appointed by the president of the Institute of Chartered Accountants in England and Wales (in either case, the “CPA Firm”) to resolve their dispute.    The CPA Firm will act as an expert not an arbitrator pursuant to this Section 2.6(c).  As promptly as practicable, and in any event not more than 15 days thereafter, the Company and the Buyer will each prepare and submit a written presentation detailing each Party’s complete statement of proposed resolution of the dispute to the CPA Firm, in each case solely in accordance with the positions set forth in the Post-Closing Statement and the Post-Closing Statement Objection, as applicable. The Company and the Buyer will cause the CPA Firm to resolve such dispute in a manner that is consistent with this Agreement.  The scope of the disputes to be resolved by the CPA Firm is limited to the unresolved items on the Post-Closing Statement Objection. In resolving any such unresolved disputed item, the CPA Firm (i) will not assign a value to any item greater than the greatest value claimed for such item by either Party or lower than the lowest value claimed for such item by either Party in the Post-Closing Statement and the Post-Closing Statement Objection,  (ii) will make such determination with respect to the specific remaining accounting‑related differences so submitted in such written presentations and (iii) solely in accordance with the Accounting Methods. All fees and expenses of the CPA Firm relating to the work, if any, to be performed by the CPA Firm hereunder will be borne between the Buyer, on the one hand, and the Company, on the other hand, based upon a fraction, the numerator of which is the portion of the aggregate amount of the disputed items not awarded to the applicable Party and the denominator of which is the aggregate amount of the disputed items; provided that any initial engagement fees owed to the CPA Firm will be initially paid 50% by the Company and 50% by the Buyer.  For example, if the Company challenges items underlying the calculations of Final Working Capital, Final Indebtedness, Final Cash, Final Transaction Expenses, Final and/or Unspent Capital Expenditure Amount in the net amount of $1,000,000, and the CPA Firm determines that the Company has a valid claim for $400,000 of the $1,000,000, the Company will bear 60% of the fees and expenses of the CPA Firm and the Buyer will bear 40% of the fees and expenses of the CPA Firm. The Buyer and the Company each agree to execute, if requested by the CPA Firm, a reasonable engagement letter. The Company and the Buyer will request that the CPA Firm use its best efforts to render its determination within 30 days after referral (or such later period as requested by the CPA Firm). All determinations made by the CPA Firm will be limited to the matters submitted to the CPA Firm by the Buyer and the Company and will be final, conclusive and binding on the Parties and none of the Buyer, the Company or any of their respective Affiliates will seek further recourse from Governmental Authorities, other than to enforce the CPA Firm’s determination. Judgment may be entered to enforce such determination in any court of competent jurisdiction. The Company and the Buyer will make reasonably available to the

CPA Firm all relevant books and records, any work papers (including those of the Parties’ respective accountants) and supporting documentation relating to the Post‑Closing Statement and all other items reasonably requested by the CPA Firm. The “Final Statement” will be (A) the Post‑Closing Statement in the event that (1) no Post‑Closing Statement Objection is delivered to the Buyer during the initial 45‑day period specified above or (2) the Company and the Buyer so agree in writing, (B) the Post‑Closing Statement, adjusted in accordance with the Post‑Closing Statement Objection, in the event that (1) the Buyer does not respond to the Post‑Closing Statement Objection during the 30‑day period specified above following receipt by the Buyer of the Post‑Closing Statement Objection or (2) the Company and the Buyer so agree in writing or (C) the Post‑Closing Statement, as adjusted pursuant to the agreement of the Buyer and the Company or as determined by the CPA Firm together with any other modifications to the Post‑Closing Statement agreed upon in writing by the Company and the Buyer prior to the determination by the CPA Firm. The Parties’ payment obligations under this Section 2.6 will not be subject to offset or reduction by reason of any right or alleged right of indemnification hereunder.

(v) Downward Adjustment.  If the Purchase Price set forth on the Final Statement is less than the Closing Purchase Price actually paid at Closing, then the Initial Value will be further adjusted downward by an amount equal to the amount of the deficiency between the Purchase Price as set forth in the Final Statement and Closing Purchase Price actually paid at Closing, and the Company will pay or cause to be paid such amount, by wire transfer of immediately available funds in U.S. dollars to an account designated by the Buyer.  Such payment will be made within ten Business Days after the later of the date on which the Final Statement is determined and the date when the Buyer or the Company, as applicable, designates to the Company or the Buyer, as applicable, the payment account details (such later date, the “Trigger Date”).

(w) Upward Adjustments.  If the Purchase Price set forth on the Final Statement is greater than the Closing Purchase Price actually paid at Closing, then the Initial Value will be adjusted upward by an amount equal to the amount of the excess between the Purchase Price set forth on the Final Statement and the Closing Purchase Price actually paid at Closing, and the Buyer will pay or cause to be paid such amount by wire transfer of immediately available funds in U.S. dollars to an account designated by the Company. Such payment will be made within ten Business Days after the Trigger Date.

2.2 [NOT USED]
Allocation of Total Consideration

.  The Total Consideration, including any adjustments thereto, first will be allocated among each of the Asset Sellers and each Divested Company as set forth on Schedule 2.8(a). Second, the amount allocated to each Asset Seller set forth on Schedule 2.8(a) will be further allocated among the Sold Assets of each such Asset Seller using the methodology set forth on Schedule 2.8(b). The Buyer will send to the Company a proposed allocation of the amount allocated to each of the Asset Sellers among the Sold Assets sold by each such Asset Seller no later than one hundred twenty (120) days after the Closing Date, and the Company will provide any comments, questions or objections with respect thereto no later than thirty (30) days after the provision of the proposed allocation by the Buyer. The Parties agree that the allocations of the Total Consideration pursuant to Schedule 2.8(a) and Schedule 2.8(b) are in accordance with Section 1060 of the Code and any other applicable Tax Law. The Parties will use reasonable efforts to cooperate to comply with all substantive and procedural requirements of Section 1060 of the Code any Treasury Regulations thereunder and any other applicable Tax Law. Neither the Buyer nor the Company will take, nor permit any Affiliate to take any position inconsistent with the allocations set forth on Schedule 2.8(a) and Schedule 2.8(b). The Parties agree to use reasonable efforts to notify each other with respect to the initiation of any inquiry, claim, assessment, audit or Proceeding by any Taxing Authority relating to the allocations and agree to reasonably cooperate with each other with respect thereto.

The Closing

.  Unless this Agreement will have been terminated pursuant to ARTICLE VIII, subject to ARTICLE VI and ARTICLE VII and except as otherwise set forth in a Local Purchase Agreement, the closing (the “Closing”) of the transactions contemplated by this Agreement will take place remotely via the electronic exchange of documents and signatures and deemed to be held at the offices of Weil, Gotshal & Manges LLP at 767 Fifth Avenue, New York, New York, on the fifteenth Business Day following the satisfaction or waiver (to the extent legally permitted) of all of the conditions set forth in ARTICLE VI and ARTICLE VII (other than those conditions that are to be satisfied at the Closing), or at such other place and time as may be agreed upon by the Parties in writing (the “Closing Date”).  All proceedings to be taken and all documents to be executed and delivered by all Parties at the Closing will be deemed to have been taken and executed and delivered simultaneously and no proceedings will be deemed to have been taken nor documents executed or delivered until all have been taken, executed and delivered. Legal title, equitable title and risk of loss with respect to the Shares and the Sold Assets will be deemed transferred to or vested in the Buyer (or its designee(s)), and the transactions contemplated by this Agreement will be deemed effective for Tax, accounting and other computational purposes, and, unless otherwise mutually agreed, the Parties will treat the Closing as if it had occurred, as of 9:00 a.m. (Eastern Time) on the Closing Date (or at such other time and date as agreed amongst the Parties and set forth in the applicable Local Purchase Agreement solely with respect to the Shares or Sold Assets contemplated thereby).

Deliveries at the Closing

.

(a) Deliveries by the Company. At or prior to the Closing, the Company will deliver or cause to be delivered to the Buyer the following:

(i) except as otherwise set forth in a Local Securities Purchase Agreement, the stock certificates (or local legal equivalent), if applicable, evidencing the Shares to be sold by the Equity Sellers with accompanying customary stock powers or other documentation in form reasonably satisfactory to the Buyer to transfer and convey title to the Shares free and clear of all Encumbrances;

(ii) counterparts to the Ancillary Agreements, and the Employment Subrogation Documents to which any of the Company or the other Sellers or any of their respective Affiliates is a party, duly executed by the Company or such Sellers or such respective Affiliates, as applicable;

(iii) a certificate of good standing of the Company, issued by the Secretary of State of the State of Ohio, dated within ten Business Days preceding the Closing and certificates of good standing of each Divested Company (or local legal equivalent, if any), dated as of the most recent practicable date, which shall be within thirty days preceding the Closing;

(iv) certified copies of resolutions duly adopted by the board of directors of the Company and any Sellers (or their equityholders, as required by applicable Law or organizational document of such Person) evidencing the taking of all corporate actions necessary to authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements to which the Company or any of the Sellers is a party and the consummation of the transactions contemplated hereby and thereby;

(v) a certificate, to the extent applicable, from each of the Sellers or Divested Company, pursuant to Sections 897,  1445 and 1446 of the Code and guidance issued thereunder, as applicable, certifying either that such Seller is not a foreign person within the meaning of Section 1445 of the Code or, with respect to a Divested Company, that such Divested Company is not a United States Real Property Holding Corporation as defined in Section 897(c)(2) of the Code for the period provided in Section 897(c)(1) of the Code;

(vi) written resignations in form reasonably satisfactory to the Buyer of any Divested Company’s directors, managers or officers (or local legal equivalent if any) identified by the Buyer in writing at least five Business Days prior to the Closing Date;

(vii) to the extent requested by the Buyer, customary payoff letters, in form reasonably satisfactory to the Buyer, with respect to the payoff amounts of any Debt Obligations of the Divested Companies or which otherwise constitute Assumed Liabilities from the holders thereof, including the form of customary Encumbrance releases and terminations in connection therewith (including executed and recordable mortgage releases) which will be released on the Closing Date, in each case, at least five Business Days prior to the Closing Date;

(viii) copies of any invoices or other similar requests for payment with respect to Transaction Expenses;
(ix) the Records and any Copied Records; and

(x) to the extent not already in the possession or control of a Divested Company, where applicable, the certificate of incorporation, certificate of formation, common seal, minute books, statutory registers and share certificate books of each Divested Company.

(b) Deliveries by the Buyer. At or prior to the Closing, the Buyer will deliver or cause to be delivered to the Company the following:

(i) by wire transfer of immediately available funds in U.S. dollars (or the currency of a foreign country if payment in U.S. dollars is not permitted by Law in a foreign country where a Seller is located as set forth in the applicable Local Purchase Agreement) to an account designated by the Company, an amount equal to the Closing Purchase Price (as adjusted pursuant to Section 2.6(a));

(ii) counterparts to the Ancillary Agreements and the Employment Subrogation Documents to which the Buyer or any of its Affiliates or designees is a party, duly executed by the Buyer or such Affiliates or designees;

(iii) literal excerpt issued by the commercial registry of Castellón (certificación literal completa con todas las inscripciones) in respect of the Buyer dated as of the most recent practicable date, which shall be within thirty days preceding Closing;

(iv) certified copies of resolutions duly adopted by the board of directors of the Buyer or its Affiliates party to any Ancillary Agreement (or their equityholders, as required by applicable Law or organizational document of such Person) evidencing the taking of all corporate or other action necessary to authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby.

Risk of Loss

.  Until the Closing, any loss of or damage to the assets of the Divested Companies or the Sold Assets from fire, casualty, catastrophic loss, or any other similar occurrence shall be the sole responsibility of the Remaining Ferro Group, as applicable (provided, that following the Closing, Buyer shall be entitled to any insurance proceeds in respect of any such assets of the Divested Companies or any such Sold Assets and the Company (“Replacement Amounts”) shall be obligated to pursue any such claim in accordance with Section 5.19); provided that any cash received at Closing with respect thereto shall not be deemed “Cash” for purposes hereof. At the Closing, title to the Shares and the Sold Assets shall be transferred to the Buyer in accordance with this ARTICLE II, and, after the Closing, Buyer shall bear all risk of loss associated with the assets of the Divested Companies (other than the Excluded Assets) and the Sold Assets.

Further Assurances

.  Each Party covenants that it will do, execute and deliver, or will cause to be done, executed and delivered, all such further acts and instruments that the other Party or any of their respective successors or permitted assigns may reasonably request in order to more fully evidence the assumption of the Assumed Liabilities provided for in Section 2.4 and the sale and transfer of the Sold Assets and the Shares.

Withholding

.   The Buyer and any Divested Company shall be entitled to deduct and withhold from any amounts payable pursuant to this Agreement such amounts as it determines are required to be deducted or withheld therefrom or in connection therewith under applicable Law and such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid. If the Buyer determines that an amount is required to be deducted and withheld with respect to any amounts payable (other than as compensation), at least five (5) days prior to the date the applicable payment is scheduled to be made, the Buyer shall use commercially reasonable efforts to provide the Company with written notice of its intent to deduct and withhold, which notice shall include a copy of the calculation of the amount to be deducted and withheld and a reference to the applicable provision of Law pursuant to which such deduction and withholding is required, and the Buyer shall reasonably cooperate with the Company to eliminate or reduce the basis for such deduction or withholding (including providing the Company with a reasonable opportunity to provide forms or other evidence that would exempt such amounts from withholding).

Working Capital

.  If the Estimated Working Capital is likely to exceed $285,500,000 at the anticipated Closing Date, the Company shall notify the Buyer of such fact at least 30 Business Days prior to the anticipated Closing Date. As soon as reasonably practicable after receipt of such notice, the Company and the Buyer shall use their respective reasonable best efforts to agree an economically neutral method (including potentially the assumption of certain accounts payable as mutually agreed by the Parties), and the Parties shall procure that the steps required to implement the agreed upon method are implemented prior to Closing to reduce the amount of the Estimated Working Capital such that it does not exceed $285,500,000. The Company and the Buyer shall discuss the proposed method in good faith and shall use their respective reasonable endeavours to structure any necessary steps to be taken to implement the agreed method in accordance with this Section 2.14 in the most Tax efficient manner reasonably possible for all Parties.

2.3 Excess Cash.

(a) The Company shall use all commercially reasonable efforts to procure that, at Closing, each Divested Company shall hold the “minimum Cash amount” set opposite that Divested Company’s name in the table in Schedule 2.15 (“Minimum Cash Amount”).

(b) If and to the extent that, on Closing, the Cash held by a Divested Company would, but for this Section 2.15, be greater than the Minimum Cash Amount of that Divested Company, the Company shall use all commercially reasonable efforts to withdraw (whether by dividend, distribution or otherwise) the excess Cash above such Minimum Cash Amount from the relevant Divested Company and procure that such Cash is distributed to a member of the Remaining Ferro Group prior to the date the Company is required to deliver the Pre-Closing Statement to the Buyer.  The Company shall: (i) consult in good faith with the Buyer and take into account the reasonable representations of the Buyer prior to withdrawing excess Cash pursuant to this Section 2.15(b); and (ii) use all commercially reasonable efforts to structure the withdrawal of such Cash in the most tax efficient manner possible.

Article III REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Disclosure Schedules, the Company hereby represents and warrants to the Buyer as follows (and solely for the purposes Sections 3.1–3.3,  Sections 3.6–3.10,  Section 3.15 and Sections 3.20–3.23, references to a Divested Company shall be deemed to include any Minority Joint Venture provided that the representation and warranties in respect of any Minority Joint Ventures shall be given to the Knowledge of the Company):

Organization

.

(a) Each of the Company, the Sellers and the Divested Companies is a corporation or company, as applicable, duly incorporated, formed or organized, as applicable, validly existing and (to the extent any such jurisdiction recognizes the concept of good standing) in good standing under the Laws of its jurisdiction of incorporation, formation or organization, as applicable. Each of (x) the Company, the Sellers and the Divested Companies has all requisite power and authority to own, lease and operate its assets related to the Business and to carry on its business as it relates to the Business as now being conducted and (y) the Divested Companies has all requisite power and authority to own, lease and operate its assets related to its respective business and to carry on its business as now being conducted. Each of the Company, the Sellers and the Divested Companies is duly qualified or licensed to do business and (to the extent any such jurisdiction recognizes the concept of good standing) is in good standing in the jurisdictions in which the ownership of its property or the conduct of its business requires such qualification or license, except where the failure to be so qualified or licensed would not have a Business Material Adverse Effect or a Seller Material Adverse Effect.

(b) Except as set forth on Schedule 3.1(b), each of the Asset Sellers is set forth on Schedule 1.1(b) and the Asset Sellers are the only Persons that own, lease or license the Sold Assets.

(c) None of the Company, the Sellers or the Divested Companies is insolvent or is, unable to pay its debts or has stopped paying its debts, as they fall due and there are no circumstances that would require or justify the opening of, or application for, insolvency or similar proceedings over the assets of any of the foregoing and no order has been made and no resolution has been passed for the winding up of any of the foregoing and, no notice, request or petition has been presented for the purpose of such a winding up.

Authorization; Enforceability

.  Each of the Company and the Sellers has the power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is a party and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Ancillary Agreements by each of the Company and the Sellers, as applicable, and the performance by each of them of their respective obligations hereunder and thereunder have been duly authorized by all necessary action on the part of the Company and the Sellers, as applicable. This Agreement has been, and each of the Ancillary Agreements will be at or prior to the

Closing, duly executed and delivered by each of the Company and the Sellers party thereto, and, assuming due authorization, execution and delivery by the Buyer (or its designee(s)), this Agreement constitutes, and each of the Ancillary Agreements will constitute, a valid and binding agreement of each of the Company and the Sellers party thereto, enforceable against each of the Company and the Sellers to the extent party thereto in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a Proceeding in equity or at Law) (collectively, the “General Enforceability Exceptions”).

Capital Stock of the Divested Companies

.  Schedule 3.3 sets forth for each of the Divested Companies (a) its jurisdiction of organization and (b) the number of authorized, issued and outstanding shares of each class of its capital stock or other authorized, issued and outstanding equity interests, as applicable, the names of the beneficial and record owners thereof, and the number of shares or membership interests, as applicable, held by each such holder and all the issued and outstanding shares of capital stock or other equity interests of each of the Divested Companies are owned of record free and clear of any Encumbrances, other than Encumbrances arising from restrictions on sale, assignment or transfer of shares of capital stock under applicable Law in the Unites States of America. All of the issued and outstanding shares of capital stock or other equity interests of each of the Divested Companies have been validly issued, are fully paid and non‑assessable and have not been issued in violation of their respective constitutional documents or any preemptive or similar rights. There are no outstanding options, warrants, calls, rights or any other agreements relating to the sale, issuance or voting of any shares of the capital stock or other equity interests of any Divested Company, or any securities or other instruments convertible into, exchangeable for or evidencing the right to purchase any shares of capital stock or other equity interests of such Divested Company. None of the Divested Companies (x) owns any equity interest in any other Person or (y) has any other obligation to make any investment in or loan any money to, any other Person, other than in another Divested Company. The Company has made available true, correct and complete copies of all organizational documents (including its certificate of incorporation and by‑laws and similar documents) of the Company and any Divested Company.

Financial Information; No Undisclosed Liabilities

.

(d) Attached as Schedule 3.4(a) are true, correct and complete copies of the audited combined financial statements as of December 31, 2018 (the “Balance Sheet Date”) and for the years ended December 31, 2018 and 2017 (the “Combined Financial Statements”) that reflect the Company’s Tile Coating Systems Business (as defined therein). The Combined Financial Statements present fairly, in all material respects, the financial position of the Tile Coating Systems Business (as defined therein) as of December 31, 2018, and the results of its operations and its cash flows for the years ended December 31, 2018 and December 31, 2017 in accordance with GAAP.  The Combined Financial Statements have been prepared from the separate records maintained by the Tile Coating Systems Business (as defined therein) and may not necessarily be indicative of the conditions that would have existed or the results of operations if the Tile Coating Systems Business (as defined therein) had been operated as an unaffiliated company. Portions of executive compensation, worldwide strategy, corporate development, legal counsel, worldwide marketing, other corporate functions for the benefit of consolidated Company and certain other expenses (in which case such allocations would not be material to the Business as a whole) represent allocations made from corporate office items applicable to the Company as a whole.

(e) The Business has not operated as a “stand alone” business within the Company, and the Tile Coating Systems Business (as defined in the Combined Financial Statements) is not the same as the Business as reflected in the Carve-Out Financial Information as set out on Schedule 3.4(d).

(f) Within the Business, there are legal entities subject to statutory audits (“Statutory Accounts”) as listed on Schedule 3.4(c). The Statutory Accounts were:

(i) prepared in accordance with the accounting practices generally accepted in the relevant jurisdiction of incorporation and in accordance with applicable Law at the time of issuance of the Statutory Accounts,

(ii) show a true and fair view (or equivalent required under local registration) of the financial condition (including assets and liabilities) of the relevant entity at the end of the relevant accounting reference period and show the profits and losses of the relevant entity to which they relate for the accounting period ended at that time, and

(iii) prepared, unless otherwise expressly stated therein, on a consistent basis with the accounts of the relevant entities for the previous financial accounting year.

(g) The Carve-Out Financial Information on Schedule 3.4(d) has been prepared in good faith, and when taken together with the adjustments listed on Exhibit I of Schedule 3.4(d), to the Knowledge of the Company, accurately presents, in all material respects, the operating profits and an aggregate total of specified working capital accounts (being Accounts receivable, Inventories and Supplies, Accounts Payable) of the Business, for the indicated periods and as of the indicated dates and, to the Knowledge of the Company, are free from material errors. The Carve-Out Financial Information was not prepared on a GAAP basis. The financial information contained in the Carve-Out Financial Information (prior to adjustments listed on Exhibit I), was taken directly from the Company’s local ERP system and/or BPC consolidation system, which is the Company’s system of record it uses as a basis for the Combined Financial Statements.

(h) Other than (i) Liabilities which are reflected or reserved for in the Combined Financial Statements, (ii) Liabilities disclosed or referred to in Schedule 3.4(e), (iii) the Excluded Liabilities, (iv) Liabilities which have been incurred in the ordinary course of business since the Balance Sheet Date, or (v) Liabilities included in the trial balances extracted from the local ERP system and / or BPC consolidation system (as provided to the Buyer) which were accounted on the basis of the Combined Financial Statements and Carve-Out Financial Information since the Balance Sheet Date, the Business does not have any Liabilities of any nature that would have a Business Material Adverse Effect.

Sufficiency of the Assets; Ownership of Sold Assets

.  Except for the Excluded Assets, those products and services provided pursuant to the Ancillary Agreements, and the assets owned or held by the Divested Companies and the Sold Assets (including for the avoidance of doubt all assets set forth in the Balance Sheet) collectively constitute all of the properties and assets (including, for the avoidance of doubt, all Intellectual Property) necessary and/or currently used to conduct the Business in the same manner in all material respects immediately following the Closing as currently conducted, and all such assets are in reasonably good maintenance, operating condition and repair, normal wear and tear excepted, other than machinery and equipment under repair or out of service in the ordinary course of business of the Business. The Divested Companies have good and valid title to, valid leasehold interest in or a lawful right to use all of the assets and properties reflected in the Carve-Out Financial Information (other than any products and services provided pursuant to the Ancillary Agreements) and any Sold Assets reflected in such Carve-Out Financial Information, in each case, free and clear of all Encumbrances, other than Permitted Encumbrances.

No Approvals or Conflicts

.  The execution, delivery and performance by the Company of this Agreement and by the Company or any of its Affiliates of the Ancillary Agreements to which they are a party and the consummation by the Company and the Sellers of the transactions contemplated hereby and thereby do not and will not (whether with or without notice or lapse of time or both) (a) violate, conflict with or result in a breach by the Company, any Seller or Divested Company of its organizational documents (including its certificate of incorporation and by‑laws and similar documents), (b) violate, conflict with or result in a material breach of, or constitute a material default by the Company, any Seller or Divested Company (or create an event which, with notice or lapse of time or both, would constitute a material default) or give rise to any payment or other penalty or any right of termination, cancellation or acceleration under, or result in the creation of any Encumbrance upon any of the properties of the Asset Sellers, the Divested Companies or on the Shares or the Sold Assets or under, any note, bond, mortgage, indenture, deed of trust, license, franchise, Permit, lease or Contract to which any of the Asset Sellers, the Divested Companies or pursuant to which any of their respective assets or properties may be bound, (c) except for applicable requirements of any applicable Competition/Foreign Investment Law, or filings for payment of Duty, violate or result in a material breach of any Governmental Order or Law applicable to any Seller or Divested Company or any of their respective properties or (d) except for applicable requirements of any applicable Competition/Foreign Investment Law, or filings for payment of Duty, filings or approvals that may be required under the Exchange Act or any other applicable Law and as may be required by the nature of the business or ownership of the Buyer, require any material Governmental Order or consent, approval or authorization of, or notice to, or declaration, filing, application, qualification or registration with, any Governmental Authority.

Compliance with Law; Permits

.

(i) Since January 1, 2015, (x) the Remaining Ferro Group and the Divested Companies have conducted the Business, and the Sold Assets have been maintained and operated, and the Divested Companies and the Remaining Ferro Group

(with respect to the Business) are currently, in material compliance with all Laws and (y) no member of the Remaining Ferro Group (with respect to the Business) or Divested Company has received any written notice or, to the Knowledge of the Company, oral notice of the violation of any Laws or Governmental Orders. The Divested Companies possess all Permits necessary to conduct the business conducted by them in the same manner in all material respects as currently conducted, the Remaining Ferro Group possess all of the Permits necessary to own, lease and operate the Sold Assets in the same manner in all material respects as currently owned, leased and operated and the Divested Companies and the Remaining Ferro Group possess all Permits necessary to conduct the Business in the same manner in all material respects as currently conducted (all such Permits of the Divested Companies and the Remaining Ferro Group (with respect to the Business), the “Business Permits”). Since January 1, 2015, (i) the Business has been conducted in accordance in all material respects with the requirements of the Business Permits, (ii) such Business Permits have been in full force and effect and, with respect to the Divested Companies, shall remain in full force and effect following the Closing, and (iii) there has occurred no default or violation (and no event has occurred that, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of any Business Permit, except where such violation has not been or would not reasonably be expected to have been, individually or in the aggregate, material to the Business, taken as a whole.  All Business Permits are set forth on Schedule 3.7.

(j) The Divested Companies and the Remaining Ferro Group (with respect to the Business) have: (i) complied in all material respects with applicable Law relating to data protection, and (ii) collect, process and use personal data (including contact details, financial details and user profiles) of employees, customers, business partners and other individuals in compliance with all material respects of applicable Law (including EU Regulation 2016/679 and EU Member State laws implementing EU Directive 2002/58/EC) and, no data security incident has occurred in the past three years, at any Divested Company or any of the Remaining Ferro Group (with respect to the Business) which resulted in the loss of, or the unauthorized access by third parties to, personal data of employees, customers or any other individuals processed by a Divested Company or any of the Remaining Ferro Group (with respect to the Business). In the past three years no Divested Company and none of the Remaining Ferro Group (with respect to the Business) have received any written, or to the Knowledge of the Company, oral notice or correspondence from a Governmental Authority, nor any written, or to the Knowledge of the Company, oral claim or written, or to the Knowledge of the Company, oral complaint from an individual, relating to the use of personal data.

Proceedings

.  There are no and since January 1, 2015, there have not been any Proceedings pending or, to the Knowledge of the Company, threatened against the Business or any of the Sellers in connection with the Business or the Divested Companies which, if adversely determined, would (x) reasonably be expected to have been, individually or in the aggregate, material to the Business, taken as a whole or (y) have resulted or reasonably be expected to result in (i) a monetary judgment or settlement greater than $200,000 or (ii) a material non-monetary judgment or settlement that is otherwise binding on any assets or properties of the Business or (iii) a material reputational issue for the Business or (iv) any employee, officer or director engaged in the Business being found guilty of a criminal offence or dishonesty. Neither the Remaining Ferro Group (with respect to the Business) nor any of the Divested Companies, nor any of the assets or properties thereof, is subject to (x) any Governmental Order reasonably expected to be or have been, individually or in the aggregate, material to the Business, taken as a whole, or (y) unsatisfied penalties or awards greater than $100,000.

3.4 Absence of Certain Changes.

(a) Since the Balance Sheet Date through the date of this Agreement, (x) except for the process conducted that gave rise to this Agreement and the transactions expressly contemplated by this Agreement (including, for the avoidance of doubt, the Separation Plan), the Business has been conducted only in the ordinary course of business and (y) none of the Company, any member of the Remaining Ferro Group (with respect to the Business) or any Divested Company has taken any action (or omitted to take any action), which would require disclosure in accordance with Section 5.1 of this Agreement if such action (or omission to take any action) had taken place following the execution of this Agreement but prior to the Closing.

(b) Since December 31, 2018, there has not been a Business Material Adverse Effect or a Seller Material Adverse Effect.

(c) Since December 31, 2018 through the date of this Agreement, none of the Divested Companies nor any Asset Seller (in respect of the Business) has intentionally taken any action, or intentionally failed to take any action, in bad faith for the purpose of increasing the Earn-Out Amount.

Tax Matters

.

(d) All Tax Returns required to be filed by or on behalf of the Sellers with respect to the Business, the Sold Assets or by any Divested Company have been timely filed (subject to permitted extensions applicable to such Tax Returns), such Tax Returns are true, correct and complete in all material respects and all Taxes with respect to the Business, including Sold Assets, have been timely paid by the Sellers and the Divested Companies, as applicable.

(e) Each Divested Company and Seller (with respect to the Business) has withheld and timely paid over to the appropriate Taxing Authority all Taxes which it is required to withhold including from amounts paid or owing to any employee, shareholder, creditor, holder of securities or other third party.

(f) There are no Encumbrances relating to Taxes encumbering any of the Sold Assets, the Shares, or any Divested Company (including any assets of any Divested Company), except for Permitted Encumbrances.

(g) There are no examinations, Proceedings or disputes pending against any Divested Company or Seller (with respect to the Business) and no Divested Company 44 or Seller (with respect to the Business) has received written or, to the Knowledge of the Company, oral notice indicating an intent to open or initiate any of the above.

(h) There are no written or, to the Knowledge of the Company, oral claims for Taxes asserted against any Divested Company or Seller (with respect to the Business) that, in each case, would reasonably be expected to result in material Taxes.

(i) No written or, to the Knowledge of the Company, oral claim has been made by any Taxing Authority in a jurisdiction where a Divested Company or Seller (with respect to the Business) does not file a Tax Return that such Divested Company or Seller (with respect to the Business) is or may be subject to taxation by, or required to file a Tax Return in, such jurisdiction.

(j) No Seller (with respect to the Business) or Divested Company has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, which period (after giving effect to such extension or waiver) has not yet expired.

(k) No Tax attribute of any Divested Company will be required to be reduced under Treasury Regulations Section 1.1502-36 (or any similar provision of Law) as a result of any transaction contemplated by this Agreement.

(l) No power of attorney that is currently in force has been granted with respect to any matter relating to Taxes of a Divested Company.

(m) During the two-year period ending on the date hereof, no Divested Company was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(n) No Divested Company will be required, in a Post-Closing Tax Period to include taxable income attributable to income economically realized in a Pre-Closing Tax Period or exclude a deduction economically borne in a Post-Closing Tax Period, including as a result of:

(i) any change in a method of accounting under Section 481 of the Code (or any comparable provision of state, local or foreign Tax Laws), or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date, or any adjustment for any Pre-Closing Tax Period under Section 482 of the Code;

(ii) an installment sale or open transaction occurring on or prior to the Closing Date;
(iii) any advance payments, prepaid or deferred amounts received on or prior to the Closing Date;
(iv) a prepaid amount received on or before the Closing Date;

(v) any closing agreement under Section 7121 of the Code (or similar provision Law); or
(vi) any election under Section 108(i).

(o) No Seller (with respect to the Business) or Divested Company has any liability for the Taxes of any Person by contract (other than pursuant to any Commercial Tax Agreement), under Treasury Regulation Section 1.1502‑6 (or any similar provision Law), as a transferee or successor, or otherwise pursuant to any Law.

(p) No Divested Company is or has been subject to, or has an application pending for, any private letter ruling from the Internal Revenue Service or comparable rulings of any Governmental Authority that was applied for by, or issued with respect to, a Divested Company which is still in effect.

For purposes of this Section 3.10, any reference to a Divested Company shall be deemed to include any Person that merged with or was liquidated or converted into a Divested Company, as applicable.

3.5 Employee Benefits.

(a) Schedule 3.11(a) sets forth a list of each material (i) bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, equity-based, incentive, retention, severance or change-in-control plans or other similar plans, policies or arrangements, (ii) medical, dental, disability, health and life insurance plans, sickness benefit plans, retirement and/or pension plans and (iii) other employee benefit and fringe benefit plans, policies, or arrangements, in the case of each of clauses (i) through (iii), either (A) maintained by the Divested Companies or (B) maintained by the Remaining Ferro Group for the benefit of any of the Business Employees or any of their beneficiaries, excluding in the case of clauses (A) and (B) any plans, policies, or arrangements to which contributions by an employer are mandated by a Governmental Authority or by Law (collectively, the “Seller Benefit Plans”).

(b) The Seller Benefit Plans have at all times been operated and administered in compliance, in all material respects, with their terms and applicable requirements of Laws.  No contributions (including insurance premiums, where relevant) which are required to be paid or accrued by any Divested Company or by any member of the Remaining Ferro Group (with respect to the Business) and which relate to the period before Closing in respect of the Seller Benefit Plans are overdue or, as applicable, unaccrued.

(c) There are no pending or, to the Knowledge of the Company, threatened Proceedings with respect to any Seller Benefit Plans (other than routine claims for benefits by participants and beneficiaries) that, in either case, would reasonably be expected to result in material Liability to the Buyer or a Divested Company.

(d) All salaries, wages, fees and other benefits of the Business Employees, Transferred Employees and Automatically Transferring Employees have 46 been, to the extent due, paid or discharged in full together with all related payments (including, without limitation, social security contributions) to all third parties or relevant authorities.

(e) All legal (including working time and overtime regulations) and contractual obligations (including, all social security obligations) in relation to the Business Employees, Transferred Employees and the Automatically Transferring Employees have been complied with and any Business Employee, Transferred Employee or Automatically Transferring Employee who is required by applicable immigration laws and/or regulations to hold a valid work permit or visa or other permission to work holds such a work permit or visa or has obtained such permission to work.

(f) The census set forth in Schedule 3.11(f) sets out: (i) in part A, all employees of the Company and its Affiliates who are employed in the Business; and (ii) in part B, all employees of Divested Companies who are not employed in the Business, in each case, as at the date of this Agreement and such census is true and accurate in all but de minimis respects.

3.6 Labor Relations.

(a) None of the Remaining Ferro Group (with respect to the Business) or the Divested Companies is a party to any labor or collective bargaining agreement or works council agreement applicable to employees of the Remaining Ferro Group (with respect to the Business) or the Divested Companies, nor is any such Contract presently being negotiated. No employee of the Remaining Ferro Group (with respect to the Business) or the Divested Companies is represented by any labor organization, trade union or employee/worker council and no labor organization, trade union or employee/worker council or group of employees of the Remaining Ferro Group (with respect to the Business) or the Divested Companies has made an application for union recognition/certification, and, to the Knowledge of the Company, no such applications are threatened against the Remaining Ferro Group (with respect to the Business) or the Divested Companies. There is no material unfair labor practice charge or complaint or grievance pending or, to the Knowledge of the Company, threatened against the Remaining Ferro Group (with respect to the Business) or the Divested Companies. There is no material labor strike, slowdown, work stoppage, lockout walk out, picketing, boycott or other industrial action or material grievances or other labor disputes or claims in effect or pending, or, to the Knowledge of the Company, threatened against the Remaining Ferro Group (with respect to the Business) or the Divested Companies.

(b) The Tile Employees collectively constitute all of the employees necessary to conduct the Business in the same manner in all material respects immediately following the Closing as currently conducted. Neither interns, temporary employees, self-employed workers nor outsourcing companies’ employees who render services for the Divested Companies or the Remaining Ferro Group (with respect to the Business), presently or formerly, have claimed to have a labor relationship.

(c) The Divested Companies and the Remaining Ferro Group (with respect to the Business) are up-to-date with the payment of all remuneration due to their respective employees as well as with the payment of their respective social security obligations.

(d) The Divested Companies and the Remaining Ferro Group (with respect to the Business) have duly complied, at all times, in all material and formal respects, with applicable Law regarding employment, labor, social security and prevention on occupational hazards legislation, collective bargaining agreements and other applicable regulations.

(e) Pursuant to the Separation Plan, no employee who is not primarily devoted to the Business will be transferred to the Buyer or any of its designees, and none of the Buyer nor any of its designees will inherit any Liability whatsoever attached or related in any manner to any individual who is not a Tile Employee.

(f) No Divested Company, Business Employee, Transferred Employee or Automatically Transferring Employee is subject to, or has the benefit of, any trade union or collective bargaining agreement (or similar arrangements) other than those set out in Schedule 3.12(f), true, complete and accurate copies of which have been disclosed to the Buyer prior to the date of this Agreement. There are no works councils, unions or employee representative bodies which by law or pursuant to any contract or written agreement have the right to be informed and/or consulted on matters which affect the Business Employees as a result of the transactions contemplated under this Agreement and the Ancillary Agreements.

Intellectual Property

.

(g) Schedule 3.13 lists all of the registered forms of the Acquired Intellectual Property and applications therefor. The Divested Companies or the Asset Sellers are the sole legal and beneficial owners of all right, title and interest in and to the Acquired Intellectual Property free from any Encumbrance or right in favor of a third party, and all Governmental Authority fees associated therewith and due as of, or prior to, the date hereof have been paid in full. Neither the Divested Companies nor the Remaining Ferro Group (with respect to the Business) have, other than through shrink wrap or click wrap software licenses, licensed any material Intellectual Property from any Person, nor have the Divested Companies or the Remaining Ferro Group (with respect to the Business) granted any license or other right that does or that will, subsequent to the Closing, permit or enable anyone other than the Buyer (or its designee(s)) to use any of the Acquired Intellectual Property. Within the last three years, none of the Remaining Ferro Group or Divested Companies have received any written notice of any claim and, to the Knowledge of the Company, there is no threatened claim, against the Divested Companies or the Remaining Ferro Group asserting that any of the Acquired Intellectual Property infringes upon or otherwise conflicts with the Intellectual Property of any Person (and to the Knowledge of the Company there are no circumstances which exists which might entitle a claim to be made), nor have the Divested Companies or the Remaining Ferro Group within the last three years given any written notice to any Person asserting infringement by such Person of any of the Acquired Intellectual Property. Neither the Company nor the Remaining Ferro Group have any interest in or right to receive any payment in relation to the Acquired Intellectual Property. To the Knowledge of the Company none of the Acquired Intellectual Property or operations of the Divested Companies or the Business infringe or violate the Intellectual Property rights of any person.

(h) All Confidential Information and Trade Secrets relating to the Business are, and have been, stored securely and confidentially, are under sole control of the Divested Companies and/or the Remaining Ferro Group (with respect to the Business), have not been disclosed to any person other than in the ordinary course of business pursuant to a written agreement imposing customary obligations of confidentiality on such person and, notwithstanding the foregoing, nothing has been done to cause any trade secret relating to the Business to lose its characterization as a trade secret under applicable Law.

Contracts

.

(i) Schedule 3.14(a) sets forth all of the following Contracts to which a Divested Company is a party or any Contract to which an the Remaining Ferro Group is a party (with respect to the Business) or by which any of them or their respective applicable assets or properties is bound as of the date of this Agreement, other than Seller Benefit Plans (such Contracts required to be set forth on Schedule 3.14(a), collectively, the “Material Contracts”):

(i) Contracts involving the expenditure by any of the Divested Companies or the Remaining Ferro Group of more than $250,000 in any instance for the purchase of materials, supplies, equipment or services of the Business;

(ii) loan agreements, capital leases or other Contracts for the borrowing of money (including any incurrence or assumption thereof);

(iii) guarantees of any Liabilities of other Persons by any of the Divested Companies or the Remaining Ferro Group (with respect to the Business) or any other Contract otherwise incurring or placing an Encumbrance (other than a Permitted Encumbrance) on any portion of any assets or properties of the Business;

(iv) Contracts that limit the freedom of the Business or impose restrictions on the business activities of the Remaining Ferro Group (with respect to the Business) or any Divested Company, including (A) engaging in any line of business or in any geographic area, (B) hiring soliciting or engaging any Person, (C) soliciting a customer or (D) otherwise competing with any Person, except for any such Contract that is terminable by a Divested Company on 60 days’ notice or less without penalty;

(v) any Contract containing “most favored nation” pricing, “take or pay” or other similar minimum requirements or restrictive pricing provisions;

(vi) Contracts under which (A) a Divested Company has licensed material Intellectual Property to or from any other Person (including Affiliates of the Company), with an annual value in excess of $250,000 or (B) the Remaining Ferro Group has licensed material Intellectual Property constituting part of the Sold Assets to or from any other Person (including Affiliates of the Company), with an annual value in excess of $250,000;

(vii) partnership, limited liability company, joint venture agreements or similar Contracts for the sharing of profits, losses, costs or liabilities entered into by the Divested Companies or the Remaining Ferro Group (with respect to the Business);

(viii) Contracts under which the Divested Companies or the Remaining Ferro Group (with respect to the Business) will have obligations or contingent Liabilities (excluding indemnification obligations) in excess of $250,000 after the date of this Agreement relating to the acquisition or sale of any business enterprise;

(ix) any Contract (including employment, consulting and independent contractor Contracts) that provided remuneration in excess of $100,000 each year with any Business Employee or other current or former director, officer or employee of the Remaining Ferro Group (with respect to the Business) or any of the Divested Companies

(x) any Contract with any Person to acquire shares of capital stock or other equity interests of any Divested Company or any options, warrants or other rights with respect to the shares of capital stock or other equity interests of any Divested Company or any Sold Assets;

(xi) exclusive distributor, dealer or similar Contracts;
(xii) any lease or Contract under which it is lessee of, or holds or operates any real property owned by any other party;

(xiii) any Contract or group of related Contracts (other than purchase orders in the ordinary course of business)  (A) with a Material Supplier or (B) for the purchase of products, goods, services cash, materials, property, obligations or other items of value, under which the Divested Companies and the Remaining Ferro Group (with respect to the Business) collectively have an undelivered balance of such products, goods, services cash, materials, property, obligations or other items of value has consideration payable or an aggregate selling price in excess of $250,000;

(xiv) any Contract or group of related Contracts (A) with a Material Customer or (B) for the sale of products, goods, services cash, materials, property, obligations or other items of value under which the Divested Companies and the Remaining Ferro Group (with respect to the Business) collectively have an undelivered balance of such products, goods, services cash, materials, property, obligations or other items of value is entitled to receive or which otherwise have an aggregate sales price in excess of $250,000 (other than purchase orders entered into in the ordinary course of business);

(xv) any Contract that provides for (A) the indemnification by any of the Divested Companies and the Remaining Ferro Group (with respect to the Business) of any Person outside the ordinary course of business or (B) the assumption of any Tax or environmental Liability of any Person, or (C) any take-or-pay (or similar) arrangement;

(xvi) any Contract relating to an acquisition, divestiture, merger or similar transaction with respect to any Divested Company, the Remaining Ferro Group (with respect to the Business) or business comprising the Business (other than employment agreements, employee equity arrangements and leases entered into in connection with such acquisitions, divestitures, mergers or similar transactions) pursuant to which any Divested Company or the Remaining Ferro Group (with respect to the Business) has any ongoing (1) indemnification obligations with respect to the Business or (2) “earn-out” or similar contingent payment obligations; and

(xvii) except as set forth with respect to clause (v) above, any Contract providing that a Divested Company or any member of the Remaining Ferro Group (with respect to the Business) will receive future payments reasonably expected to aggregate to more than $250,000 per annum prior to the expiration of such Contract.

(j) True, correct and complete copies (or, if oral, written summaries) of each of the Material Contracts have been disclosed to the Buyer or its designated Representatives.

(k) Each Material Contract is in full force and effect, and is a valid and binding agreement of the applicable member of the Remaining Ferro Group or applicable Divested Company and, to the Knowledge of the Company, each of the other parties thereto, enforceable by or against such member of the Remaining Ferro Group or such Divested Company, and, to the Knowledge of the Company, each of such other parties thereto in accordance with its terms, subject to the General Enforceability Exceptions. No condition exists or event has occurred that (whether with or without notice or lapse of time or both) would constitute a material default by (i) any of the Remaining Ferro Group or Divested Companies under any Material Contract or (ii) to the Knowledge of the Company, any other party to any Material Contract.    No party to a Material Contract has given written or, to the knowledge of Sellers, oral notice of any material dispute with respect to any Material Contract and, to the Knowledge of the Company, all Material Contracts shall remain in full force and effect on and following Closing.

(l) Schedule 3.14(d) sets forth all of the Contracts comprising Seller Guarantees and Support Obligations and all of the Contracts comprising Divested Company Guarantees and Support Obligations, and true, correct and complete copies of such Contracts have been disclosed to the Buyer prior to the date of this Agreement.

Environmental, Health and Safety Matters

.

(m) Each of the Remaining Ferro Group (with respect to the Business) and Divested Companies, is and since January 1, 2015 has been in compliance in all 51 material respects with all Environmental Laws (including all reporting requirements related to Hazardous Material and all audit requirements).

(n) Each of the Remaining Ferro Group (with respect to the Business) and Divested Companies possess all Permits and keeps and maintains all registers required for its operations as currently conducted under all applicable Environmental Laws and is in material compliance with such Permits, has maintained all required registers since January 1, 2015 in all such material respects and has undertaken since January 1, 2015 all audits as it is required to perform, or procure are performed, under any applicable Environmental Law.

(o) Neither any member of the Remaining Ferro Group (with respect to the Business) nor any Divested Company is subject to any pending Environmental Claim or has received written notice of any threatened Environmental Claim.

(p) There has been no Release of any Hazardous Material at, in, on, under or migrating from the Business Owned Real Property, Business Leased Real Property, Shared Owned Real Property or Shared Leased Real Property or any other property owned or used by any Divested Company prior to Closing that requires cleanup or remediation by any of the Remaining Ferro Group (with respect to the Business) or Divested Companies pursuant to any Environmental Law.

Insurance

.  All insurance policies covering the assets, employees and operations of any of the Remaining Ferro Group (with respect to the Business) or Divested Companies (such insurance policies, the “Business Insurance Policies”) are held in the name of the Company or one of its Affiliates, in each case, as set forth as of the date hereof on Schedule 3.16(a) and are in full force and effect, all premiums due thereon have been paid and, where applicable, the Company or the applicable Divested Company or member of the Remaining Ferro Group has complied, or in the case of the Company has caused the Divested Companies and the Remaining Ferro Group (with respect to the Business) to comply, in all material respects with the provisions thereof.  All such insurance policies will remain in full force and effect until the Closing, at which time, coverage thereunder will be discontinued with respect to the Divested Companies and the Remaining Ferro Group (with respect to the Business). True, correct and complete copies of the applicable loss runs for the past two years with respect to each Business Insurance Policy have been provided to the Buyer.

Personal Property Assets

.

(q) The Asset Sellers have good and valid title to, or hold by valid and existing lease or license, their respective Sold Assets, free and clear of all Encumbrances, except for Permitted Encumbrances.

(r) The Divested Companies have good title to, or hold by valid and existing lease or license, all the material tangible personal property assets reflected as assets on the Balance Sheet or acquired after the Balance Sheet Date, except with respect to assets disposed of in the ordinary course of business since such date, free and clear of all Encumbrances except for Permitted Encumbrances.
3.7 Real Property.

(a) Leased Properties.  Schedule 3.18(a)(i) sets forth all of the real property leased by a Divested Company or a member of the Remaining Ferro Group that constitutes a Sold Asset (such leased real property, together with all buildings, structures, fixtures and improvements located thereon, collectively, the “Business Leased Real Property”). Schedule 3.18(a)(ii) sets forth all of the Excluded Leased Real Property used in part by the Business and in part by other businesses of the Company and its Affiliates (the “Shared Leased Real Property”). The Business Leased Real Property and Shared Leased Real Property collectively comprise all leases and subleases covering leased or subleased real property used in the Business. The Company has made available to the Buyer or its Representatives true and complete copies (or, if oral, written summaries) of the leases and subleases covering the Business Leased Real Property. With respect to each such lease and sublease:

(i) such lease or sublease is held subject to written leases or other written Contracts which are valid and effective in accordance with their respective terms, there are no material existing defaults or events of default, or to the Knowledge of the Company, events which with notice or lapse of time or both would constitute material defaults, thereunder on the part of the relevant member of the Remaining Ferro Group or the relevant Divested Company (as applicable); and

(ii) to the Knowledge of the Company, there is no material default on the part of any party in the performance of any obligation (including covenants, restrictions, stipulations and other encumbrances) to be performed or paid by such other party under any such lease or sublease;

(iii) there are no material disputes affecting any such lease or sub-lease.

(b) Owned Properties.  Schedule 3.18(b)(i) sets forth all of the real property owned by a Divested Company or a member of the Remaining Ferro Group that constitutes a Sold Asset (together with all buildings, structures, fixtures and improvements located thereon) (the “Business Owned Real Property”). Schedule 3.18(b)(ii) sets forth all of the Excluded Owned Real Property used in part by the Business and in part by other businesses of the Company and its Affiliates (the “Shared Owned Real Property”). The Business Owned Real Property and the Shared Owned Real Property collectively comprise all real property owned by the Company or any of its Affiliates and used in the Business.  With respect to each parcel of Business Owned Real Property:

(i) the identified owner has good and marketable title (or equivalent concept in such jurisdiction) to the Business Owned Real Property, free and clear of any Encumbrances, except for Permitted Encumbrances; and

(ii) there are no pending or, to the Knowledge of the Company, threatened condemnation Proceedings or lawsuits.

(c) Except for Permitted Encumbrances, none of the Business Owned Real Property is subject to a lease, sublease, license or other agreement granting any Person any right to the use, occupancy or enjoyment thereof (or any portion thereof).

3.8 Customers and Suppliers.

(a) Set forth on Schedule 3.19(a) are the twenty (20) largest customers of the Business, by dollar volume, for the 12‑month period ended December 31, 2018 (each, a “Material Customer”), and set forth opposite the name of each such customer is the dollar amount of sales attributable to such customer for such period. None of the Divested Companies nor any member of the Remaining Ferro Group has received written or, to the Knowledge of the Company, oral notice of any material dispute with any Material Customer. No Material Customer has notified any member of the Remaining Ferro Group or any Divested Company in writing that it intends to terminate or materially reduce its business relations with any member of the Remaining Ferro Group or any Divested Company or otherwise with respect to the Business.

(b) Set forth on Schedule 3.19(b) are the twenty (20) largest suppliers of the Business, by dollar volume, for the 12‑month period ended December 31, 2018 (each, a “Material Supplier”). None of the Divested Companies nor any member of the Remaining Ferro Group has received written or, to the Knowledge of the Company, oral notice of any material dispute with any Material Supplier. No Material Supplier has notified any member of the Remaining Ferro Group or any Divested Company in writing that it intends to terminate or materially reduce its business relations with any member of the Remaining Ferro Group or any Divested Company or otherwise with respect to the Business.

Anticorruption

.  None of the Remaining Ferro Group (with respect to the Business) or Divested Companies or, to the Knowledge of the Company, any agent, distributor or other Person acting on behalf of the Remaining Ferro Group (with respect to the Business) or Divested Companies has since January 1, 2014 made a violation of the U.S. Foreign Corrupt Practices Act of 1977 (as amended) or any other anti-bribery or anticorruption Law of any jurisdiction applicable to the Remaining Ferro Group (with respect to the Business) or Divested Companies.  There is no pending or, to the Knowledge of the Company, threatened, investigation, allegation, self-disclosure, request for information, notice of potential liability or any other Proceeding regarding any actual or possible violation of the U.S. Foreign Corrupt Practices Act of 1977 (as amended) or any anti-bribery or anticorruption Law of any jurisdiction applicable to the Remaining Ferro Group or Divested Companies.

Sanctions

.  None of the Remaining Ferro Group (with respect to the Business) or the Divested Companies or, to the Knowledge of the Company, any current or former employee, equityholder, Representative, agent, distributor or other Person acting on behalf of the Remaining Ferro Group (with respect to the Business) or the Divested Companies (a) is a Sanctioned Person or (b) since January 1, 2014, has (in the case of employees, equityholders, Representatives, agents distributors, and other Persons acting on behalf of the Remaining Ferro Group and the Divested Companies,

when acting on behalf of the Remaining Ferro Group (with respect to the Business) and the Divested Companies) conducted any business or engaged in any transactions either directly or, to the Knowledge of the Company, indirectly, with any Sanctioned Person or in any Sanctioned Country in violation of any applicable Sanctions. The Remaining Ferro Group (with respect to the Business) and the Divested Companies and their subsidiaries are and since January 1, 2014 have been in compliance with and in possession of any and all licenses, registrations, and permits that may be required for the lawful conduct of their business under applicable Sanctions Laws. There is no pending or, to the Knowledge of the Company, threatened, investigation, allegation, self-disclosure, request for information, notice of potential liability or any other Proceeding regarding any actual or possible material violation of any applicable Sanctions by any of the Remaining Ferro Group (with respect to the Business) or the Divested Companies. Since January 1, 2014, neither the Assets Sellers (with respect to the Business) nor the Divested Companies have made any voluntary disclosures to U.S. Government Authorities under applicable U.S. Sanctions Laws, been the subject of any Governmental Authority investigation or inquiry regarding compliance with such Laws; or been assessed any fine or penalty under such Laws.

Money Laundering

.  Each of the Remaining Ferro Group (with respect to the Business) and Divested Companies are currently in compliance in all material respects with the anti-money laundering Laws applicable to them. There is no pending or, to the Knowledge of the Company, threatened, investigation, allegation, self-disclosure, request for information, notice of potential liability or any other Proceeding regarding any actual or possible material violation of any applicable anti-money laundering Law by any of the Company, the Remaining Ferro Group (with respect to the Business) or the Divested Companies.

Affiliate Transactions

.  Except as expressly contemplated in this Agreement or any Ancillary Agreement, neither (x) the members of the Remaining Ferro Group or any of their respective Affiliates or (y) any current or former officer, employee or director of the Company or any of its subsidiaries (a) is a party to any Contract or transaction with any member of the Remaining Ferro Group (with respect to the Business) or any Divested Company, other than (i) expense reimbursement, loans and other extensions of credit to current or former directors and officers for travel, business or relocation expenses in the ordinary course, (ii) employment arrangements disclosed on Schedule 3.11(a), and (iii) Seller Benefit Plans, (b) has any interest in any asset or property owned by or used or held for use in the Business, or (c) owns, directly or indirectly, any interest in any counterparty to any Material Contract, other than, in the case of clause (b) with respect any passive direct or indirect interest which represents 1% or less of the aggregate voting power or outstanding capital stock or other equity interests of any such Person, to the extent traded on a stock exchange or other public markets of the United States.

Minority Joint Ventures

.  Schedule 3.24 sets forth for each of Minority Joint Venture (a) its jurisdiction of organization and (b) the number of shares of its capital stock or other equity interests, as applicable, directly or indirectly held by the Company as of the date hereof and (c) the applicable Seller or Divested Company which is the record holder of such interests set forth in clause (b). All such shares of capital stock or other equity interests are owned of record by the holder set forth in Schedule 3.24 free and clear of any Encumbrances, other than Encumbrances arising from restrictions on sale, assignment or transfer of shares of capital stock under applicable Law.

No Brokers’ or Other Fees

.  Except for Lazard Freres & Co. LLC, whose fees and expenses will be paid or are payable by the Company or its Affiliates, no Person has acted, directly or indirectly, as a broker, finder, financial advisor or investment banker for the Company or any of its Affiliates in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof.

Information Technology

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(c) Each Divested Company either owns or holds valid agreements, leases and/or licenses to all computer hardware, software (including in respect of an ERP system), networks, devices and other information technology which is used by or necessary for such Divested Company to conduct the Business as of Closing to a standard and in a manner consistent with the operation of the Business immediately prior to the date of signing of this Agreement. Such agreements, leases or licenses are effective for, and on terms consistent with (including in respect of pricing) the corresponding agreements, leases or licenses in force in respect of the Business immediately prior to the date of signing of this Agreement, and cannot be terminated by the respective other party thereto with a notice period of less than six months after the Closing Date.

(d) Schedule 3.26 sets forth a complete and correct list for each Divested Company of all the service providers providing ERP software and services, office functionality software and services and MPLS connectivity to such Divested Company.  The information technology set forth on Schedule 3.26 is all of the material information technology necessary to conduct the Business as currently conducted.

(e) There has been no material disruption to the commercial activities of the Business (taken as a whole) or to any Divested Company or the Remaining Ferro Group (with respect to the Business) in the three years prior to the date of this Agreement which has been caused only by any failure or breakdown of any material information technology used in connection with the Business.

Product Recall and Recalls

.

(f) Except as set forth on Schedule 3.27(a), during the past three years (i) there have been no product warranty or product liability claims pending or, to the Knowledge of the Company, threatened against any member of the Remaining Ferro Group (with respect to the Business) or any Divested Company with respect to any services or products manufactured, sold by or delivered by or on behalf of the Business (“Products”), (ii) no Divested Company nor any member of the Remaining Ferro Group (with respect to the Business) initiated or been required to initiate a product recall, consumer recall, suspension or withdrawal or similar action with respect to any Products, and (iii) no Divested Company nor any member of the Remaining Ferro Group (with respect to the Business) experienced warranty claims with respect to any Products that were materially in excess of the accrual for warranty claims in the Combined Financial Statements.

(g) All Products are processed, manufactured and marketed in accordance in all material respects with the specifications and standards required by Law, including manufacturing regulations published by Governmental Authorities in each market where Products are processed, manufactured or marketed.

No Other Representations or Warranties

.  Except for the representations and warranties of the Company expressly contained in this ARTICLE III (as modified by the Disclosure Schedules as supplemented or amended) or any Ancillary Agreement, none of the Company, any Affiliate of the Company, any of their respective officers, directors, employees, agents or Representatives, or any other Person are making or have made any representation or warranty of any sort to or for the benefit of the Buyer, any Affiliate of the Buyer, any of their respective officers, directors, employees, agents or Representatives, or any other Person, whether oral or written, express or implied (including any implied warranty of merchantability or of fitness for a particular purpose or any statutory warranty), including with respect to the Company, the Sellers, the Business, the Sold Assets, the Divested Companies, the Shares, the Assumed Liabilities and the transactions contemplated by this Agreement and each of the Company and the Sellers expressly disclaim any other representations or warranties. Except for the specific representations and warranties expressly made by the Company contained in this ARTICLE III (as modified by the Disclosure Schedules as supplemented or amended) or any Ancillary Agreement, each of the Company and the Sellers (a) hereby expressly disclaims any representation or warranty, express or implied, at Law or in equity, at common law, by statute or otherwise relating to (i) the condition of the Sold Assets (including any implied or express warranty of merchantability or fitness for a particular purpose, or of conformity to models or samples of materials) and (ii) the assets, liabilities, operations, prospects or condition of the Business, and (b) hereby expressly disclaims all liability and responsibility for any representation, warranty, statement or information made, communicated or furnished (orally or in writing) to the Buyer or its Affiliates or Representatives (including any opinion, information or advice that may have been or may be provided to the Buyer by any director, officer, employee, agent, consultant or Representative of the Company or any of its Affiliates). The Company makes no representations or warranties to the Buyer regarding the probable success or profitability of the Business.

Article IV REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer hereby represents and warrants to the Company as follows:

Organization

.  The Buyer is a corporation or company, as applicable, duly incorporated, formed or organized, as applicable, validly existing and (to the extent any such jurisdiction recognizes the concept of good standing) in good standing under the Laws of its jurisdiction of incorporation, formation or organization, as applicable.  The

Buyer has all requisite power and authority to own, lease and operate its assets and to carry on its business as now being conducted and is duly qualified or licensed to do business and (to the extent any such jurisdiction recognizes the concept of good standing) is in good standing in the jurisdictions in which the ownership of its property or the conduct of its business requires such qualification or license, except where the failure to be so qualified or licensed would not reasonably be expected, individually or in the aggregate, to have a material adverse effect on the ability of the Buyer to consummate.

Authorization; Enforceability

.   The Buyer has all requisite power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is a party and perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Ancillary Agreements to which it is a party by the Buyer, and the performance of its obligations hereunder and thereunder have been duly authorized by all necessary action on the part of the Buyer. This Agreement has been, and each of the Ancillary Agreements to which it is a party will be at or prior to the Closing, duly executed and delivered by the Buyer and, assuming due authorization, execution and delivery by the Company, the Sellers and any other party thereto, this Agreement constitutes, and each of the Ancillary Agreements will constitute, a valid and binding agreement of the Buyer, enforceable against them in accordance with its terms, subject to the General Enforceability Exceptions.

No Approvals or Conflicts

.  The execution, delivery and performance by the Buyer of this Agreement and the Ancillary Agreements to which it is a party and the consummation by the Buyer of the transactions contemplated hereby and thereby do not and will not (a) violate, conflict with or result in a breach by any of the of its organizational documents (including its certificate of incorporation, by‑laws or similar documents), (b) violate, conflict with or result in a breach of, or constitute a default by the Buyer  (or create an event which, with notice or lapse of time or both, would constitute a default) or give rise to any payment or other penalty or any right of termination, cancellation or acceleration under, or result in the creation of any Encumbrance upon any of the properties of the Buyer under, any note, bond, mortgage, indenture, deed of trust, license, franchise, Permit, lease, contract, agreement or other instrument to which any of the Buyer or any of its properties may be bound, (c) violate or result in a breach of any Governmental Order or Law applicable to any of the Buyer or any of its properties or (d) except for applicable requirements of any applicable Competition/Foreign Investment Law, require any Governmental Order or consent, approval or authorization of, or notice to, or declaration, filing, application, qualification or registration by the Buyer with, any Governmental Authority, except, with respect to the foregoing clauses (b), (c) and (d) above, as would not have a material adverse effect on the ability of the Buyer to consummate the transactions contemplated by this Agreement.

Proceedings

.  As of the date of this Agreement, there are no Proceedings pending or, to the Knowledge of the Buyer, threatened against the Buyer that would have a material adverse effect on the ability of the Buyer or its designee(s) to consummate the transactions contemplated by this Agreement and the Buyer is not otherwise subject to any Governmental Order that would have a material adverse effect on the ability of the Buyer to consummate the transactions contemplated by this Agreement.

Compliance with Laws

.  Buyer is not in violation of any Governmental Order or applicable Law, except where noncompliance would not have a material adverse effect on the ability of the Buyer to consummate the transactions contemplated by this Agreement.

Financings

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(a) The Buyer has delivered to the Company true and correct copies of (a) an executed equity commitment letter to the Buyer (the “Equity Commitment Letter”) pursuant to which Lone Star Fund XI, L.P. (the “Investor”) has committed to provide the Buyer with equity financing in the amount set forth therein, subject solely to the terms and conditions set forth therein (the “Equity Financing”), to which the Company is an express third party beneficiary and (b) an executed debt commitment letter (including all exhibits, schedules, and annexes thereto), with certain customary redactions (including in respect of pricing information, but not, for the avoidance of doubt, any provisions which relate to certainty of funding) from the Debt Financing Sources party thereto to the Buyer (the “Debt Commitment Letter” and, together with the Equity Commitment Letter, the “Commitment Letters”) pursuant to which the lenders, financial institutions, institutional investors, and other financing sources named therein (collectively, the “Lenders”) have committed on a “certain funds” basis to lend the Buyer the amounts set forth therein, subject solely to the terms and conditions set forth therein (the “Debt Financing” and, together with the Equity Financing, the “Financings”) for the purpose of funding the transactions contemplated by this Agreement.  As of the date hereof, the Commitment Letters are in full force and effect and have not been withdrawn or terminated or otherwise amended or modified in any respect and no such amendment or modification is contemplated except as permitted by this Agreement. Each Commitment Letter, in the form so delivered, is, to the Knowledge of the Buyer, a legal, valid and binding obligation of the other parties thereto, and upon execution by the Buyer, will be a legal, valid and binding obligation of the Buyer, in each case, except as may be limited by the General Enforceability Exceptions. As of the date hereof, other than as set forth in the Commitment Letters, there are no other agreements, side letters, understandings or arrangements,  conditions precedent or other contingencies which could result in the full amount of the Financings not being available, relating to the Commitment Letters. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach, on the part of the Buyer or, to the actual knowledge of the Buyer’s officers, any other parties thereto under any term or condition of the Commitment Letters. There are no conditions precedent or other contingencies related to the funding of the full amount of the Financings, other than as expressly set forth in the Commitment Letters. The Buyer has fully paid any and all commitment fees or other fees required by the Commitment Letters to be paid by it on or prior to the date of this Agreement.  As of the date hereof, to the Knowledge of the Buyer, there is no fact or occurrence that, with or without notice, lapse of time or both, would reasonably be expected to (i) result in any of the conditions to funding in the Commitment Letters not being satisfied, (ii) cause either of the Commitment Letters to be ineffective or (iii) otherwise result in the Financings not being available on a timely basis in order to consummate the transactions contemplated by this Agreement.

(b) The net proceeds from the Financings will be sufficient to consummate the transactions contemplated by this Agreement, including the payment by the Buyer of all amounts to be delivered by it pursuant to Section 2.5 and Section 2.6(e).

(c) The Buyer confirms that it is not a condition to Closing or any of its other obligations under this Agreement that the Buyer obtain financing for or in connection with the transactions contemplated by this Agreement.

Solvency

.

(d) Assuming that (1) the representations and warranties of the Company and its Affiliates in this Agreement and the other Ancillary Agreements (including the items and calculations set forth in the Pre-Closing Statement) are true, correct and complete in all respects, (2) the projections or forecasts of the Business that were prepared by the Company, its Affiliates or their authorized representatives and made available to Buyer have been prepared in good faith based upon assumptions that were and continue to be reasonable (including after giving effect to the consummation of the transactions contemplated by this Agreement and the other Ancillary Agreements), and (3) the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements (including the Financings being entered into and consummated in connection therewith), Buyer and the Divested Companies will, taken as a whole, immediately after giving effect to the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements (including the Financings being entered into and consummated in connection therewith) at the Closing on the Closing Date:

(i) not have liabilities in excess of the reasonable market value of their assets;
(ii) be able to pay their debts in the ordinary course of business as they become due; and
(iii) not be left with inadequate capital to operate the Business in the ordinary course of business.
(e) In completing the transactions contemplated by this Agreement, the Buyer does not intend to defraud any creditors of the Company, the Sellers or the Divested Companies.
No Brokers’ or Other Fees

.  Except for Bank of America Merrill Lynch, whose fees and expenses will be paid or payable by the Buyer, no Person has acted, directly or indirectly, as a broker, finder, financial advisor or investment banker for the Buyer in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof.

Condition of the Business

.  The Buyer acknowledges and agrees that (a) the Company and its Affiliates have not made and are not making any representations or warranties whatsoever, express or implied, at Law or in equity, beyond those expressly given by the Company in ARTICLE III (as modified by the Disclosure Schedules), or any

Ancillary Agreements, (b) except for the representations and warranties of the Company expressly contained in ARTICLE III (as modified by the Disclosure Schedules) or any Ancillary Agreement, the Sold Assets, the Shares and the Business are being transferred on a “where is” and, as to condition, “as is” basis, and (c) no officer, director, employee, agent or Representative of the Company or any of its Affiliates has any authority, express or implied, to make any representations or warranties not specifically set forth in ARTICLE III (as modified by the Disclosure Schedules) or any Ancillary Agreement. Except for the representations and warranties of the Company expressly contained in ARTICLE III (as modified by the Disclosure Schedules) or any Ancillary Agreement, (x) the Buyer specifically disclaims, for itself and on behalf of its Affiliates, that it is relying upon or has relied upon any such other representations or warranties that may have been made by any Person, and acknowledges and agrees that the Company has specifically disclaimed and does hereby specifically disclaim any such other representation or warranty made by any Person, (y) the Buyer specifically disclaims, for itself and on behalf of its Affiliates, any obligation or duty by the Company to make any disclosures of facts not required to be disclosed pursuant to this Agreement (including the specific representations and warranties set forth in ARTICLE III) (as modified by the Disclosure Schedules) or any Ancillary Agreement, and (z) the Buyer is executing and delivering this Agreement and consummating the transactions contemplated hereby subject only to the specific representations and warranties set forth in ARTICLE III, the Local Purchase Agreements and the other Ancillary Agreements (including the officer’s certificate contemplated by Section 7.3 and the items and calculations set forth in the Pre-Closing Statement) as further limited by the specifically bargained‑for exclusive remedies as set forth in this Agreement, the Local Purchase Agreements and the other Ancillary Agreements. Any claims the Buyer may have for breach of representation or warranty will be based solely on the representations and warranties of the Company expressly set forth in ARTICLE III (as modified by the Disclosure Schedules) or any Ancillary Agreement. The Buyer further represents that neither the Company nor any of its Affiliates, nor any of their respective officers, directors, employees, agents or Representatives nor any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding any of the Company, the Business or the transactions contemplated by this Agreement not expressly set forth in ARTICLE III (as modified by the Disclosure Schedules) or any Ancillary Agreement, and none of the Company, any of its Affiliates, any of their respective officers, directors, employees, agents or Representatives or any other Person will have or be subject to any liability to the Buyer, any Affiliate of the Buyer, any of their respective officers, directors, employees, agents or Representatives or any other Person resulting from the distribution to the Buyer (or its Affiliates) or its Representatives, or the Buyer’s use of, any such information, including any confidential memoranda distributed on behalf of the Company relating to the Business or other publications, projections, data room or virtual data room information provided to the Buyer (or its Affiliates) or its Representatives, or any other document or information in any form provided to the Buyer (or its Affiliates) or its Representatives, including management presentations, in connection with the sale of the Shares and the Sold Assets, the transactions contemplated hereby and in respect of any other matter or thing whatsoever. The Buyer acknowledges that it has conducted its own independent investigation of the Business and, in making the determination to proceed with the transactions contemplated by this Agreement, the Buyer has relied on the results of its own independent investigation.  For avoidance of doubt and notwithstanding anything in this Agreement, the Local Purchase Agreements or the other Ancillary Agreements to the contrary, nothing in this Agreement, the Local Purchase Agreements and the other Ancillary Agreements will limit in any respect any claim of Buyer or its Affiliates with respect to Fraud.

Article V COVENANTS AND AGREEMENTS
Conduct of Business Prior to the Closing

.

(a) From and after the date of this Agreement and until the Closing, except for the transactions and activities expressly provided for in the Separation Plan (which transactions should be in form and substance reasonably satisfactory to the Buyer (including with respect to the implementation and documentation thereof)), or as set forth on Schedule 5.1(b), the Company shall conduct and shall cause its Affiliates (including the Divested Companies and the Remaining Ferro Group) to (x) conduct the Business in all material respects in the ordinary course of business and (y) use its reasonable best efforts to maintain (i) the assets and properties of the Business in reasonably good maintenance, operating condition and repair, normal wear and tear excepted, other than machinery or equipment under repair or out of service in the ordinary course of business and (ii) satisfactory relationships with the Business Employees and with suppliers, customers and others having material business relationships with the Business.

(b) Without limiting the generality of the foregoing Section 5.1(a),  except for the transactions and activities expressly provided for in the Separation Plan (which transactions should be in form and substance reasonably satisfactory to the Buyer (including with respect to the implementation and documentation thereof)), or as set forth on Schedule 5.1(b), the Company shall cause the Divested Companies and the Remaining Ferro Group (with respect to the Business) not to do any of the following without the prior written consent of the Buyer, which will not be unreasonably withheld, conditioned or delayed:

(i) create, allot, issue, purchase or sell any of their, or amend the terms of any existing, capital stock or other equity interests or debt securities or grant or make any options, warrants, convertible or exchangeable securities, subscriptions, rights, phantom stock, stock appreciation rights, calls or commitments with respect to its equity interests, or agreement of any character in respect of their capital stock or other equity interests or debt securities or otherwise amend the terms of any capital stock or other equity interests or debt securities;

(ii) reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or other equity interests or effect any recapitalization, stock dividends, stock split or like change in capitalization;

(iii) sell, abandon or otherwise dispose of any Sold Assets or assets (including, for the avoidance of doubt, Intellectual Property) of a Divested Company 62 excluding sales of inventory in the ordinary course of business or assets constituting Excluded Assets;

(iv) acquire assets having an individual value exceeding $250,000 or any aggregate expenditures in excess of $1,000,000, excluding (i) acquisitions of inventory in the ordinary course of business and (ii) capital commitments permitted by clause (vi) below;

(v) merge, consolidate or adopt a complete or partial plan of liquidation, dissolution, or other reorganization with respect to any Person;

(vi) enter into a commitment to or otherwise make any individual or aggregate capital commitments in excess of the aggregate capital expenditure commitment set forth on Schedule 1.1(m) (provided that the Company shall notify (but no consent shall be required from) the Buyer upon making any individual capital commitment which is in excess of $150,000 but is less than the aggregate capital expenditure commitment set forth on Schedule 1.1(m));

(vii) (i) in the case of the Divested Companies, incur, assume or guarantee any Debt Obligation and (ii) in the case of any member of the Remaining Ferro Group, incur, assume or guarantee any Debt Obligation that would reasonably be expected to constitute an Assumed Liability, in each case, other than Intercompany Obligations (other than Permitted Intercompany Obligations) entered into in the ordinary course of business to the extent settled, discharged or otherwise eliminated prior to the delivery of, or the elimination of which is otherwise reflected on, the Pre-Closing Statement; or (iii) make any loan (other than the granting of trade credit in the ordinary course of business) to any Person;

(viii) incur any Encumbrance on any assets of any Divested Company or any Sold Asset, in each case, other than Permitted Encumbrances;

(ix) other than as required by (x) any Law or collective bargaining agreement or this Agreement or (y) Seller Benefit Plan as currently in effect and disclosed on the Disclosure Schedules; (A) increase the compensation (other than increases in base salary or wages in the ordinary course of business), bonus, pension, welfare, severance or other fringe benefits payable to or paid to, or make any new equity awards to, whether conditionally or otherwise, any Business Employee; (B) increase the benefits under any Seller Benefit Plan, adopt any new Seller Benefit Plan, or amend or terminate any existing Seller Benefit Plan, except for any bonus or similar arrangement that is a Transaction Expense or other Excluded Liability; (C) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any Seller Benefit Plan; (D) change the manner in which contributions to Seller Benefit Plans are made or the basis on which such contributions are determined; (E) make or forgive any loans to directors, members, managers, officers of any Divested Company or Business Employees (except for advances of expenses made in the ordinary course); (F) negotiate, extend, amend or enter into any new employment, engagement, severance or similar agreements with any Business Employees who receives or would receive total annual base cash compensation of more than $100,000 per annum; or (G) hire or terminate (other than for cause) any Business Employee who receives or would receive total annual base cash compensation of more than $100,000 per annum;

(x) request a transfer of the employment of (x) any Business Employees to any Person other than the transfer of Tile Employees to the Buyer (or its designee(s)) or any Divested Company or the transfer of Non-Tile Employees to a member of the Remaining Ferro Group, in each case, in accordance with this Agreement (including Schedule 5.9) or (y) any other employee, officer, independent contractor or director of the Company or any Affiliate thereof (other than any Tile Employee) to the Buyer (or its designee(s)) or any Divested Company, in each case, other than in accordance with this Agreement;

(xi) incur any Encumbrance on any of the Shares;
(xii) make any change in the accounting methods or practices followed by the Business (other than such changes required by changes to applicable Law or GAAP);

(xiii) enter into any Contract that (x) restricts or will restrict any Divested Company or any member of the Remaining Ferro Group (with respect to the Business) from engaging or (y) will restrict the Buyer or any of its Affiliates from engaging after the date of this Agreement, in any line of business in any geographic area or competing with any Person (other than confidentiality arrangements in the ordinary course of business) or which is not otherwise on arm’s length terms;

(xiv) terminate, amend, renew, enter into or extend any Material Contract or any Shared Contract or waive any right thereunder, except, in each case, in the ordinary course of business;

(xv) make any acquisition of another business, whether by merger, stock or asset purchase or otherwise or otherwise enter into any partnership, limited liability company or joint venture agreement that adversely affects the operation or conduct of the Business;

(xvi) negotiate, extend, amend or enter into a new collective bargaining agreement or any other Contract with a labor union or other employee representative body with respect to any Business Employees, unless required by applicable Law;

(xvii) amend any organizational documents (including any voting or shareholder agreements) of the Company, any Seller or any Divested Company or in the case of any Minority Joint Ventures vote or otherwise consent to amend or otherwise modify such documents;

(xviii) initiate any Proceedings that would reasonably be expected to involve claims or losses greater than $250,000 or which if adversely determined would reasonably be expected to be, individually or in the aggregate, material to the Business or settle or compromise any pending or threatened Proceeding or any claim for an amount greater than $250,000, net of any insurance proceeds, or settle or compromise any pending or threatened Proceedings or claims that results in any limitation on the conduct of Business, and, for the avoidance of doubt, other than the payment of any settlement amounts agreed to prior to the date hereof or any settlements, compromises or payments by an insurance carrier on behalf of the Company or any of its subsidiaries in which the deductible is less than or equal to $250,000;

(xix) grant any licenses of Intellectual Property, other than non-exclusive licenses in the ordinary course of business or to any Divested Company;
(xx) materially change any existing line of business or enter into any new line of business;

(xxi) fail to use commercially reasonable efforts to prevent any of its material insurance policies naming any Divested Company or member of the Remaining Ferro Group with respect to its Sold Assets as a beneficiary or loss-payable payee to be cancelled or terminated with respect to such Persons, except for ordinary course terminations, cancellations and renewals of such insurance policies that are being replaced with policies providing for substantially equivalent coverage;

(xxii) cancel, surrender, allow to expire or fail to take commercially reasonable efforts to renew and maintain, any material Permits;

(xxiii) enter into any Contract with any of the Company or its Affiliates, other than any Intercompany Obligations entered into in the ordinary course of business to the extent settled, discharged or otherwise eliminated prior to the delivery of, or the elimination of which is otherwise reflected on, the Pre-Closing Statement;

(xxiv) (A) make or change any material election relating to Taxes, (B) settle or compromise any material Tax liability of the Company or any of its subsidiaries, (C) surrender any right to claim a material refund of Taxes, offset or other reduction in Tax Liability, (D) enter into any closing agreement with any Taxing Authority; (E) change any annual Tax accounting period, adopt or change any material method of Tax accounting; (F) incur any material Tax liability other than in the ordinary course of business; (G) settle any Tax claim or assessment, (H) consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, (I) fail to pay any material Tax that becomes due and payable (including any estimated Taxes), (J) prepare or file any Tax Return in a manner inconsistent with past practice;

(xxv) declare, make or pay any dividend or other distribution to shareholders (other than by a Divested Company to another Divested Company or in accordance with Section 2.15); or
(xxvi) agree or commit to do any of the foregoing.

(c) Notwithstanding anything to the contrary contained herein, nothing contained in this Agreement (A) will give Buyer, directly or indirectly, rights to control or direct the business or operations of the Business prior to the Closing or (B) shall operate to prevent or restrict any act or omission by the Business, the taking of which is required by applicable Law. Prior to the Closing, the Company and its subsidiaries will exercise, consistent with the terms and conditions of this Agreement, control of the Business. For the avoidance of doubt, nothing contained in this Section 5.1 shall limit the right of the Company to enter into a transaction (or series of transactions) pursuant to which any Person or Persons acquire voting control of the Company or substantially all of the assets of the Company (including by merger, consolidation, stock or asset purchase, or other similar transaction).

(d) Except for the transactions and activities contemplated by the Separation Plan (which transactions should be in form and substance reasonably satisfactory to the Buyer (including with respect to the implementation and documentation thereof)) and except as set forth on Schedule 5.1(b),  without limiting the generality of the foregoing Section 5.1(a), the Company shall and shall cause each Divested Company and any member of the Remaining Ferro Group (with respect to the Business) to (i) maintain the inventory levels of the Business in the ordinary course of business, (ii) sell and deliver any products in the ordinary course of business (including any rebate, discount, chargeback, refund, consumer promotion or similar policy or practice, including any forward-looking promotional activities) and not sell or deliver such product in any manner constituting “channel stuffing”, “trade loading” or any similar practices that, in any such case, would reasonably be expected to result in purchases of products that are in excess of normal customer purchasing patterns consistent with past practice, (iii) not permit any discount activity with any customers of the Business that has or would reasonably be expected to have the purposes of accelerating pre-Closing period sales to the trade that would otherwise in the ordinary course of business be expected to occur in the post-Closing period, (iv) pay and not otherwise delay the payment of, the accounts payable of the Business or extend the terms of payment, whether by contract, amendment or course of dealing of their trades account payable, except in all cases for those that are subject to good faith dispute in the ordinary course of business not otherwise in violation of this Section 5.1, or (v) not accelerate the terms of collection of the accounts receivable of the Business, except in all cases for those with respect to the resolution of any good faith dispute in the ordinary course of business not otherwise in violation of this Section 5.1.

Access to Books and Records

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(e) From the date of this Agreement until the Closing, at no cost to the Buyer, the Company shall provide Buyer and its authorized Representatives with:

(i) reasonable access and upon reasonable advance notice and during regular business hours to the properties, assets, and books and records of the Company, the Asset Sellers and the Divested Companies (including personnel related to the Business); and

(ii) by no later than 15 Business Days after the last day of the relevant month, the monthly financial statements of the Business in the form set out in Exhibit I by country, region and segment and, as soon as reasonably practicable after such date, but in any event no later than 30 Business Days after last day of the relevant month, such monthly financial information but with the Body Stains Business excluded as well.
(f) Prior to the Closing, the information provided pursuant to this Section 5.2 will be governed by all the terms and conditions of the Confidentiality Agreements.

(g) For a period of seven years commencing on the Closing Date, the Buyer agrees that it will, and will cause its Affiliates to, preserve and keep all pre‑Closing records of the Remaining Ferro Group (with respect to the Business) and Divested Companies in its or their possession, as applicable, in compliance with the bona fide records retention policies of the Company. For a period of seven years commencing on the Closing Date, the Company agrees that it will, and will cause the Remaining Ferro Group to, preserve and keep the records held in its or their possession, as applicable relating to the Business in compliance with the bona fide records retention policies of the Buyer. The Buyer and the Company agree that each will make, or cause their respective Affiliates to make, such records and personnel reasonably available to the other and its Affiliates and their respective Representatives upon reasonable advance notice and during regular business hours in connection with, any insurance claims by, Proceedings against (other than Proceedings by the Buyer or any of its Affiliates against the Company or any of its Affiliates or vice versa), Tax matters or Governmental Authority investigations involving, the Buyer or the Company or any of their respective Affiliates or in order to enable the Buyer or the Company or any of their respective Affiliates to comply with their respective obligations under this Agreement and the Ancillary Agreements. If the Buyer or the Company or any of their respective Affiliates wishes to destroy (or permit to be destroyed) such records prior to the end of the seven‑year period described above (in the case of the Buyer and its Affiliates) in accordance with the bona fide records retention policies of the Company (in the case of the Divested Companies and the Remaining Ferro Group) or Buyer (in the case of the Divested Companies), as applicable, such party will first give 90 days prior written notice to the Buyer or the Company, as the case may be, and the Buyer or the Company, as the case may be, will have the right at its option and expense, upon prior written notice given to the Company or the Buyer, as the case may be, within that 90 day period, to take possession of the records within 180 days after the date of such notice. For the purposes of this Section 5.2 reference to books and records shall include all financial and trading data and information.  Promptly following receipt of a written request of the Buyer, the Company shall, to the extent permitted by applicable Law and the bona fide records retention policies of the Company, permanently delete and remove from its systems any Confidential Information and Trade Secrets and any personal data related to the Business which has been transferred to the Buyer (or its designee) pursuant to this Agreement or any Ancillary Agreement. If notwithstanding such request the Company is of the good faith opinion that such information or data shall be retained it shall promptly advise the Buyer and provide the specific (legal or other) basis for such retention.

(h) Notwithstanding anything to the contrary in this Section 5.2, any access to the books and records as contemplated by the foregoing (i) shall not unreasonably interfere with the normal operations of the Company, Buyer or their respective Affiliates, (ii) shall occur in such a manner as the applicable Person reasonably determines to be appropriate to protect the confidentiality of the transactions contemplated by this Agreement and the Ancillary Agreements, (iii) shall be by request to the applicable notice parties pursuant to Section 10.7 or to any other individual that such Person may designate in writing (including by electronic mail) from time to time and (iv) shall not require any Person to provide access to, or to disclose any information to, any other Person if such access or disclosure (A) is in respect of or related to any potential dispute between the Parties, (B) would require the Company or Buyer to disclose any financial or proprietary information of or regarding their respective Affiliates (other than the Asset Sellers or the Divested Companies, or any of their successors or assigns) or otherwise disclose information regarding their respective Affiliates of the Company (other than the Asset Sellers or the Divested Companies, or any of their successors or assigns) that such Person deems to be commercially sensitive, (C) would be in violation of applicable Laws (including any Competition/Foreign Investment Law) or the provisions of any Contract to which the Company or any of its subsidiaries is a party or (D) would otherwise provide access to or disclose information that such Person determines would jeopardize any attorney–client privilege or other privilege of such Person or its Affiliates (provided that such Person shall have used their reasonable best efforts to disclose such information in a way that would not waive such privilege (which efforts shall not require such Person to waive its attorney-client privilege)); provided that in the event that such Person does not provide access or information in reliance on this clause, such Person shall provide notice to other party that such access or information is being withheld.  Notwithstanding anything expressed or implied in this Agreement to the contrary, neither the Company or any of its subsidiaries shall be required to (i) disclose to any Person, any Tax information or Tax Return that does not relate to the Company, the Asset Sellers, the Sold Assets or any Divested Company or (ii) provide any information in any format other than as then exists, or otherwise to manipulate or reconfigure any data regarding the Business or any of its assets, financial performance or condition or operations.

(i) The Company authorizes the Buyer and the Divested Companies on and after the Closing to receive and open all mail and other communications received by the Buyer and the Divested Companies related to (x) the Business (whether addressed to the Company or any of its Affiliates) and to deal with the contents of such communications in good faith and in a proper manner and (y) addressed to the Buyer or any Divested Company with respect to the businesses of the Buyer and Affiliates following the Closing. The Buyer authorizes the Company or its Affiliates on and after the Closing to receive and open all mail and other communications received by the Company or its Affiliates related to (x) the Business (whether addressed to the Buyer or any Divested Company) and (y) addressed to the Buyer or any Divested Company with respect to the businesses of the Buyer and Affiliates following the Closing and to deal with the contents of such communications in good faith and in a proper manner. The Company shall reasonably promptly deliver to the Buyer any mail or other communication received by the Company or its Affiliates after the Closing pertaining to the Business.  The Buyer shall reasonably promptly deliver to the Company any mail or other communication received by the Buyer or its Affiliates after the Closing pertaining to the businesses of the Buyer and its Affiliates following the Closing.

Regulatory Filings; Reasonable Best Efforts

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(j) Upon the terms and subject to the conditions set forth in this Agreement, each Party will (and, to the extent applicable, will cause their respective Affiliates to) use its reasonable best efforts to take, or cause to be taken, all actions, to do, or cause to be done, and to assist and cooperate with the other Party in doing, all things necessary, proper or advisable to consummate and make effective, as promptly as practicable, the transactions contemplated hereby in accordance with the terms of this Agreement, including:  the obtaining of all necessary approvals under any applicable Laws required in connection with this Agreement and the transactions contemplated hereby,   the obtaining of the actions or non-actions, waivers, consents, approvals and authorizations from Governmental Authorities, and the making of all related registrations and filings, listed on Schedule 5.3(a) or any other waivers, consents, approvals and/or authorizations from other Governmental Authorities which the Buyer and the Company mutually agree in writing is required in connection with the transactions contemplated by this Agreement (each, an “Additional Government Approval”),  it being understood that the Parties will not invoke a referral procedure under Article 4(4) or Article 4(5) of Council Regulation (EC) No. 139/2004 on the control of concentrations between undertakings, and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid a Proceeding by, any Governmental Authority,   the obtaining of all necessary waivers, consents, approvals and authorizations from any third party and  the execution and delivery of any additional instruments necessary to consummate the transactions contemplated hereby in accordance with the terms of this Agreement and to fully carry out the purposes of this Agreement.  Unless otherwise expressly agreed herein, none of the Company, the Sellers nor any of their respective Affiliates will be obligated to pay any consideration, fee or other similar payment to any third party from whom consent or approval is required or requested from or by such third party in connection with the consummation of the transactions contemplated by this Agreement in order to obtain any such consent or approval.  Notwithstanding anything to the contrary contained herein, including this Section 5.3, the Parties each acknowledge and agree that obtaining waivers, consents, approvals and authorizations from any third parties as contemplated in clause (iii) of this Section 5.3(a) will not be a condition to the obligation of the Buyer to consummate the transactions contemplated by this Agreement.

(k) For the avoidance of doubt, the Buyer and its Affiliates will agree or commit to any and all divestitures, licenses, other disposition of assets, hold separate, or other arrangements, including any action that limits its freedom of action, ownership, control, existing relationships or other rights with respect to, or its ability to retain or hold, any of its businesses, properties, assets, products, or services, as well as, subject to the Closing, the businesses, properties, assets, products, or services of the Divested Companies or the Business, and agree or commit to any restrictions or limitations on the conduct of its businesses, as well as, subject to the Closing, on the conduct of the businesses of the Divested Companies or the Business, as a condition to obtaining approvals from any Governmental Authority for any reason in order to consummate and make effective, as promptly as practicable, the transactions contemplated hereby, including taking any and all actions necessary in order to ensure that no: (A) requirement for non-action, waiver, consent, approval or authorization of any Governmental Authority;

(B) Governmental Order or Proceeding; and (C) other matter relating to any applicable Competition/Foreign Investment Law or other applicable Law, in each case, would preclude consummation of the transactions contemplated hereby by the End Date (each a “Remedial Action”); provided,  however, that the Buyer and the Company (and their respective Affiliates) will not be required to take any Remedial Action that is not conditioned upon the Closing and will not be required to agree and commit to litigate or participate in the litigation of any Proceeding involving any Governmental Authority or any other Person, whether judicial or administrative, in order to: (A) oppose or defend against any Proceeding to prevent or enjoin the consummation of the transactions contemplated by this Agreement; or (B) overturn any Proceeding to prevent consummation of the transactions contemplated by this Agreement, including by defending any Proceeding in order to avoid the entry of, or to have vacated, overturned, terminated or appealed any Governmental Order.  In addition, upon the terms and subject to the conditions herein provided and subject to the Parties’ (and to the extent applicable, their respective Affiliates’) obligations under applicable Law, neither Party will (and each Party will cause, to the extent applicable, their respective Affiliates not to) knowingly take, or cause to be taken, any action that would reasonably be expected to materially delay or prevent the satisfaction by the End Date of the conditions set forth in Sections 6.4,  6.5,  7.4 and 7.5;  provided,  however, notwithstanding anything to the contrary in this Agreement, the Buyer will not be required to take, or commit to take, or cause its Affiliates to take, or commit to take, any Remedial Action that would constitute a Triggering Divestiture; and provided,  further, that nothing contained in this Section 5.3 shall limit the right of the Company to enter into a transaction (or series of transactions) pursuant to which any Person or Persons acquire voting control of the Company or substantially all of the assets of the Company (including by merger, consolidation, stock or asset purchase, or other similar transaction).

(l) The Buyer undertakes and agrees (and, to the extent applicable, cause its Affiliates to undertake and agree) to file such filings and applications for approvals and consents as are required under any Competition/Foreign Investment Laws or other applicable Laws by 30 April 2020, provided, however, that if: (i) the European Commission accepts a referral by a Member State (as defined therein) under Article 22 of the Council Regulation (EC) No. 139/2004 on the control of concentrations between undertakings, or (ii) the Parties’ respective antitrust counsel otherwise agree (acting reasonably), such deadline shall, if reasonably necessary, be extended to such later date as the Parties’ antitrust counsel may agree (acting reasonably).  The Buyer will bear the responsibility for all filings fees associated with filings pursuant to all Competition/Foreign Investment Laws and other regulatory filings.

(m) Each Party will and, to the extent applicable, will cause their respective Affiliates to (i) respond as promptly as practicable to all inquiries and requests received from any Governmental Authority in connection with Competition/Foreign Investment Law matters or applicable Laws and (ii) not extend any waiting period under any Competition/Foreign Investment Law or enter into any agreement with any Governmental Authority not to consummate the transactions contemplated by this Agreement, except, in each case, with the prior written consent of the other Party.

(n) The Buyer shall and, to the extent applicable, shall cause its Affiliates to (i) promptly notify the Company of, and forward to the Company, any written communication from any Governmental Authority concerning this Agreement or the transactions contemplated hereby,  (ii) give the Company reasonable advance notice of any notification, submission or other communication which it proposes to make or submit to any Governmental Authority (be it under Section 5.3(b),  Section 5.3(c) or otherwise) and (iii) provide the Company with copies of such draft notification, submission or correspondence and any supporting documentation or information reasonably requested by the Company, provided that the Buyer shall, to the extent required by Law, not be obliged to provide the Company with any confidential information or business secrets, which information shall be provided to the Company’s counsel on a counsel-to-counsel basis only.  The Buyer undertakes to take any comments of the Company in relation to any such notification, submission or communication into due consideration and incorporate them in good faith where appropriate.  The Buyer further agrees to keep the Company fully informed as to the progress of obtaining approvals, or waivers, from any Governmental Authority including, but not limited to, the filings listed on Schedule 5.3(a).  The Company and its advisors shall be entitled the opportunity to attend all meetings, telephone calls or discussions with any relevant Governmental Authority or other persons or bodies with respect to any filing, investigation or inquiry concerning this Agreement or the transactions contemplated hereby, unless such calls or discussions have not been scheduled in advance and do not involve any substantive or more significant process related aspects and make oral submissions at such meeting, telephone call or discussion to the extent necessary or appropriate.  In case the respective Governmental Authority or other person or body prohibits the participation of the Company or its advisors in such meeting, telephone call or discussion, the Buyer shall, to the extent reasonably possible under the circumstances, consult with the Company prior to participating therein and, following such meeting, telephone call or discussion, furnish the Company with copies of any written documents exchanged therein and a reasonably detailed summary of any oral communications between it and its Representatives, on the one hand, and any Governmental Authority or members of their respective staffs, on the other hand with respect to this Agreement or the transactions contemplated hereby.  In addition, the Company and the Buyer will work together in good faith in determining what, if any, Remedial Actions may be necessary to obtain regulatory approval or clearance while keeping such Remedial Actions below a Triggering Divestiture.  If, in good faith the Parties determine that the necessary Remedial Actions may exceed the threshold for a Triggering Divestiture, then the Company may propose to the Buyer alternatives to such Remedial Actions and the Buyer will consider such alternatives in good faith in light of the Parties common objective of consummating the transactions contemplated by this Agreement, but, for the avoidance of doubt, the Buyer shall not be obliged to accept and pursue any such alternative proposed by the Company.

(o) Nothing in this Agreement will impose obligations on the Company or any of its Affiliates to give the Buyer or its counsel, accountants or other authorized Representatives access to information if such access could reasonably be expected to cause any of the Company or any of its Affiliates to be in breach of any duty of confidence or any other duty or obligation under applicable Law (including Laws affecting privacy, personal information, competition and the collection, handling, storage, processing, use or disclosure of data) (provided that such Person shall have used their reasonable best efforts to disclose such information in a way that would not waive such privilege (which efforts shall not require such Person to waive its attorney-client privilege)).

(p) In the event that any Governmental Authority raises any concerns regarding any of the Material Ancillary Agreements under Competition/Foreign  Investment Laws, the Parties shall work together in good faith to address such concerns and restructure such Material Ancillary Agreements in a manner to satisfy any requirements of the Governmental Authority while providing the Parties with a restructured Material Ancillary Agreement as comparable as possible to the original Material Ancillary Agreement.

Tax Matters; Cooperation; Preparation of Returns; Tax Elections

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(q) The Buyer and the Company agree to use reasonable efforts to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to any of the Sold Assets or the Divested Companies (including access to books and records, employees, contractors and representatives) as is reasonably necessary for the filing of all Tax Returns, the making of any election related to Taxes, the preparation for or defense of any audit by any Taxing Authority, and the prosecution or defense of any claim or Proceeding relating to any Tax Return. Further, the Company and the other Sellers will be permitted to retain, in its or their discretion, copies of any such books and records relating to any of the Sold Assets or the Divested Companies as is reasonably necessary for any of such purposes as set forth above. The Buyer will, and will cause its designee(s) to use reasonable efforts to, and the Company will, and will cause the Sellers to use reasonable efforts to, retain all books and records with respect to Taxes pertaining to the Sold Assets and the Divested Companies until the expiration of all relevant statutes of limitations (and, to the extent notified by the Company and the Buyer, as applicable, any extensions thereof).

(r)

(i) The Company will, and will cause the Sellers to, prepare and timely file, or cause to be prepared and timely filed, all consolidated, combined or unitary Tax Returns that include any of the Divested Companies for a Pre-Closing Tax Period.

(ii) The Company will, and will cause the Sellers to, prepare and timely file, or cause to be prepared and timely filed, all Tax Returns other than those Tax Returns described in Section 5.4(b)(i) that include any of the Divested Companies or relate to the Business, in each case, for any taxable period ending on or before the Closing Date in a manner consistent with past practice, except as required by any applicable Law, and timely pay or cause to be paid any amounts reflected on such Tax Returns. The Company will, and will cause the Sellers to, consult and reasonably cooperate with the Buyer with respect to the preparation of any such Tax Returns (including any elections relating to the Business made on such Tax Returns) and to provide each such Tax Return the Buyer no later than forty-five (45) days prior to filing for the Buyer’s review and comment.  Not later than fifteen (15) days after the Buyer has been provided each such Tax Return, the Buyer will notify the Company in writing of any changes that the Buyer may have to any item set forth on such draft Tax Return. If the Company objects to any such changes that the Buyer may have to any item set forth on such Tax Return, the Company will, within five (5) days after delivery of such Tax Return, notify the Buyer in writing of such objection. The Buyer and the Company will negotiate in good faith and use their commercially reasonable efforts to resolve such objection. If the Buyer and the Company are unable to reach agreement within three (3) days after receipt by the Buyer of such notice, the disputed items will be resolved by the CPA Firm and any determination by the CPA Firm will be final.  The costs, fees and expenses of the CPA Firm incurred under this Section 5.4(b) will be borne equally by the Buyer and the Company. Except to the extent expressly reflected as a Liability in Working Capital or otherwise expressly included in the calculation of the Debt Obligations, in each case, such that it is expressly taken into account as an actual reduction to the Total Consideration, the Company will, and will cause the Sellers to, timely pay, or cause to be timely paid, to the relevant Taxing Authority all Taxes due in connection with any Tax Returns under this Section 5.4(b).

(s) The Buyer will prepare, or cause to be prepared, all Tax Returns of the Divested Companies or that relate to the Business for a Straddle Period, which Tax Returns will be prepared in a manner consistent with past practice, except as required by any applicable Law. The Buyer will provide to the Company drafts of any such Tax Returns for review and comment at least thirty (30) days prior to the due date for the filing of each such Tax Return including extensions. Not later than five (5) days after the Buyer has provided each such Tax Return, the Company will notify the Buyer in writing of any changes that the Company may have to any item set forth on such draft Tax Return. If the Buyer objects to any such changes that the Company may have to any item set forth on such Tax Return, Buyer will, within five (5) days after delivery of such Tax Return, notify the Company in writing of such objection. The Buyer and the Company will negotiate in good faith and use their commercially reasonable efforts to resolve such objection. If the Buyer and the Company are unable to reach agreement within three (3) days after receipt by the Company of such notice, the disputed items will be resolved by the CPA Firm and any determination by the CPA Firm will be final. The costs, fees and expenses of the CPA Firm incurred under this Section 5.4(c) will be borne equally by the Buyer and the Company. Except to the extent reflected as a Liability in Working Capital or otherwise taken into account in the Total Consideration or included in the calculation of the Debt Obligations, the Company will, and will cause the Sellers to, pay, at least five (5) days prior to the filing of any such Tax Return, to the Buyer the amount of Taxes apportioned to the Pre-Closing Tax Period. Any such Tax Returns for a Straddle Period shall apportion the amount of Taxes in a Pre-Closing Tax Period in accordance with Section 5.5(b).

(t) Effective as of the Closing, any Tax sharing or Tax allocation agreement or arrangement, in each case, other than any Commercial Tax Agreement, between the Company or any of its Affiliates (other than a Divested Company) and any Divested Company will be terminated and will have no further effect thereafter without any Liability accruing to or being imposed on such Divested Company with respect thereto.

(u) Any Transfer Tax incurred in connection with this Agreement and/or any Ancillary Agreement and the transactions contemplated hereby and thereby and all Duties that may be imposed by any Governmental Authority in connection with the sale and transfer of the Shares by the Equity Sellers to the Buyer (or its designee(s)) pursuant to the terms of this Agreement shall be Split Fees.  The Party required by Law to pay a Transfer Tax or Duty or file a Tax Return with respect to such Transfer Taxes or Duties will timely pay such Transfer Tax or prepare and file such Tax Return. Each Party will indemnify and hold harmless the other Party to the extent such Party has paid more than their allocated proportion of Transfer Taxes and Duties pursuant to this Section 5.4(e). The Parties agree to reasonably cooperate in the filing of any returns with respect to the Transfer Taxes, including reasonably promptly supplying any information in their possession that is reasonably necessary to complete such returns or to establish any available exemption from (or reduction of) any Transfer Taxes.

Tax Indemnity

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(v) Notwithstanding anything to the contrary in this Agreement, except to the extent expressly reflected as a liability in Working Capital or otherwise expressly taken into account as an actual reduction to Total Consideration or expressly included in the calculation of the Debt Obligations, the Company will indemnify the Buyer and its Affiliates (including, after the Closing Date, the Divested Companies) and hold them harmless from, against and in respect of (i) all Losses in connection with any (x) Indemnified Taxes, (y) breach, inaccuracy or misrepresentation, or failure of any representation or warranty in Section 3.10 (the “Tax Representations”) or any covenant related to Taxes in this Agreement to be true and correct in all respects, and (z) amounts due in accordance with the Spanish Tax Group Exit Agreement (ii) all liabilities, costs, expenses (including reasonable expenses of investigation and attorneys’ fees and expenses), losses, damages, assessments, settlements or judgments arising out of or incident to the imposition, assessment or assertion with respect to any Loss described in clause (i) above.

(w) For purposes of this ARTICLE V, in the case of any Taxes in connection with a period beginning on or before the Closing Date and ending after the Closing Date (a “Straddle Period”), the amount of such Taxes apportioned to the Pre‑Closing Tax Period will (i) in the case of property Taxes and any other Taxes imposed on a periodic basis be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the taxable period ending on and including the Closing Date and denominator of which is the number of days in the Straddle Period and (ii) in the case of all other Taxes including any Tax based on or measured by income, receipts or profits earned during the Straddle Period (and including, for the avoidance of doubt, any GILTI Inclusion or Subpart F Income), be deemed equal to the amount that would be payable based on an interim closing of the books and treating such Straddle Period as if the Straddle Period ended on and included the Closing Date. The portion of Tax attributable to a Post‑Closing Tax Period will be calculated in a corresponding manner. All determinations necessary to give effect to the foregoing allocations will be made in a manner consistent with the past practice of the relevant Divested Company to the extent permitted by applicable Law. Any Taxes attributable to transactions which are taken outside the ordinary course of business and not contemplated by this Agreement that occur on the Closing Date after the Closing will not be apportioned according to the formula outlined in this Section 5.5(b) but will instead be specifically allocated to the Post‑Closing Tax Period. Except to the extent reflected as a Liability in Working Capital or otherwise taken into account in the Total Consideration or included in the calculation of the Debt Obligations , the Company will be liable for any Taxes for the Straddle Period apportioned to the Pre‑Closing Tax Period and the Buyer will be liable for the amount of such Taxes for the Straddle Period that are apportioned to the Post‑Closing Tax Period.

(x) Payment by the Company of any amount due under this Section 5.5 will be made within ten (10) days following written notice by the Buyer that payment of such amounts to the appropriate Taxing Authority is due, provided that the Company will not be required to make any payment prior to five (5) Business Days before such Tax Return is filed. In the case of a Tax that is contested in accordance with the provisions of Section 5.6, payment of the Tax to the appropriate Taxing Authority will not be due earlier than the date (i) a final determination within the meaning of Section 1313 of the Code (or any similar provision of Law) is made by the appropriate Taxing Authority,  (ii) an IRS Form 870-AD is executed or (iii) five (5) days prior to the date that a payment by the taxpayer responsible for payment of that Tax pursuant to Section 5.6 is due.

Procedures Relating to Indemnity of Tax Claims

.    The Buyer will promptly notify the Company in writing of the receipt by the Buyer or any Divested Company of any written notice from a Taxing Authority of any Proceeding with respect to Taxes for any Pre‑Closing Tax Period for which the Company or any of its Affiliates are liable under Section 5.5(a) (a “Tax Claim”), stating the nature and basis of such Tax Claim and the amount thereof, to the extent known; provided,  however, the failure to provide such notice shall not release the Company or any of its Affiliates from any obligations under this Agreement except, with respect to Section 5.5(a) to the extent that the Company is actually and materially prejudiced as a result thereof. With respect to any Tax Claim that relates solely to a Pre‑Closing Tax Period, the Company will have the right to elect to control all Proceedings taken in connection with such Tax Claim (including selection of counsel) at the Company’s expense; provided,  however,  (i) the Company shall keep the Buyer reasonably informed and consult with the Buyer with respect to any issue relating to such Tax Claim, (ii) the Company shall provide the Buyer with copies of all correspondence, notices and other written material received from any Governmental Authority with respect to such Tax Claim, (iii) the Company shall provide the Buyer with a copy of, and an opportunity to review and comment on, all material submissions made to a Taxing Authority in connection with such Tax Claim, and (iv) the Company shall not agree to a settlement or compromise thereof without the prior written consent of the Buyer, which consent shall not be unreasonably withheld, conditioned or delayed. With respect to any Tax Claim that relates solely to a Post-Closing Tax Period, the Buyer will have the right to elect to control all Proceedings taken in connection with such Tax Claim (including selection of counsel) at the Company’s expense; provided,  however, the Buyer shall keep the Company reasonably informed and consult with the Company with respect to any issue relating to such Tax Claim, the Buyer shall provide the Company with copies of all correspondence, notices and other written material received from any Taxing Authority with respect to such Tax Claim, the Buyer shall provide the Company with a copy of, and an opportunity to review and comment on, all material submissions made to a Taxing Authority in connection with such Tax Claim, and the Buyer shall not agree to a settlement or compromise thereof without the prior written consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed. With respect to any Tax Claim that relates to a Straddle Period or both a Pre-Closing Tax Period and a Post-Closing Tax Period, the Parties will mutually control all Proceedings taken in connection with such Tax Claim (including selection of counsel) at the Company’s expense; provided,  however, that if, with the written consent of the other Party, one Party is permitted to control the Tax Claim, the controlling Party will not take or advocate any position that could reasonably be expected to result in an increase in Taxes of the other Party or any of its Affiliates, without the written consent of the other Party or any of its Affiliates, which consent will not be unreasonably withheld, conditioned or delayed.

Refunds and Tax Treatment

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(y) The Buyer will remit or cause to be remitted to the Company any Tax refund or credit in lieu thereof attributable to any Pre‑Closing Tax Period received by the Buyer or any Divested Company, net of any reasonable out‑of‑pocket costs and expenses attributable to the receipt of such Tax refund or credit in lieu thereof within thirty (30) days after the receipt of such Tax refund or credit in lieu thereof. At the Company’s request, the Buyer will use reasonable efforts to cooperate with the Company in obtaining such Tax refunds, including through the filing of amended Tax Returns or Tax refund claims as prepared by the Company, at the Company’s expense, provided,  however, there is no adverse impact on the Buyer or its Affiliates in any Post‑Closing Tax Period; provided,  further,  the Buyer will be entitled to any refund or credit (i) reflected as an asset in Working Capital or otherwise taken into account in the Total Consideration, (ii) attributable to any Post‑Closing Tax Period or (iii) attributable to the carry-back to a Pre-Closing Tax Period of any net operating loss or other tax attribute generated in a Post-Closing Tax Period.

(z) The Buyer and the Company agree to treat any amounts payable pursuant to Section 5.5,  Section 5.6 and Section 5.7 as an adjustment to the Purchase Price, unless otherwise required by applicable Law.

Post‑Closing Tax Actions

.  Without the prior written consent of the Company not to be unreasonably withheld, conditioned or delayed, the Buyer and its Affiliates will not, and the Buyer and its Affiliates will not permit any Divested Company or any of their Affiliates to, (a) amend, refile, revoke or otherwise modify any material Tax Return relating to a Pre-Closing Tax Period (other than required by applicable Law or in connection with the resolution of a Proceeding), (b) make or change any material Tax election or accounting period, method or practice with respect to, or that has retroactive effect to, any Pre-Closing Tax Period (other than required by applicable Law or in connection with the resolution of a Proceeding), or (c) initiate or enter into any voluntary disclosure or similar program or arrangement and excluding, for the avoidance of doubt, the ordinary course filing of Tax Returns or pursuant to Section 5.6.

Employees; Employment Matters

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(aa) Offers/Transfer of Employment. Prior to the Closing Date (or such time as is required by applicable Law), the Buyer will, or will cause its Affiliates to, make an offer of employment, in accordance with the requirements of this Section 5.9 and Schedule 5.9, to each Business Employee (excluding, for the avoidance of doubt, any Non-Tile Employees) to be effective as of the Closing Date unless such Business Employee is employed by a Divested Company or is an Automatically Transferring Employee and the Company shall comply with its obligations under Schedule 5.9. Unless such Business Employees expressly decline such offer of employment, and subject to applicable Law, they will be deemed to have accepted the offer and will commence employment with the Buyer or any of its Affiliates (as designated by the Buyer) on the Closing Date. Where such offers are required, the Parties will use commercially reasonable efforts (i) to encourage all such Business Employees who are offered employment with the Buyer or its Affiliates as described in this Section 5.9(a) to accept such offers of employment, (ii) to effect the transfer of employment of each such Business Employee to the Buyer or its applicable Affiliate by substitution of employer, three-party Contract, assignment, or as may otherwise be required to obtain the consent of the Business Employee in accordance with Schedule 5.9 so as to effect the transfer of employment under applicable Law and (iii) to effect the transfer of the employment of each such Business Employee to the Buyer or its applicable Affiliate in a manner reasonably designed to minimize the obligation on the part of either Party to pay such Business Employees any severance, end‑of‑service pay or gratuity, dismissal compensation, or other separation or termination payments or liabilities in connection therewith.  If a Business Employee accepts the offer then the Seller will waive the requirement on any such Business Employee concerned to give any notice of termination of his or her employment so that the Business Employee may take up employment with the Buyer or its Affiliates as of the Closing Date.  The Buyer will, or will cause its Affiliates to, accept the automatic transfer and continue the employment of the Automatically Transferring Employees as successor employers. All Business Employees who continue employment with or who accept an offer of employment with the Buyer, a Divested Company, or their Affiliates as of the Closing Date will cease employment with the Asset Sellers or their applicable Affiliates (other than the Divested Companies) and begin employment with the Buyer or an Affiliate of the Buyer or continue employment with a Divested Company effective as of the Closing Date and are hereinafter referred to as the “Transferred Employees.” Nothing herein will be construed as a representation or guarantee by the Company that (i) some or all of the Business Employees will accept employment with the Buyer or one of its Affiliates or (ii) some or all of the Business Employees will become employed by or continue in employment with the Buyer or one of its Affiliates for any period of time.

(bb) Cessation of Active Participation in Seller Benefit Plans.  Effective as of the Closing Date, except as required by Law or otherwise by this Section 5.9, all Transferred Employees will cease active participation in, and any benefit accrual under, each of the Seller Benefit Plans that is not sponsored by a Divested Company.

(cc) Compensation and Benefit Plans/Prior Service.  Except as otherwise required by Law, as of the Closing Date and for a period of one year thereafter, for so long as a Transferred Employee continues employment during such period, the Buyer will, or will cause its Affiliates or a Divested Company to provide to each Transferred Employee  base salary and wages and ordinary course cash incentive opportunities (but excluding, for the avoidance of doubt, any equity or equity-related incentive plans and/or arrangements) that are no less favorable as a whole than those contractually provided to such Transferred Employee immediately prior to the Closing Date.  To the extent not otherwise required by or resulting from the operation of Law, the Buyer will recognize each Transferred Employee’s service with the applicable Asset Seller, Divested Company or any of their respective Affiliates or predecessors as of the Closing as service with the Buyer and its Affiliates for purposes of severance (unless the Transferred Employee has received severance payments upon the Closing for the Transferred Employee’s employment with the applicable Asset Seller) and eligibility to participate in, vesting under and accrual of benefits under any employee benefit plan, program or arrangement of the Buyer or any Affiliate of the Buyer in which Transferred Employees participate on or after the Closing Date but only to the extent such recognition does not result in duplication of benefits. For the avoidance of doubt, the provisions of this Section 5.9 are without prejudice to the right and ability of the Buyer or any of its Affiliates (which, after Closing, shall include any Divested Company): (a) to summarily dismiss any employee in accordance with applicable Law; or (b) otherwise terminate any employee subject (in case of (b)) to compliance with Section 5.9(d).

(dd) Severance Benefits.  The Buyer will, or will cause its Affiliates or a Divested Company to provide each Transferred Employee severance benefits which are required by applicable Law upon any involuntary termination without “cause” (as such term is defined on Schedule 5.9(d)) that occurs during the one year period beginning on the Closing Date.

(ee) Welfare Plans.  This Section 5.9(e) will apply to the maximum extent applicable under applicable Law or any applicable collective bargaining agreement or employment agreement. Coverage for all Transferred Employees and their respective dependents under the Seller Benefit Plans not sponsored by a Divested Company that are health or welfare benefit plans within the meaning of Section 3(1) of ERISA (the “Sellers’ Welfare Plans”) will cease to be effective as of the Closing Date. The plans sponsored by the Buyer or its Affiliates (including the Divested Companies after the Closing) that are welfare benefit plans within the meaning of Section 3(1) of ERISA (the “Buyer’s Welfare Plans”) will provide coverage and benefits for all Transferred Employees and their respective eligible spouses and dependents effective as of the Closing. The Buyer and its Affiliates (including the Divested Companies after the Closing) and the Buyer’s Welfare Plans will be liable for all claims of any Transferred Employees and their respective eligible spouses and dependents incurred on or after the Closing Date. The Asset Sellers will retain responsibility and liability for all claims of the Transferred Employees incurred before the Closing Date; provided that the Divested Companies and any Seller Benefit Plan sponsored by a Divested Company retain responsibility and liability for all claims of Transferred Employees and any other participant covered by such plan whether incurred before, on, or after the Closing Date. For purposes of this Section

5.9(e), a claim will be deemed “incurred” on the date that the event that gives rise to the claim occurs (for purposes of life insurance, severance, sickness, accident and disability programs) or on the date that the service was rendered or the supply was purchased (for purposes of health care programs). The Buyer will, or will cause the Divested Companies or their Affiliates to, waive any pre‑existing condition limitations and eligibility waiting periods under Buyer’s Welfare Plans (but only to the extent such pre‑existing condition limitations and eligibility waiting periods were satisfied under the Sellers’ Welfare Plans as of the Closing Date) and will recognize (or cause to be recognized) the amount of all expenses incurred by Transferred Employees and their respective dependents during the calendar year in which the Closing Date occurs under the Sellers’ Welfare Plans for purposes of satisfying the deductibles and co‑payment or out‑of‑pocket limitations for such calendar year under the relevant Buyer’s Welfare Plans.

(ff) Accrued Vacation.  The Buyer will, or will cause the Divested Companies to, credit each Transferred Employee with the accrued and unused vacation days to which such Transferred Employee is entitled through the Closing, and any personal and sickness days, or other service based leave entitlements, accrued by such employees as of the Closing Date. To the extent that the Sellers or any of their Affiliates are required by Law to make any payment with respect to such accrued but unused vacation and/or personal and sickness days as of the Closing, the Buyer agrees to promptly reimburse the Sellers for the amount of any such payment.

(gg) Business Employee Obligations. Notwithstanding anything to the contrary herein, the following terms will apply, as indicated:

(i) To the extent that (A) the applicable Law of any jurisdiction, or (B) any collective bargaining agreement, labor agreement or other agreement with a works council or economic committee, in each case, which has been disclosed to the Buyer prior to the date of this Agreement, would require the Buyer or its Affiliates (including the Divested Companies) to provide any more favorable terms of employment to any Transferred Employee than those otherwise provided for by this Section 5.9 (or modify the period of time for which such standards are met), in connection with the transactions contemplated by this Agreement, then the Buyer will, or will cause one of the Buyer’s Affiliates (including the Divested Companies) to, provide such Transferred Employee with such more favorable term, and otherwise provide terms of employment in accordance with this Section 5.9.

(ii) To the extent provided under applicable Law, (A) any employment agreements between the Company, any Asset Sellers or Divested Companies or their Affiliates, on the one hand, and any Transferred Employee, on the other hand, and (B) any collective bargaining agreements applicable to the Transferred Employees, will, in each case, have effect after the Closing as if originally made between the Buyer (or its designee) and the other parties to such employment agreement or collective bargaining agreement.

(iii) The Buyer will, or will cause a Divested Company or one of their Affiliates to, assume any Seller Benefit Plan or portion of any Seller Benefit Plan that, under the applicable Law of the relevant jurisdiction, is required to transfer to the Buyer or such Divested Company or their Affiliates in connection with the transactions contemplated by this Agreement.  Any severance, end-of-service pay or gratuity, dismissal compensation, termination indemnity, seniority premium or other separation or termination payments or liabilities owed to a Business Employee arising in connection with or as a result of the closing of the transactions contemplated by this Agreement or any Ancillary Agreement will be liabilities of the Company and will be the sole responsibility of the Company as an Excluded Liability, provided, that for the avoidance of doubt, any action taken directly or indirectly by the Buyer following the Closing shall not be considered an Excluded Liability.

(hh) Acquired Plans – Transfer of Assets and Liabilities.  Schedule 5.9(h) sets forth each “Acquired Plan” and indicates whether the Acquired Plan is a “defined contribution plan”, “defined benefit plan”, or an “other pension plan.”

(i) In respect of each Acquired Plan that is a defined contribution plan (a “DC Acquired Plan”), (a) the Buyer will cause one or more plans maintained by the Buyer or its Affiliates to assume the Liabilities associated with each Business Employee (excluding, for the avoidance of doubt, any Non-Tile Employee) under such DC Acquired Plan as of the Closing Date, and (b) to the extent that assets are set aside in a trust or other funding vehicle to fund such Liabilities, the Company or its applicable Affiliate will cause the cash value of the assets attributable to the accounts of each such Business Employee under such DC Acquired Plan (the “DC Acquired Plan Assets”) to be transferred to the Buyer’s applicable plan on or as soon as reasonably practicable following the Closing Date.  For the avoidance of doubt, (x) all DC Acquired Plan Assets will be transferred into the applicable plan’s funding vehicle and not into any bank or similar type of account maintained for the benefit of the Buyer or any of its Affiliates, and (y) all DC Acquired Plan Assets will be transferred in cash; provided,  however, that, in the Company’s discretion (subject to consent from the DC Acquired Plan trustee if required), all or a portion of the DC Acquired Plan Assets may be transferred in kind.

(ii) In respect of each Acquired Plan that is a defined benefit pension plan (a “DB Acquired Plan”), (A) the Buyer will cause one or more plans maintained by the Buyer or its Affiliates to assume the Liabilities associated with each Business Employee (excluding, for the avoidance of doubt, any Non-Tile Employee) under such DB Acquired Plan as of the Closing Date, and (B) the Buyer will cause one or more of its trusts or funding vehicles for the plans described in clause (A) to receive (i) the assets from the trust or funding vehicle of any DB Acquired Plan that are required by applicable statutory or regulatory transfer rules to transfer to the Buyer’s applicable trust or other funding vehicle and (ii) the Mexico DB Assets (collectively, the “DB Acquired Plan Assets”).  The “Mexico DB Assets” are the portion of the assets held in a trust for the DB Acquired Plans listed under “Mexico” on Schedule 5.9(h), other than the Mandatory Termination Indemnity, (the “Mexico DB Acquired Plans”) equal to the product of (1) the total assets held in such trust multiplied by (2) a fraction, the numerator of which is the amount of the Liabilities of the Mexico DB Acquired Plans associated with the Business Employees (excluding, for the avoidance of doubt, any Non-Tile Employees) (the “Mexico Transferred Liabilities”) and the denominator of which is the total Liabilities for the Mexico DB Acquired Plans.  For the avoidance of doubt, (x) all DB Acquired Plan Assets will be transferred into the funding vehicle of the Buyer’s applicable plan and not into any bank or similar type of account maintained for the benefit of the Buyer or any of its Affiliates, (y) The Mexico DB Assets will be determined within 10 days of the date the Company and Buyer agree the amounts in clause (2) above (such date being the “Transfer Date”) and will be based on the DB Acquired Plan Assets valued at the Transfer Date and the Company shall procure that the DB Acquired Plan Assets will be transferred to the Buyer’s applicable trust or other funding vehicle within 30 days of the Transfer Date  and (z) all DB Acquired Plan Assets will be transferred in cash; provided, however, that, in the Company’s discretion (subject to consent from the DB Acquired Plan trustee if required), all or a portion of the DB Acquired Plan Assets may be transferred in kind (such in-kind transfer to include underlying insurance contracts funding the applicable DB Acquired Plan).

(iii) For the purposes of determining the Mexico Transferred Liabilities and the total liabilities for the Mexico DB Acquired Plans, the obligations shall be determined on an employee by employee basis by the Company’s actuary as of the Closing Date pursuant to US GAAP requirements. The actuarial assumptions used (including, but not limited to mortality tables, withdrawal rates, salary trends, price inflation and discount rates) will be set using the same methodology as those used in the analysis provided by Mercer in relation to transferring pension accruals and disclosed in the Clean Data Room at document reference 8.6.2.24, but with the discount rate, price inflation and related assumptions based on financial market conditions as at the Closing Date. The liabilities determined by the Company’s actuary (Mercer) shall be reviewed and agreed by the Buyer’s actuary. The Company’s actuary will provide details of his calculation of the liabilities, including the actuarial assumptions adopted, within 60 days of Closing Date and use reasonable efforts to provide any information reasonably requested by the Buyer’s actuary required in order to review and agree the pension accruals. The Company will also provide the Buyer with a statement of the total DB Acquired Plan Assets as at the Transfer Date.

(iv) In respect of all Acquired Plans identified as other pension plans on Schedule 5.9(h) (“Other Acquired Plans”), the Buyer will, or will cause one of its Affiliates to, continue to maintain each Acquired Plan, and each Seller shall transfer and assign, or shall cause the transfer and assignment, to the Buyer or one of its Affiliates all of its rights, duties and liabilities, whether stated or otherwise, under and with respect to each Other Acquired Plan in respect of or relating to Business Employees (excluding, for the avoidance of doubt, any Non-Tile Employee) including all statutory duties and liabilities, and the Buyer or one of its Affiliates shall assume sponsorship of all such rights, duties and liabilities, statutory or otherwise, and that such rights, duties and liabilities shall be Assumed Liabilities.

(ii) Cooperation.  The Parties agree to furnish each other with such information concerning employees, employee payroll and employee benefit plans, subject to confidentiality and privacy considerations, and to take all such other action, as is necessary and appropriate to effect the transactions contemplated hereby.

(jj) Indemnities from Seller Indemnified Persons.  The Company agrees to indemnify and hold harmless the Buyer and each Buyer Indemnified Person from and against any Losses that any Buyer Indemnified Person suffers, sustains or incurs arising out of, resulting from or in connection with:

(i) the termination of the employment of any Business Employee or Transferred Employee or Automatically Transferring Employee before the Closing Date;

(ii) anything done or omitted to be done by the Company or its Affiliates, or any other event or occurrence, in respect of any Business Employee or Transferred Employee or Automatically Transferring Employee at any time before the Closing Date;

(iii) any termination of employment of any Business Employee who has refused an offer of employment made by the Buyer (or its designee) or any Automatically Transferring Employee who has objected to such transfer under the Regulations, or any other employee not employed in the Business who has objected to the transfer of his employment from, or otherwise not been transferred from, a Divested Company to the Company or its Affiliates in connection with the carve-out of the Non-Tile Business from the Divested Companies, in each case, regardless of when such termination occurs; and

(iv) any failure of the Asset Sellers or their applicable Affiliates to comply with any obligation to inform or consult with any trade union, staff association, works council or any other representative of the Business Employees or Transferred Employees or the Automatically Transferring Employees in connection with the matters contemplated by this Agreement and/or the Regulations or any failure by the Asset Sellers or their applicable Affiliates to comply with any other obligation imposed on it or them under the Regulations with respect to the Business Employees, Transferred Employees or Automatically Transferring Employees.

(kk) Wrong-Pocket Employee Arrangements.  If, within six (6) months of the Closing Date, any contract of employment of any person who is not an Automatically Transferring Employee (“Excluded Employee”) is deemed or alleged to have been effected between such Excluded Employee and the Buyer or its Affiliates or a Divested Company as a result of the provisions of the Regulations, the Buyer or its Affiliates or a Divested Company may terminate any such Excluded Employee’s employment by giving lawful notice and the Company shall indemnify and hold harmless any Buyer Indemnified Person from and against any Losses suffered, sustained or incurred arising out of, resulting from or on connection with: (i) the termination of such Excluded Employee’s employment and (ii) any salary payable and any other benefits or employment costs and/or other liabilities in respect of such Excluded Employee’s employment on and from the Closing Date to the date of such termination.

(ll) Buyer Indemnity.  The Buyer agrees to indemnify and hold harmless the Seller Indemnified Persons from and against any Liability or Loss suffered, paid or incurred by the Seller Indemnified Persons in relation to the wages, salaries, remuneration, compensation or any other benefits arising out of the employment of any Business Employees (excluding, for the avoidance of doubt, any Non-Tile Employee) of the Divested Companies or any Transferred Employee on or after the Closing Date and payable to or accrued by them on or after the Closing Date, including annual leave, leave loading, long service leave, sick leave and, subject to Section 5.9(j), any entitlement to severance or redundancy payments (other than any severance payment, end-of-service pay or gratuity, dismissal compensation, termination indemnity, seniority premium or other separation or termination payments or liabilities which become payable as a result of, or in connection with, the closing of the transactions contemplated by this Agreement or any Ancillary Agreement or anything done or omitted to be done by the Company or its Affiliates prior to Closing).

(mm) No Right to Employment.  Nothing herein expressed or implied will confer upon any of the employees of the Company, the Buyer, the Divested Companies or any of their respective Affiliates, any additional rights or remedies, including any additional right to employment, or continued employment for any specified period, of any nature or kind whatsoever under or by reason of this Agreement.

(nn) No Third Party Beneficiary.  No provision in this Section 5.9 will (i) create any third party beneficiary or other rights in any employee or former employee (including any beneficiary or dependent thereof) of the Sellers, the Buyer, the Divested Companies or any other Person other than the Parties and their respective successors and permitted assigns, (ii) constitute or create, or be deemed to constitute or create, an employment agreement or (iii) constitute or be deemed to constitute an amendment to any employee benefit plan sponsored or maintained by the Company or any of its Affiliates.

(oo) Almazora Separation Plan. Notwithstanding anything in this Agreement to the contrary, if there is a conflict between this Section 5.9 (including Schedule 5.9) and the Almazora Separation Plan with respect to the designation of individuals as Tile Employees or Non-Tile Employees, the Almazora Separation Plan will take precedence.

Labor Matters

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(pp) Collective Bargaining Agreements. At the Closing, the Buyer will assume or maintain all of the Asset Sellers’ obligations pursuant to the terms of the collective bargaining agreements listed on Schedule 5.10 solely with respect to the Transferred Employees who are subject to such collective bargaining agreements (each a “Union Employee”).

(qq) Notifications. The Sellers will use commercially reasonable efforts to take, or cause to be taken, any and all actions in connection with any required notification to, or any required bargaining or consultation with, the employees, employee representatives, work councils, unions, labor boards and relevant Governmental Authorities concerning the transactions contemplated by this Agreement with respect to Transferred Employees, and the Buyer will reasonably cooperate with the Sellers in connection with the foregoing.

Contact With Customers and Suppliers

.  Only with the prior written consent of the Company, such consent not to be unreasonably withheld, conditioned or delayed, but which consent may be conditioned upon a designee of the Company being present at any meeting or conference, consistent with any applicable Competition/Foreign Investment Laws, the Buyer and its Representatives will be permitted to contact and communicate with the employees, customers, suppliers and licensors of the Company, any Asset Seller (with respect to the Business) or Divested Company in connection with the transactions contemplated hereby.  For the avoidance of doubt, this Section 5.11 does not prevent (x) any Person from contacting its or its Affiliate’s current or potential customers and suppliers with respect to any matter, or (y) any portfolio company of an investment fund controlling, controlled or under common control with the Buyer from contacting any such Person.

Non‑Competition; Non‑Solicitation and Confidentiality

.

(rr) The Company will not (and will cause its Affiliates not to), directly or indirectly:

(i) during the three-year period commencing on the Closing Date, engage in any business in competition with the Business as conducted immediately prior to Closing in the geographic areas in which the Business sells or has sold products and/or services in the one-year period prior to Closing and/or has a physical presence (including, for the avoidance of doubt, Brazil, Russia and South Korea) (each, a “Competing Activity”); provided that the foregoing will not prohibit the Company or any of its Affiliates from:

(A) the acquisition of all or any portion of the equity interests of any Person engaged in a Competing Activity; provided that the Competing Activity accounts for no more than 15% of the revenues of such Person (based on its latest annual financial statements); provided further that this Section 5.12(a)(i)(A) will not be deemed to be violated if such Competing Activity accounts for more than 15% of the revenues of such Person (based on its latest annual financial statements) if within 12 months following consummation of such acquisition, the Company’s or any of its Affiliates’ Competing Activities account for less than 15% of the revenues of such Person (based on its then latest annual financial statements);

(B) the acquisition, holding of investments or direct or indirect ownership of any voting stock, capital stock or other equity interest of any Person engaged in a Competing Activity, so long as such ownership interest is passive and represents less than 7.5% of the aggregate voting power or outstanding capital stock or other equity interests of such Person;

(C) (i) owning, engaging in, conducting or operating any of businesses that make up the Non-Tile Business, including the portion of the Non-Tile Business set forth on Schedule 5.12(a)(i)(C)(1) (the “Body Stains Business”), as carried on as of the date of this Agreement, or (ii) holding directly or indirectly the equity interests of OCI-Ferro Co., Ltd. or, if the Share Transfer Consent is not obtained, the equity interests set forth on Schedule 5.12(a)(i)(C)(2), in each case, representing not more than the percentage of aggregate voting power held directly or indirectly by the Company and its Affiliates as of the date of this Agreement, provided that the Company and its Affiliates do not engage or participate directly in any Competing Activity pursuant to such ownership interest (including, to the extent necessary, avoiding any direct engagement or participation in any Competing Activity through such ownership interest by recusing itself from participating in any way from any shareholder, board or management decisions involving such Person’s pursuit of any Competing Activity); or

(D) performing any Competing Activity for the benefit of the Buyer or any of its Affiliates, including the performance of any Competing Activity required or contemplated by this Agreement or any Ancillary Agreement;

provided further that if any Person acquires all or any portion of the assets or equity interests in the Company or any of its Affiliates (whether by merger, consolidation, stock or asset purchase, or other similar transaction) and such Person or an Affiliate of such Person is engaged in a Competing Activity at the time of such acquisition, the restrictions in this Section 5.12(a)(i) will not apply to such Person or its then existing Affiliates (other than the Company and its Affiliates) with respect to such Competing Activity provided that the Company shall procure that such Person does not (and, if applicable, causes its Affiliates not to) use or exploit the Retained Names or any Intellectual Property or assets of the Company and/or its Affiliates in connection with, or for the benefit of, such Competing Activity;

(ii) during the three-year period commencing on the Closing Date, employ or solicit for employment (A) any Business Employee or other individual employed in or providing services to the Business or who is an employee, officer or director of the Buyer or its Affiliates, in each case, at any time during such period or (B) any former employee of the Business who was employed in the Business during the six months prior to the Closing Date and was hired by the Buyer or any of its subsidiaries on or after the Closing Date, in each case, without first obtaining the written consent of the Buyer (unless such Person is terminated by the Buyer or any Divested Company after the Closing Date) (any employee will be deemed not to have been solicited for employment if such employee responded to a general solicitation not targeted or directed at the Company or any Business Employees);

(iii) during the three-year period commencing on the Closing Date, solicit or try to solicit orders for goods or services with respect to the Business from a Person who at any time within the 12 months prior to the Closing Date has been a customer of the Business during the 12 months prior to the Closing Date; provided,  however this will not restrict the Company (or its Affiliates) from contacting such customers to the extent necessary and in connection with the conduct and operation of its businesses as carried on as of the date of this Agreement, including with respect to the Body Stains Business, other than the Business or under the Ancillary Agreements (other than with respect to the Body Stains Business); or

(iv) disclose to any third parties any trade secrets or other confidential, non-public or proprietary information relating to the Business (including any such trade 85 secrets or other confidential, non-public or proprietary information obtained by the Company or its Affiliates in connection with the performance of their obligations under any of the Supply Agreements, the Toll Manufacturing Agreements or the Reverse Toll Manufacturing Agreement).

(ss) The Buyer will not (and will cause its Affiliates not to) disclose to any third parties (other than to persons to whom the Buyer is permitted to disclose Company Information pursuant to Section 5.16(b)) any trade secrets or other confidential non-public or proprietary information obtained by the Buyer solely as a result of the performance of its obligations under any of the Reverse Supply Agreements.

(tt) The Parties mutually agree this Section 5.12 is reasonable and necessary to protect and preserve the Buyer’s and the Company’s legitimate business interests and the value of the Business, the Divested Companies and the retained businesses of the Company and its Affiliates, and to prevent any unfair advantage conferred on any Party and their respective successors. The Parties further agree and acknowledge that: (i) no proceeds will be received or receivable by the Company or its Affiliates for granting the restrictive covenants under this Section 5.12 and (ii) the restrictive covenants under this Section 5.12 are integral to this Agreement and have been granted to maintain or preserve the fair market value of the Business, the Sold Assets and the Shares.

Closing and Disclosure Schedules

.  Each of the Buyer and the Company will use reasonable best efforts to cause the conditions set forth in Section 6.1 and Section 6.2 (in the case of the Buyer) and Section 7.1 and Section 7.2 (in the case of the Company) to be satisfied by the Closing Date.

Further Actions

.

(uu) Notwithstanding anything in this Agreement to the contrary, this Agreement will not constitute the actual sale, conveyance, assignment or transfer any asset if any attempted sale, conveyance, assignment or transfer of such asset (including any Sold Asset), without the consent of another Person to such transfer, would constitute a breach by the Company and, as applicable, the applicable Asset Seller or the Buyer with respect to such asset if such consent will not have been received. The Company will use its reasonable best efforts to obtain, or cause to be obtained, any such required consent as soon as reasonably practicable after the date of this Agreement and shall keep the Buyer reasonably informed of its progress in obtaining such consents. If any required consent is not obtained on or prior to the Closing, the Company and the applicable Asset Seller will use their respective reasonable best efforts to (i) obtain such consent (at their sole cost and expense) as soon as practicable following the Closing, (ii) provide to the Buyer (or its designee) the benefits of the applicable Contract, Permit or other asset, (iii) cooperate in any reasonable and lawful arrangement designed to provide such benefits to the Buyer (or its designee) and (iv) enforce at the request of the Buyer and for the account of the Buyer (or its designee) (and at the Buyer’s expense with respect to any provisions primarily related to the Business) any rights of such Asset Seller arising from any such Contract, Permit or other asset  (including the right to elect to terminate such Contract, Permit or other asset with respect to the Business in accordance with the terms thereof upon the request of the Buyer).

(vv) The Parties will cooperate to prepare as soon as reasonably practicable any and all Ancillary Agreements not prepared as of the date of this Agreement. In addition, the Parties hereby agree that the Local Purchase Agreements and each agreement, arrangement or other instrument thereunder as will be required under applicable Law in order to transfer the Sold Assets, the Assumed Liabilities, and the Shares will include only those provisions as are required by applicable Law to give effect to such transfer. Except as otherwise provided in this Agreement, it is the intention of the Parties, notwithstanding the provisions of any such agreement, arrangement or other instrument, that no purchase by the Buyer and sale by the Sellers of the Shares or the Sold Assets contemplated by any such agreement, arrangement or instrument will be consummated earlier than simultaneous with the Closing.

Bulk Transfer Laws

.  The Buyer and the Company hereby waive compliance with any bulk transfer Laws applicable to the transactions contemplated by this Agreement.

5.9 Confidentiality.

(a) The Buyer and the Company hereby confirm and agree that, with respect to any information directly or indirectly furnished by or on behalf of the Parties, whether before, on or after the date hereof, but, prior to the Closing, will continue to be bound by the terms of the Confidentiality Agreements to the extent provided herein.  The Parties hereby further acknowledge and agree that the Confidentiality Agreements shall be suspended and cease being effective as of the Closing Date, on which Closing Date it shall be terminated, subject to Closing taking place. For the avoidance of doubt, if this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreements shall continue in full force and effect in accordance with their terms.  In the event of a conflict or inconsistency between the terms of this Agreement and the Confidentiality Agreements, the terms of this Agreement will govern.

(b) The Buyer understands and agrees that the Company is making available confidential, non-public and proprietary information and trade secrets to the Buyer concerning the operations of the Company and it its Affiliates (including the Sellers), which information would be damaging to the Company, the Sellers, the Divested Companies and their Affiliates if disclosed to a competitor or made available to any other Person, and that such information has been divulged in confidence. The Buyer acknowledges that after the Closing Date, the Company, the Sellers and their respective Affiliates could be irreparably damaged if any confidential, non-public and proprietary information and trade secrets that does not relate, in whole or in part, to the Buyer, the Business, the Sold Assets, the Assumed Liabilities or the Divested Companies (the “Company Information”) were disclosed by the Buyer or its Affiliates after the Closing to any Person other than (x) any Affiliate of the Buyer or their and Buyers’ respective Representatives or (y) any of the Company, the Sellers, their respective Affiliates or their respective Representatives, and accordingly, the Buyer will not, and will direct its Affiliates and their and Buyer’s respective Representatives not to, during the two year period following the Closing Date, without the prior written consent of the Company, disclose such Company Information to any Person, other than such Persons contemplated in the foregoing clauses (x) and (y), unless (i) otherwise permitted hereunder or under any Ancillary Agreement (ii) compelled, required or requested to disclose such Company Information by Law or other Proceeding or Governmental Authority (including any supervisory, administrative or judicial authority or stock exchange, discovery request or similar process), and in any such event, the Buyer will, to the extent reasonably practicable and permitted by Law, give the Company reasonably prompt written notice of any such requirement prior to any such disclosure, so that the Company may seek, at its sole cost and expense, a protective order or other appropriate protective action with respect to such disclosure, (iii) such Company Information was, is or becomes available to the Buyer or any of its Affiliates or their respective Representative from another source, which, to such receiving Person’s knowledge, is not otherwise prohibited from transmitting the information to such Person, (iv) such Company Information was, is or becomes available to the public other than by disclosure by the Buyer or any of its Affiliates or their respective Representative in breach of this Section 5.16(b), (v) such Company Information was or is otherwise independently developed by the Buyer, its Affiliates or their respective Representative without reference to such Company Information provided by or on behalf of the Company or (vi) such Company Information is disclosed with the Company’s prior written consent.

(c) The Company understands and agrees that the Buyer is making available to the Company and the Company may otherwise have knowledge of any confidential, non-public and proprietary information and trade secrets concerning the operations of the Buyer and it its Affiliates and the Business (including for the avoidance of doubt the Divested Companies and with respect to the Sold Assets), which information would be damaging to the Buyer and its Affiliates if disclosed to a competitor or made available to any other Person, and that such information has been divulged in confidence. The Company acknowledges that after the Closing Date, the Buyer and its Affiliates could be irreparably damaged if any confidential, non-public and proprietary information and trade secrets that relates, in whole or in part, to the Buyer, the Business, the Sold Assets, the Assumed Liabilities or the Divested Companies (the “Buyer Information”) were disclosed by the Company or its Affiliates after the Closing to any Person, and accordingly, the Company will not, and will cause its Affiliates and its and their respective Representatives not to, during the three-year period following the Closing Date, without the prior written consent of the Buyer, disclose such Buyer Information to any Person, other than such Persons contemplated in the foregoing, unless (i) otherwise permitted hereunder or under any Ancillary Agreement, (ii) compelled, required or requested to disclose such Buyer Information by Law or other Proceeding or Governmental Authority (including any supervisory, administrative or judicial authority or stock exchange, discovery request or similar process), and in any such event, the Company will, to the extent permitted by Law, give the Buyer reasonably prompt written notice of any such requirement prior to any such disclosure, so that the Buyer may seek, at its sole cost and expense and with the Company’s and its Affiliates’ cooperation, a protective order or other appropriate protective action with respect to such disclosure, (iii) such Buyer Information which was not in their possession as of the Closing Date, is or becomes available to the

Company, the Sellers, their respective Affiliates or their respective Representative following the Closing Date from another source (other than the Company, the Sellers or their respective Affiliates), which, to such receiving Person’s knowledge, is not otherwise prohibited from transmitting the information to such Person, (iv) such Buyer Information was, is or becomes available to the public other than by disclosure by the Company, the Sellers, their respective Affiliates or their respective Representative in breach of this Section 5.16(c), (v) such Buyer Information was or is independently developed by the Company, the Sellers, their respective Affiliates or their respective Representative following the Closing without reference to, use of or derivation from such Buyer Information provided by or on behalf of the Buyer or otherwise in their possession as of the Closing Date, or (vi) such Buyer Information is disclosed with the Buyer’s prior written consent.

Exclusivity

.  From the date hereof until the Closing Date or the earlier termination of this Agreement pursuant to Section 8.1, none of the Company, the Sellers or the Divested Companies will, directly or indirectly: (a) solicit, initiate or encourage any inquiry, proposal or offer from any Person relating to any transaction involving the sale of all or any part of the Business, any of the Shares or any of the Sold Assets (other than sales of inventory in the ordinary course of business and as permitted in accordance with Section 5.1), or any merger, consolidation, business combination or similar transaction involving the Business, any Asset Seller or Divested Company (an “Acquisition Transaction”),  (b) participate in any discussions or negotiations or enter into any agreement with, or provide any confidential, proprietary or non‑public information to, any Person (other than the Buyer) relating to or in connection with a possible Acquisition Transaction or facilitate an Acquisition Transaction in any manner or (c) accept any proposal or offer from any Person (other than the Buyer) relating to a possible Acquisition Transaction; provided that, for the avoidance of doubt, a transaction (or series of transactions) to acquire control of the Company or substantially all of the assets of the Company (including by merger, consolidation, stock or asset purchase, or other similar transaction), will not constitute an “Acquisition Transaction.”

Use of Names and other Intellectual Property

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(d) Following the Closing, (i) as soon as reasonably practicable, but in no event later than six months after the Closing, (A) the Buyer will cause each Divested Company to change its name and cause its certificate of incorporation (or equivalent organizational document), as applicable, to be amended to remove any and all explicit references to all Retained Names and (B) change all d/b/a, trade and similar name registrations and applications to names that do not include the Retained Names and diligently prosecute such name changes thereafter, (ii) as soon as reasonably practicable, but in no event later than 30 days after the Closing, remove the Retained Names from all websites, social and mobile media or other digital content in their possession or control that are visible to third Persons and (iii) within 24 months after the Closing, remove the Retained Names from all other physical assets, content and materials in any media in their possession or control, in each case, other than references to the transactions contemplated by this Agreement solely as permitted hereunder. The Company hereby grants to the Buyer (or its designee(s)) and the Divested Companies, effective as of the

Closing Date, a royalty-free, fully paid-up, perpetual, irrevocable, non-exclusive, non-sublicensable, non-assignable, limited right and license to use the Retained Names solely for the above time periods and purposes and in a manner consistent with its ordinary course of business and transitional “phase out” use.

(e) Following the Closing, as soon as reasonably practicable, but in no event later than (i) six months after the Closing, (A) the Company will and will cause its Affiliates to change its name and cause its certificate of incorporation (or equivalent organizational document), as applicable, to be amended to remove any and all explicit references to all Transferred Names and (B) change all d/b/a, trade and similar name registrations and applications to names that do not include the Transferred Names and diligently prosecute such name changes thereafter, (ii) 30 days after the Closing, remove the Transferred Names from all websites, social and mobile media or other digital content in their possession or control that are visible to third Persons and (iii) in the next replacement cycle in the ordinary course of business and in any case not later than 6 months after the Closing, remove the Transferred Names from all other physical assets, content and materials in any media in their possession or control in each case, other than references to the transactions contemplated by this Agreement solely as permitted hereunder. The Buyer hereby grants to the Company and its Affiliates, effective as of the Closing Date, a royalty-free, fully paid-up, non-exclusive, non-sublicensable, non-assignable, limited right and license to use the Transferred Names solely for the above time periods and purposes and in a manner consistent with its ordinary course and transitional “phase out” use.

(f) The Company irrevocably undertakes to the Buyer and the Divested Companies that at any time after Closing; (i) it shall not; and (ii) it shall procure no Affiliate or other person connected with, or associated with, the Company shall not, whether directly or indirectly, alone or jointly with or on behalf of any other person or as principal, partner, agent, shareholder, director, employee, consultant or otherwise, register, attempt to register, use or exploit (or acquiesce in or assist with any of the foregoing), other than as permitted in accordance with Section 5.18(b), any trade mark, service mark, name, logo or slogan which is the same as or confusingly similar to any unregistered Transferred Names or other trade mark, service mark, name, logo or slogan (in each case whether registered or not) used by the Business as at the Closing Date.

(g) The Company hereby grants, and shall procure that each relevant Affiliate of the Company grants, to the Buyer (or its designee(s)) and the Divested Companies, effective as of the Closing Date, a royalty-free, fully paid-up, nonexclusive, sublicensable, assignable, limited right and license to use the Shared Intellectual Property in a manner consistent with its ordinary course of business.

(h) No later than 10 days prior to the Closing, the Company shall complete, or procure the completion of, the assignment and transfer to a Divested Company of all right, title and interest in and to each patent, trade mark and domain name set forth in Schedule 3.13 (including any registered trade mark resulting from a trade mark application which has proceeded to grant, or else the benefit of the relevant trade mark application) which, at the date hereof, is not owned by and registered in the name of a

Divested Company such that at the Closing a Divested Company is the sole legal and beneficial owner or, in the case of a domain name sole registrant, of each such patent, trade mark and domain name, free from any Encumbrance. The Company shall further, no later than 10 days prior to the Closing, record the assignments and transfers referenced in this Section 5.18(e) at each relevant intellectual property registry and, in the case of a domain name, with the relevant domain name registrar. In respect of any trade mark application set forth in  Schedule 3.13 which is pending as at Closing, the Company shall, at the Company’s sole cost and expense, diligently progress the relevant trade mark application, keep the Buyer informed of all relevant developments and correspondence in respect of the application and shall not respond to any opposition to an application without first consulting with, and seeking the Buyer’s approval to, any response to an opposition. The Company shall further comply with all requirements of the relevant trade mark registry (including in respect of the payment of fees and provision of information) to ensure that the relevant registered trade mark is granted as soon as possible, whereupon the Company shall assign and transfer all right, title and interest such trade mark to such Divested Company as shall be nominated by the Buyer (and such execute such further documents and do such other things as are necessary to give effect to the foregoing). Post-Closing, to the extent permitted by the relevant registry and upon request by the Buyer, the Company shall give the Buyer or a Divested Company sole conduct of any pending trade mark application referred to in Schedule 3.13. Without prejudice to the foregoing obligations of the Company, the Company agrees that all right, title and interest in any trade mark application set forth in  Schedule 3.13 which is pending as at Closing shall be owned solely by a Divested Company.

Insurance

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(i) All Business Insurance Policies held in the name of the Company or any of its Affiliates will remain in full force and effect until the Closing, at which time, except with respect to any Shared Company Policies, coverage thereunder for any period after the Closing will be discontinued with respect to the Divested Companies and the Asset Sellers (with respect to the Business); provided that the Company shall and shall cause its Affiliates to maintain any Shared Company Policies in accordance with its terms. To the extent requested in writing from time to time by the Buyer from and after the Closing Date, the Company or any Affiliates shall file and use commercially reasonable efforts to pursue on behalf of the Buyer or any Divested Company (at the sole cost and expense of the Buyer, including any deductibles paid or increases in premiums) any claims with respect to the Business (including the Divested Companies) that are insured or may potentially be insured, whether in whole or in part, under any Shared Company Policies. From and after the Closing, the Buyer will be responsible for securing all insurance it considers appropriate for its operation of the Divested Companies and the Business, other than any Shared Company Policies.

(j) The Company or any of its Affiliates may amend in a manner reasonably acceptable to the Buyer, effective at or prior to the Closing, any Business Insurance Policies to give effect to this Section 5.19.

Notification of Certain Matters

.  Prior to the Closing, the Company, on the one hand, and the Buyer, on the other hand, will give prompt notice to the other of (a) the occurrence, or failure to occur, of any event the occurrence or failure to occur which would cause any of its representations or warranties contained in this Agreement to be untrue or inaccurate at any time from the date of this Agreement to the Closing Date, (b) any failure on its part to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder, and (c) the occurrence of any event that may make the satisfaction of the conditions in ARTICLE VI or ARTICLE VII, as the case may be, impossible or which would otherwise materially delay the Closing.

Shared Contracts

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(k) The Company and the Buyer will use their respective reasonable best efforts, including cooperating with the other Party, to amend, modify or split any Shared Contract such that the rights or obligations of such Shared Contract which relate only to the Business are assigned, transferred or otherwise entered into on terms no less favorable as the Shared Contract prior to Closing solely with respect to the Buyer or its designee(s) or otherwise terminate or eliminate any such rights and obligations of the Company or its Affiliates (other than any Divested Companies) prior to the Closing (such actions, the “Transition”), or if not completed prior to Closing, as promptly as practicable thereafter, in each case at reasonably limited cost to the Company or its Affiliates as a Transaction Expense hereunder but which shall not be borne by the Buyer or any Divested Company; provided that if the Company and its Affiliates do not obtain or structure an arrangement to Transition any Shared Contract prior to Closing, the Company shall (i) provide to the Buyer (or its designee(s)) the benefits and the Buyer (or its designee(s)) bear the obligations and burdens, of such portion of any such Shared Contract that relates to and is allocated to the Business, as reasonably determined by the Company, (ii) cooperate in any reasonable and lawful arrangement designed to provide such benefits to the Buyer (or its designee) and (iii) enforce at the request of the Buyer and for the account of the Buyer (or its designee) (and at the Buyer’s expense) any rights of the Company or its Affiliates arising from any such Shared Contract  (including the right to elect to terminate such Shared Contract with respect to the Business in accordance with the terms thereof upon the request of the Buyer).

(l) With respect to Shared Contractual Liabilities pursuant to, under or relating to any Shared Contract, such Shared Contractual Liabilities shall be allocated between the Company and the Buyer as follows: (x) if a Liability is incurred solely in respect of the Business or the other businesses of the Company and its Affiliates, such Liability shall be allocated to the Buyer (in respect of the Business) or the Company (in respect of the other businesses of the Company and its Affiliates); and (y) if a Liability cannot be so allocated under clause (x), such Liability shall be allocated to the Company or Buyer, as the case may be, based on the relative proportion of total benefit received by the Business and the other businesses of the Company and its Affiliates under the relevant Shared Contract, as mutually agreed by the Company and the Buyer, with any disputes subject to the applicable dispute resolution mechanism of the CPA Firm pursuant to Section 2.6(c).  Notwithstanding the foregoing, each of the Company and the Buyer shall be responsible for any or all Liabilities arising from its (or its Affiliates’) direct or indirect breach of any Shared Contract.
Return of Excluded Assets; Transfer of Sold Assets

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(m) If at any time after the Closing, any asset held by the Buyer or any of its Affiliates (including the Divested Companies) is ultimately determined to be an Excluded Asset or the Buyer or any of its Affiliates is found subject to an Excluded Liability, (i) the Buyer will return or transfer and convey (without further consideration) to the Company or the designated Affiliate of the Company such Excluded Asset or Excluded Liability,  (ii) the Company will, or will cause its designated Affiliate to, assume (without further consideration) such Excluded Liability and (iii) the Company and the Buyer will, and will cause their appropriate Affiliates to, execute such documents or instruments of conveyance or assumption and take such further acts as are reasonably necessary or desirable to effect the transfer of such Excluded Asset or Excluded Liability back to the Company or its designated Affiliate, in each case, such that each Party is put into the same economic position as if such action had been taken on or prior to the Closing Date.

(n) Subject to Section 5.14(a), if at any time after the Closing, any asset held by the Remaining Ferro Group is ultimately determined to be a Sold Asset (regardless of whether this is held by an Asset Seller or another Affiliate of the Company) or the Remaining Ferro Group is found to be subject to an Assumed Liability, (i) the Company shall or shall cause the applicable member of the Remaining Ferro Group return or transfer and convey (without further consideration) to the Buyer or its designee such Sold Asset or Assumed Liability,  (ii) the Buyer or its designee will assume (without further consideration) such Assumed Liability and (iii) the Company and the Buyer will, and will cause their appropriate Affiliates to, execute such documents or instruments of conveyance or assumption and take such further acts as are reasonably necessary or desirable to effect the transfer of such Sold Asset or Assumed Liability back to the Buyer or the appropriate Affiliate of the Buyer, in each case such that each Party is put into the same economic position as if such action had been taken on or prior to the Closing Date.

(o) Following the Closing, the Buyer and the Company agree to promptly remit to the other Party (or Affiliate thereof) any payments received that are owed to the other Party (or Affiliate thereof); provided,  however, that it is understood that there is no right to offset regarding such payments, and a Party (or Affiliate thereof) may not withhold funds received from third parties on behalf of the other Party (or Affiliate thereof) in the event that there is a dispute regarding any other issue under this Agreement or any Ancillary Agreement.

Separation Plan

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(p) Upon the terms and subject to the conditions set forth in this Agreement and the Separation Plan, prior to the Closing, the Company shall, and shall cause its Affiliates, to use its reasonable best efforts to complete the transactions and activities contemplated by the Separation Plan that are the responsibility by the Company and its Affiliates and the Company shall procure that the transactions and activities contemplated by the Separation Plan will be consummated in accordance with applicable Law and (if applicable) the terms of any collective bargaining agreement (or similar agreement) in force, such that, amongst other matters contemplated by the Separation Plan, the Company and its Affiliates (or their designee(s)), other than any Divested Company, shall (i) own the Excluded Assets, and (ii) be solely responsible for the Excluded Liabilities, in each case, without further Liability or recourse to the Buyer or its Affiliates (including, the Divested Companies following the Closing). The Company shall procure that all instruments, documents and agreements required to effect the transactions and activities contemplated by the Separation Plan are provided to the Buyer for review prior to their execution and, subject to such documents and agreements being in a form and substance reasonably satisfactory to the Buyer, are duly executed (and notarized if required) in accordance with applicable Law and copies certified by an authorized officer of the Company are provided to the Buyer at least 10 Business Days prior to the Closing. The Company shall procure that the Intercompany Obligations (other than the Permitted Intercompany Obligations) are settled prior to Closing. The Company shall procure that the Permitted Intercompany Obligations shall remain outstanding immediately prior to Closing and the Buyer shall cause the intercompany loans set forth in clauses (iii), (iv) and (v) of the definition of Permitted Intercompany Obligations to be refinanced through its applicable financing company in connection with the Closing, in each case, to the extent the applicable intercompany loan was not settled prior to the Closing (as potentially contemplated with the prior written consent of the Buyer under the definition of Permitted Intercompany Obligation).  The Buyer shall procure that any Intercompany Obligations that are included in Debt Obligations pursuant to clause (n) thereof will be paid by the applicable Divested Company in accordance with its terms.  Without prejudice to the Company’s obligation to settle Intercompany Obligations prior to the Closing in accordance with Section 5.23(a), if any Intercompany Obligations that are receivables in a Divested Company are not settled by the Closing, the Company shall procure that such Intercompany Obligations will be paid to the applicable Divested Company in accordance with its terms.

(q) Upon the terms and subject to the conditions set forth in this Agreement and the Separation Plan, prior to the Closing, the Buyer shall, and shall cause its Affiliates, to use its reasonable best efforts to complete the transactions and activities contemplated by the Separation Plan that are the responsibility of the Buyer and its Affiliates.

(r) If the Company proposes to make any change to the Separation Plan or proposes to take any additional steps which the Company considers reasonably necessary to achieve the completion of the Separation Plan (an “Additional Pre-Closing Action”) which are not included in the Separation Plan, the Company shall inform the Buyer in writing of such proposed changes and/or additional steps and the prior written consent of the Buyer (which consent shall not be unreasonably withheld, delayed or conditioned) shall be required before any Additional Pre-Closing Action can be taken by the Company or its Affiliates. If the Buyer consents to any Additional Pre-Closing Action, the Company agrees to indemnify and hold harmless the Buyer and each Buyer Indemnified Person from and against any Losses that any Buyer Indemnified Person suffers, sustains or incurs arising out of, resulting from or in connection with such Additional Pre-Closing Action.

(s) Effective upon the Closing, unless the Buyer otherwise agrees in writing, the Company shall cause the Contracts set forth on Schedule 5.23(d) to be terminated at or prior to the Closing without further Liability or recourse to the Buyer or its Affiliates (including the Divested Companies).

(t) All contributions, transfers, assignments, and acceptances contemplated by the Separation Plan and the Contracts and terminations contemplated by Section 5.23(a), and all other separation costs (which are not expressly stated in the Separation Plan to be a cost of the Buyer (or its designee)) incurred in connection with the legal and operational carve-out pursuant to the Separation Plan of the Business from the Remaining Ferro Group on the one hand and the carve-out of the Non-Tile Business from the Divested Companies on the other hand, in each case, shall not constitute or increase any Assumed Liability and all Losses (including costs, expenses and Taxes) incurred in relation to such contributions, transfers, assignments, and acceptances shall be borne solely by the Company (or its designee(s), other than any Divested Company) and shall constitute “Excluded Liabilities” as defined herein.

(u) The Parties shall keep each other informed of all key developments and milestones regarding the Separation Plan and shall promptly inform the other Party of any anticipated delays.

(v) The Company shall use its reasonable best efforts to obtain consents or waivers (as applicable and in form and substance reasonably satisfactory to the Buyer) from the third parties set out in Schedule 5.23(g) as a soon as reasonably practicable after the date of this Agreement and, in any event, prior to Closing. The Company shall keep the Buyer reasonably informed regarding the satisfaction of its obligations under this Section 5.23(g) and shall inform the Buyer as soon as reasonably practicable of any anticipated delays in obtaining any such third party consent or waiver.

(w) The Company undertakes to ensure that, prior to the Closing, any newly incorporated entity which is to be organized or incorporated for the purposes of implementing the Separation Plan undertakes no other activities, acquires no other assets and incurs no other Liabilities except as expressly contemplated under this Agreement or any customary administrative matters in connection with its incorporation.

(x) The Company shall procure that the contracts set out in Schedule 5.23(i) are translated into the Indonesian language as soon as reasonably practicable after the date of this Agreement and, in any event, prior to Closing.  The Company shall use its reasonable best efforts to ensure that the Indonesian language version of such contracts are duly executed by the relevant parties thereto as soon as reasonably practicable after they have been translated and, in any event, prior to Closing and the Company shall deliver certified copies of such translated and duly executed contracts to the Buyer at least five days prior to Closing.

(y) The Company shall use its reasonable best efforts to procure that PT Ferro Mas Dinamika obtains a building worthiness permit (sertifikat laik fungsi) in respect of the plant and buildings at Bekasi that are owned by PT Ferro Mas Dinamika as soon as reasonably practicable after the date of this Agreement.

(z) The Company shall use its reasonable best efforts to procure that Ferro Egypt for Frits and Glazes completes the registration and deposit of its shares with the “Mirs Central Clearing, Depository and Registry” (i.e., “MCDR”) as soon as reasonably practicable after the date of this Agreement.

(aa) The Company shall procure that with respect to the Ferro Corporation Omnibus Incentive Plan, prior to Closing, all participating Business Employees and all Divested Companies shall cease to be participants in such plan and all amounts due or payable, vested or unvested, in connection with such plan are duly settled in full by the Company (without any recourse to the Buyer or any Divested Company on or after Closing and any Liabilities arising out of or in connection with the Ferro Corporation Omnibus Incentive Plan after Closing will be the sole responsibility of the Company as an Excluded Liability).

Guarantees and Support Obligations

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(bb) Prior to the Closing Date, the Company and the Buyer will cooperate and will use their respective reasonable best efforts to, effective as of the Closing Date, terminate or cause to be terminated, in each case as a “Transaction Expense” hereunder and without liability on the part of Buyer or any of its Affiliates (including, the Divested Companies following the Closing), or cause the Buyer or one of its Affiliates to be substituted in all respects for the Company and any of its Affiliates (other than the Divested Companies) (collectively, the “Seller Guarantors”) in respect of all liabilities of the Seller Guarantors under guarantees, indemnities, surety bonds, letters of credit, comfort letters or similar assurances of credit support of or relating primarily to Liabilities of the Business and/or the Divested Companies (the “Seller Guarantees and Support Obligations”). In the event that the foregoing actions are not completed by the Closing Date, then (i) the Buyer will indemnify and hold harmless the Seller Guarantors from and against all Losses incurred by any such Person as a result of such failure and from and against any continuing liabilities under any such Seller Guarantees and Support Obligations and (ii) the Company and the Buyer will continue to cooperate and use their respective reasonable best efforts to terminate as provided above, or cause the Buyer or one of its Affiliates to be substituted in all respects for the Seller Guarantors in respect of, all obligations of the Seller Guarantors under any such Seller Guarantees and Support Obligations.  To the extent that any Seller Guarantor has performance obligations under any such Seller Guarantee and Support Obligations, the Buyer will use reasonable best efforts to (a) perform, or cause its Affiliates to perform, such obligations on behalf of such Seller Guarantor or (b) otherwise take such action as reasonably requested by the Company so as to put such Seller Guarantor in the same position as if the Buyer or one of its Affiliates, and not such Seller Guarantor, had performed or were performing such obligations.

(cc) Prior to the Closing Date, the Company and the Buyer will cooperate and will use their respective reasonable best efforts to, effective as of the Closing Date, terminate or cause to be terminated, in each case as a “Transaction Expense” hereunder and without liability on the part of the Buyer or any of its Affiliates (including, the Divested Companies), or cause the Company or one of its Affiliates (other than the Divested Companies) to be substituted in all respects for the Divested Companies in respect of all liabilities of the Divested Companies under guarantees, indemnities, surety bonds, letters of credit, comfort letters or similar assurances of credit support of or relating primarily to Liabilities of the Company or its Affiliates (other than any Divested Company) other than for the Business (the “Divested Company Guarantees and Support Obligations”). In the event that the foregoing actions are not completed by the Closing Date, then (i) the Company will indemnify and hold harmless the Buyer from and against all Losses incurred by the Buyer or the Divested Companies as a result of such failure and from and against any continuing liabilities under any such Divested Company Guarantees and Support Obligations and (ii) the Company and the Buyer will continue to cooperate and use their respective reasonable best efforts to terminate as provided above, or cause the Company or one of its Affiliates to be substituted in all respects for the Divested Companies in respect of, all obligations of the Divested Companies under any such Divested Company Guarantees and Support Obligations.  To the extent that any Divested Company has performance obligations under any such Divested Company Guarantee and Support Obligations, the Company will use reasonable best efforts to (a) perform, or cause its Affiliates to perform, such obligations on behalf of such Divested Company or (b) otherwise take such action as reasonably requested by the Buyer so as to put such Divested Company in the same position as if the Company or one of its Affiliates, and not such Divested Company, had performed or were performing such obligations.

Directors’ and Officers’ Indemnification

.  For the six year period from and after the Closing, Buyer shall not modify or amend such organization documents of the Divested Companies in any manner materially adverse to the rights to indemnification and all limitations on liability existing in favor of any current or former officers, directors, partners, members, managers or employees of the Divested Companies (“D&O Indemnitees”) as in effect as of immediately prior to the Closing. In the event that any of the Divested Companies or any of their respective successors or assigns (a) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (b) transfers or conveys all or a majority of its properties and assets to any Person, then, and in each such case, proper provision will be made so that the successors and assigns of the Divested Companies will succeed to the obligations set forth in this Section 5.25.  The Company shall, as of the Closing, obtain and fully pay the premium for insurance policies for directors’ and officers’ liability insurance coverage of the D&O Indemnitees with respect to any matters that existed or occurred at or prior to the Closing (including in connection with this Agreement, the Ancillary Agreements or the transactions or actions contemplated hereby and thereby) for a claims reporting or discovery period of at least six (6) years from and after the Closing with benefits, terms, conditions, retentions and levels of coverage that are at least as favorable to the D&O Indemnitees as benefits, terms, conditions, retentions and levels of coverage provided by similar companies in line with industry standards.

R&W Insurance Policy

.  As of the date hereof, the Parties understand that the Buyer currently intends to obtain the R&W Insurance Policy. The R&W Insurance Policy will provide that the R&W Insurer will have no right of subrogation against the Company or any of its Affiliates, and the R&W Insurer has waived any such right of subrogation, except in the case of Fraud. For the avoidance of doubt, the Buyer acknowledges and agrees that the obtaining of the R&W Insurance Policy is not a condition to the Closing and the Buyer will remain obligated, subject only to the satisfaction or waiver of the conditions set forth in ARTICLE VII, to consummate the transactions contemplated by this Agreement. In addition, the Buyer acknowledges and agrees that the obtaining of the R&W Insurance Policy will not impede or delay the Closing.

Replacement of Directors and Statutory Auditors

.  At or prior to the Closing, the Company will cause the Divested Companies to effect the resignations of the officers, directors and, to the fullest extent admitted by local Law and, if applicable, statutory auditors of each Divested Company listed on Schedule 5.27 from such offices(s) and positions(s) with such Divested Company, in each case, effective as of the Closing, including providing resignation letters with respect thereto as requested in accordance with Section 2.10.

Organizational Documents

.  At or prior to the Closing, the Company will deliver to the Buyer the Records, including any organizational documents, minute and record books, bank books and registered company seal(s), of the Divested Companies to the extent the same are not in the possession of the Divested Companies on the Closing Date.

Company Obligations in Respect of the Financings

.

(dd) Prior to the Closing, the Company shall, and shall cause its subsidiaries to, provide to the Buyer and shall use its reasonable efforts to cause its senior officers, and non-legal advisors to provide to the Buyer, all cooperation as is reasonably requested by the Buyer and that is required by the terms of the Debt Commitment Letter in connection with arranging and obtaining the Debt Financing (including any Alternative Financing) and customary for similar debt financings, including (i) causing the Company’s management team, with appropriate seniority and expertise, at reasonable times and upon reasonable notice, to participate in a limited number of meetings, conference calls, and due diligence sessions with the Debt Financing Sources and rating agencies with respect to the Business that are customary for financings of a type similar to the Debt Financing (including any Alternative Financing), (ii) as promptly as reasonably practicable, furnishing the Buyer, its Affiliates and its financing sources with the financial information reasonably available regarding the Business within the Company’s possession as may be reasonably requested by the Buyer and necessary to satisfy the conditions set forth in the Debt Commitment Letter, (iii) assisting the Buyer in a commercially reasonable manner with the preparation of customary rating agency presentations, bank information memoranda, and other customary marketing and syndication materials required by the Debt Financing Sources to satisfy the conditions of the Debt Commitment Letter (provided that any such customary marketing and syndication materials shall contain disclosure and pro forma financial statements reflecting the Buyer as the obligor), (iv) providing information related to the Business required by regulatory authorities including under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act, but in each case, solely as relating to the Business and that has been reasonably requested in writing by the Buyer not less than five (5) Business Days prior to the Closing Date, (v) facilitating the execution and delivery (at the Closing) of definitive documents related to the Debt Financing on terms contemplated by the Debt Commitment Letter, (vi) facilitating the pledging of collateral and obtaining of guarantees to the extent reasonably requested by the Buyer (which shall only be effective at Closing) and (vii) providing authorization letters to the Debt Financing Sources authorizing the distribution of information to prospective lenders and containing a representation to the Debt Financing Sources that the public side versions of such documents, if any, do not include material non-public information about the Business; provided,  however, that nothing herein shall require the Company to take any action that would (i) be a corporate action effective prior to the Closing, (ii) interfere unreasonably with the business or operations of the Company or its subsidiaries or (iii) require the Company to take any action that will conflict with or violate the constitutional documents of the Company or any of its subsidiaries or any applicable Law. Any use of the Company’s logos by the Buyer in connection with the Debt Financing shall be subject to the Company’s prior approval, which approval shall not be unreasonably withheld, delayed or conditioned.

(ee) Neither the Company nor any of its subsidiaries shall be required to pay any commitment or other similar fee or make any other payment or incur any other liability or provide or agree to provide any indemnity in connection with the Financings or any of the foregoing that would be effective prior to the Closing or would be treated as a Transaction Expense, in each case, which is not otherwise subject to reimbursement. None of the Company, its subsidiaries or their respective officers, directors or employees shall be required to (i) execute or enter into or perform any agreement contemplated by the Commitment Letters that is not contingent upon the Closing or that would be effective prior to the Closing, (ii) adopt resolutions approving the agreements, documents and instruments pursuant to which the Financings are obtained or take any corporate actions prior to the Closing to permit the consummation of the Financings, (iii) provide in connection with the Financings any information the disclosure of which is prohibited or restricted under Law or is legally privileged, (iv) take any action which would result in either the Company or any of its Affiliates incurring any liability with respect to the matters relating to the Financings that is not subject to reimbursement by (or on behalf of) the Buyer or cause any director, officer or employee of the Company or any of its subsidiaries to incur any personal liability in connection with the Financings or (v) provide (A) pro forma financial information, including pro forma cost savings, synergies, capitalization or other pro forma adjustments desired to be incorporated into any pro forma financial information, (B) any description of all or any component of the Financings (including any such description to be included in any liquidity or capital resources disclosure or any “description of notes”), (C) projections, risk factors or other forward-looking statements relating to all or any component of the Financings, or (D) any solvency certificate or similar certification in connection with the Financings (which items (A) through (D) shall be the sole responsibility of the Buyer); provided that the Company shall provide or cause to be provided such information and cooperation to enable the Buyer to prepare such information.

(ff) The Buyer shall indemnify and hold harmless the Company, its Affiliates and their respective Representatives from and against any and all Losses suffered or incurred by any of them in connection with the arrangement of the Financings and any information used in connection therewith, other than any information provided by the Company, its Affiliates and their respective Representatives for use in connection therewith, or arising from Fraud, willful misconduct, bad faith or gross negligence of such indemnitee or any of its Affiliates or their respective Representatives (collectively, the “Financing Cooperation Indemnity”).  The Buyer shall, promptly upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs and expenses incurred by the Company or any of its subsidiaries in connection with this Section 5.29, including reasonable out-of-pocket legal fees, accounting fees and other reasonable out-of-pocket fees and expenses incurred in connection with this Section 5.29 (together with the Financing Cooperation Indemnity, the “Financing Cooperation Obligations”). All information provided by the Company or any of its Affiliates or any of their respective Representatives pursuant to this Section 5.29 shall be kept confidential in accordance with the Confidentiality Agreements, except that the Buyer shall be permitted to disclose such information to the sources of its Financings, rating agencies and prospective lenders during syndication of the Debt Financing subject to the sources of Financings, ratings agencies and prospective lenders entering into customary confidentiality undertakings with respect to such information.

5.10 Buyer Obligations in Respect of the Financings.

(a) The Buyer shall use (and shall cause each of its controlled Affiliates to use) its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, advisable or desirable to arrange and consummate the Financings on the terms described in the Commitment Letters, including using reasonable best efforts, to (i) comply with their respective obligations under the Commitment Letters and satisfy on a timely basis (or obtain a waiver of) all terms, conditions, representations and warranties applicable to the Buyer set forth in the Commitment Letters, (ii) maintain in effect the Commitment Letters on the terms and conditions contained therein until the transactions contemplated by this Agreement are consummated (it being understood that the Debt Commitment Letter may be replaced or amended as provided below), (iii) negotiate and enter into definitive agreements with respect thereto on the terms and conditions contained therein or on other terms in the aggregate not materially less favourable, taken as a whole, (iv) enforce its rights under each Commitment Letter, (v) cause its senior management as well as appropriate Representatives of the Buyer and its Affiliates, if applicable, to cooperate with the marketing and/or syndication efforts of the Debt Financing Sources for all of the Debt Financing, (vi) timely prepare the necessary offering circulars, private placement memoranda, or other offering documents or marketing materials with respect to any Financing, (vii) commence the marketing and/or syndication activities contemplated by the Debt Commitment Letter as promptly as practicable and (viii) consummate the Financings at or prior to the Closing; provided,  however, that if funds in the amounts and on the terms set forth in the Debt Commitment Letter become unavailable to the Buyer on the terms and conditions set forth therein, the Buyer shall (x) notify the Company in writing of such event, (y) use (and shall cause each of its controlled Affiliates to use)

reasonable best efforts to obtain alternative debt financing (the “Alternative Financing”) in amounts and otherwise on terms and conditions no less favourable in the aggregate to the Buyer than as set forth in the Debt Commitment Letter (taking into account any “market flex” provisions related thereto), and (z) use reasonable best efforts to obtain a new commitment letter that provides for such Alternative Financing and promptly deliver a true an complete copy thereof to the Company; provided, that if the Buyer proceeds with Alternative Financing, it shall be subject to the same obligations as set forth in this Section 5.30 with respect to the Debt Financing.

(b) The Buyer shall keep the Company apprised of material developments relating to the availability of the Financings and shall give the Company prompt notice of any material adverse change with respect to the availability of such Financings. The Buyer shall promptly (and in any event within one Business Day) notify the Company of (i) the expiration or termination of any Commitment Letter, (ii) any refusal by the Lenders or Investor (as applicable) to provide, or any stated intent by the Lenders or Investor (as applicable) to refuse to provide, the full financing contemplated by any Commitment Letter, (iii) any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, would reasonably be expected to give rise to any breach or default) by any party to the Commitment Letters or definitive document related to the Financings (in each case involving the breach or default of a third party, only if the Buyer is aware of breach or default), (iv) any change, circumstance, or event which causes the Buyer to believe in good faith, for any reason, that it will no longer be able to obtain all or any portion of the Financings contemplated by either Commitment Letter on the terms described therein (and that Buyer will not be able to obtain acceptable Alternative Financing) or (v) receipt of any written notice or other written communication from any Person with respect to any (x) actual or potential breach, default, termination or repudiation by any party to any Commitment Letter or any definitive document related to the Financings or (y) material dispute or disagreement between or among any parties to any Commitment Letter or any definitive document related to the Financings (other than ordinary course negotiations).

(c) The Buyer shall not replace, amend or waive the Debt Commitment Letter without the Company’s prior written consent if such replacement, amendment or waiver (i) reduces the aggregate amount of the Debt Financing (including by changing the amount of fees to be paid or original issue discount thereof) unless there is a corresponding increase in the Equity Financing, (ii) imposes new or additional conditions, or otherwise expands any of the conditions, to the receipt of Debt Financing, (iii) materially extends the timing of the funding commitments thereunder or (iv) effects any other amendment, modification or waiver that would reasonably be expected to prevent or materially delay or impede the Closing; provided that, notwithstanding the foregoing, the Buyer may amend the Debt Commitment Letter to add lenders, lead arrangers, bookrunners, syndication agents or similar entities who had not executed the Debt Commitment Letter as of the date of this Agreement. The Buyer shall provide to the Company copies of any commitment letter associated with a replacement Debt Financing or Alternative Financing as well as any amendment or waiver of any debt commitment letter (including the Debt Commitment Letter) that is permitted hereunder (which may reflect customary redactions).

(d) The Buyer shall not amend, alter or waive, or agree to amend, alter or waive (in any case whether by action or inaction), any term of the Equity Commitment Letter without the prior written consent of the Company.

(e) The Buyer acknowledges and agrees that the obtaining of any Financing, or any Alternative Financing, is not a condition to Closing and reaffirms its obligation to consummate the transactions contemplated by this Agreement irrespective and independently of the availability of any Financing or any Alternative Financing, subject to fulfilment or waiver of the conditions set forth herein.

Release

.

(f) From and after the Closing, to the fullest extent permitted under applicable Law, the Company, on behalf of itself, its Affiliates and their respective officers, directors, partners, members, employees, equityholders, Representatives, agents and successors and permitted assigns (collectively, the “Seller Releasing Parties”), hereby irrevocably and unconditionally releases and forever discharges the Buyer and its Affiliates (including the Divested Companies) and their respective officers, directors, partners, members, employees, equityholders, Representatives, agents and successors and permitted assigns (the “Buyer Released Parties”) of and from any and all causes of action, Proceedings, executions, judgments, duties, debts, dues, accounts, bonds, contracts and covenants (whether express or implied), and claims and demands whatsoever (including any right, whether in law or in equity, to seek indemnification, contribution, cost recovery, damages, or any other recourse or remedy) which the Seller Releasing Parties may have against each of the Buyer Released Parties, now or in the future, in each case in respect of any cause, matter or thing relating to this Agreement and the transactions contemplated hereby; provided that this release shall not affect any Seller Releasing Parties’ rights under this Agreement or any Ancillary Agreement, including for the avoidance of doubt, any claim for indemnification pursuant to this Agreement on the terms and conditions set forth herein and therein, or any claim for breach of the Confidentiality Agreements or any claim for Fraud.  The Company agrees, on behalf of itself and the Seller Releasing Parties, to indemnify and hold harmless each of the Buyer Released Parties from and against, and in respect of, any and all Liabilities, Losses, damages, obligations, costs or expenses incurred by or on behalf of any Buyer Released Party as a result of any such Proceeding brought or maintained by any member of the Seller Releasing Parties against any Buyer Released Party in contravention of this Section 5.31(a).

(g) From and after the Closing, to the fullest extent permitted under applicable Law, the Buyer, on behalf of itself, its Affiliates (including the Divested Companies) and their respective officers, directors, partners, members, employees, equityholders, Representatives, agents and successors and permitted assigns (collectively, the “Buyer Releasing Parties”), hereby irrevocably and unconditionally releases and forever discharges the Company, its Affiliates and their respective officers, directors, partners, members, employees, equityholders, Representatives, agents and successors and permitted assigns (excluding any Person who continues to be a director, member, officer, employee, Affiliate, equityholder, agent or Representative of the Buyer

Releasing Parties after the Closing, collectively, the “Seller Released Parties”) of and from any and all causes of action, Proceedings, executions, judgments, duties, debts, dues, accounts, bonds, contracts and covenants (whether express or implied), and claims and demands whatsoever which the Buyer Releasing Parties may have against each of the Buyer Released Parties, now or in the future, in each case in respect of any cause, matter or thing relating to this Agreement and the transactions contemplated hereby; provided that this release shall not affect any Buyer Releasing Parties’ rights under the R&W Insurance Policy, this Agreement or any Ancillary Agreement, including for the avoidance of doubt, any claim for indemnification pursuant to this Agreement, on the terms and conditions set forth herein or therein or with respect to Fraud.  The Buyer agrees, on behalf of itself and the Buyer Releasing Parties, to indemnify and hold harmless each of the Seller Released Parties from and against, and in respect of, any and all liabilities, losses, damages, obligations, costs or expenses incurred by or on behalf of any Seller Released Party as a result of any such Proceeding brought or maintained by any member of the Buyer Releasing Parties against any Seller Released Party in contravention of this Section 5.31(b).

(h) The Parties acknowledge and agree, that the agreements contained in this Section 5.31 (i) require performance after the Closing to the maximum extent permitted by applicable Law and will survive the Closing for twenty (20) years and (ii) are an integral part of the transactions contemplated hereby and that, without the agreements set forth in this Section 5.31, none of the Parties would enter into this Agreement.

(i) The provisions of this Section 5.31 are intended to be for the benefit of, and enforceable by the Buyer Released Parties and the Seller Released Parties referenced in this Section 5.31 and each such Person shall be a third party beneficiary of this Section 5.31.

Separation Committee

.   Within twenty (20) Business Days of the date of this Agreement, the Parties will establish a separation committee (the “Separation Committee”) comprising an equal number (being no less than four (4)) of Representatives of each of (x) the Company and (y) the Buyer, each of sufficient seniority and expertise regarding the matters within the remit of the Separation Committee. The Separation Committee will meet at least weekly or as otherwise agreed between the Parties until Closing and for so long thereafter as is reasonably necessary in accordance with the terms of this Agreement. Antitrust counsel for each of the Buyer and the Company shall attend the meetings of the Separation Committee (unless the Parties mutually agree only one such counsel needs to attend). The main purpose of the Separation Committee will be to consult with regard to the preparation, approval and oversight of the implementation of this Separation Plan and the activity required to separate the Business from the Company and its Affiliates as updated and amended by mutual agreement of the Company and the Buyer (each acting reasonably and in good faith) from time to time to enable the Business to operate on a stand-alone basis by Closing without any business interruption in all but de minimis respects.  The Parties acknowledge and agree that the Separation Committee shall agree and set up an appropriate governance model which shall be tasked to cover all aspects of the separation of the Business from the Company and its Affiliates. In connection with setting up the governance model, the Parties’ respective antitrust counsel will develop appropriate protocols regarding integration matters to ensure compliance with applicable antitrust laws. The governance model will include project teams made up of Representatives from the Company, the Business and the Buyer.  Such project teams will be engaged in various work streams so as to help implement the Separation Plan.  The project teams will report to the Separation Committee.  The Parties agree that the Separation Plan will cover all functions in the Business as well as the separation of the Almazora site.  Each of the Company and Buyer shall ensure that it makes available at such times as the Separation Committee and/or any of the project teams hereunder may reasonably request their respective employees and consultants, employed by or contracted to the Company or Buyer or their respective Affiliates who have the required expertise, experience and knowledge relating to such functions so as to implement the Separation Plan.  For the avoidance of doubt the Separation Committee will be a consultative body, the decisions of which will not be binding on the Parties unless and until documented in writing and signed by and on behalf of the Parties.  Each Party shall provide and dedicate such resources and personnel and do all things that are reasonably necessary to fulfill its respective obligations and responsibilities under the Separation Plan in accordance with the timetables and milestones set out.

Environmental Matters

.   In the period between the date of this Agreement and Closing, the Company shall procure that each Divested Company and each member of the Remaining Ferro Group (with respect to the Business) shall use their respective reasonable best efforts to complete any audits, checks or monitoring processes that are set forth on Schedule 5.33 on a timely basis after the date of this Agreement and in any event prior to Closing and the Company shall procure that each of the foregoing uses its commercially reasonable efforts to undertake all other audits, checks and monitoring processes required to be undertaken in accordance with applicable Environmental Law on a timely basis. The Company shall notify the Buyer promptly if the results of any such audit, check or monitoring process identifies any non-compliance with Environmental Law or any unacceptable risk to human health and the Company shall, or procure that the relevant Divested Company or the Remaining Ferro Group (as applicable) shall, use their respective reasonable best efforts to appropriately remedy any non-compliance or any unacceptable risk to human health (at the sole cost and expense of the Company) prior to Closing.

Split Fees

.  Buyer shall be responsible for all Split Fees subject to the amount of Split Fees that are the responsibility of the Company under Transaction Expenses.

Transition Amounts

.  Within 45 days after the end of each calendar quarter after the Closing Date, the Buyer and the Company will provide the other with written notice of the Transition Amount, if any, it is owed under the applicable Toll Manufacturing Agreements, Reverse Toll Manufacturing Agreements, the Supply Agreements and/or the Reverse Supply Agreements, together with reasonable supporting documentation, and such amounts will be netted against each other and the Party owing the remaining net Transition Amount will pay the other Party within 10 days such amount by wire transfer of immediately available funds to an account designated by such receiving Party. If the Parties do not agree on the amounts to be paid pursuant to this Section 5.35 the Parties shall discuss in good faith to try and resolve their disagreement.  If the Parties are unable to resolve all of their disagreements regarding the amounts due pursuant to this Section 5.35 within 90 days of the end of the relevant quarter, the Parties will refer their remaining differences to the CPA Firm’s transactions dispute group to resolve their dispute consistent with the dispute process set forth in Section 2.6(c) of this Agreement.

Employee Non-Competition Provisions

.  After the date of this Agreement, if any of the employees of the Company or its Affiliates set forth on Schedule 5.36 (the “Scheduled Employees”) terminate their employment with the Company or its Affiliates other than to become employed by the Buyer or its Affiliates at the Closing, then the Company will enforce (and will cause each of its Affiliates to enforce to the extent applicable) its rights under the non-competition provisions in the applicable agreements with the applicable Scheduled Employees and pay the applicable Scheduled Employees the compensation required under such agreements to make such non-competition provisions operative and enforceable.  The obligations of the Company and its Affiliates under this Section 5.36 will terminate (a) at the Closing with respect to the Scheduled Employees who become employees of the Buyer and its Affiliates upon the Closing and (b) upon the third anniversary of the Closing (i.e., coterminous with the expiration of the Company’s obligations under Section 5.12(a)) with respect to any of the other Scheduled Employees.

Article VI CONDITIONS TO THE COMPANY’S OBLIGATIONS

The obligation of the Company to effect the Closing under this Agreement is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any and all of which may be waived by the Company in whole or in part to the extent permitted by applicable Law); provided,  however, that the Company may not rely on the failure of any condition set forth in this ARTICLE VI to be satisfied if such failure was primarily caused by Company’s breach of, or failure to comply with, any provision of this Agreement:

Representations and Warranties

.  The representations and warranties made by the Buyer in ARTICLE IV (other than the Fundamental Representations set forth in ARTICLE IV) will be true and correct (without giving regard to any qualifications or limitations as to “materiality”, “materially”, “material” or “material adverse effect” and words of similar import set forth therein) in all respects as of the date of this Agreement and as though such representations and warranties had been made on and as of the Closing Date (except to the extent such representations and warranties are made as of a specified date, which representations and warranties will be true and correct in all respects as of such earlier date); except where the failure of such representations and warranties to be true and correct in all respects would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or impair the ability of the Buyer to perform its obligations under this Agreement, the Ancillary Agreements or consummate the transactions contemplated hereby or thereby; provided, however, that the Fundamental Representations set forth in ARTICLE IV will be true and correct in all but de minimis respects as of the date of this Agreement and as though such representations and warranties had been made on and as of the Closing Date (except to the extent such

Fundamental Representations are made as of a specified date, which representations and warranties will be true and correct in all but de minimis respects as of such earlier date).

Performance

.  The Buyer will have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing.

Officer’s Certificate

.  The Buyer will have delivered to the Company a certificate, dated as of the Closing Date and executed by a duly authorized executive officer of the Buyer, certifying to the fulfillment of the conditions specified in Section 6.1 and Section 6.2.

Competition/Foreign Investment Laws

.  All required approvals or clearances under the Competition/Foreign Investment Laws set forth on Schedule 6.4 and, if applicable, any Additional Government Approval will have been obtained and all applicable and required waiting periods with respect thereto will have expired or been terminated.

Governmental Orders; Proceedings

.  At the Closing there will not be (i) any Law in effect that makes the consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited, or (ii) there will not be in effect any Governmental Order nor any pending Proceeding by any Governmental Authority seeking or purporting to restrain, enjoin or otherwise prohibit the transactions contemplated by this Agreement.

Separation Plan

.  The transactions and activities contemplated by Part H of the Separation Plan shall have been completed in accordance with the terms thereof.

Article VII CONDITIONS TO THE BUYER’S OBLIGATIONS

The obligation of the Buyer to effect the Closing under this Agreement is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any and all of which may be waived by the Buyer in whole or in part to the extent permitted by applicable Law); provided,  however, that the Buyer may not rely on the failure of any condition set forth in this ARTICLE VII to be satisfied if such failure was primarily caused by the Buyer’s breach of, or failure to comply with, any provision of this Agreement:

Representations and Warranties

.  The representations and warranties made by the Company in ARTICLE III (other than the Fundamental Representations set forth in ARTICLE III) will be true and correct (without giving regard to any qualifications or limitations as to “materiality”, “materially”, “material” or “material adverse effect”, “Business Material Adverse Effect” or “Seller Material Adverse Effect” and words of similar import set forth therein other than the use of “Business Material Adverse Effect” and “Seller Material Adverse Effect” in Section 3.9(b),  “in all material respects” in the second sentence of Section 3.4(a)), in all respects as of the date of this Agreement and as though such representations and warranties had been made on and as of the Closing Date

(except to the extent such representations and warranties are made as of a specified date, which representations and warranties will be true and correct in all respects as of such earlier date), except where the failure of such representations and warranties to be true and correct in all respects would not, individually or in the aggregate, reasonably be expected to have a Business Material Adverse Effect; provided, however, that the Fundamental Representations set forth in ARTICLE III will be true and correct in all but de minimis respects as of the date of this Agreement and as though such representations and warranties had been made on and as of the Closing Date (except to the extent such Fundamental Representations are made as of a specified date, which representations and warranties will be true and correct in all but de minimis respects as of such earlier date).

Performance

.  The Company will have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing.

Officer’s Certificate

.  The Company will have delivered to the Buyer a certificate, dated as of the Closing Date and executed by a duly authorized executive officer the Company, certifying to the fulfillment of the conditions specified in Section 7.1 and Section 7.2.

Competition/Foreign Investment Law

.  All required approvals or clearances under the Competition/Foreign Investment Laws set forth on Schedule 6.4 and, if applicable, any Additional Government Approval will have been obtained and all applicable and required waiting periods with respect thereto will have expired or been terminated.

Governmental Orders; Proceedings

.  At the Closing there will not be (i) any Law in effect that makes the consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited, or (ii) there will not be in effect any Governmental Order nor any pending Proceeding by any Governmental Authority seeking or purporting to restrain, enjoin or otherwise prohibit the transactions contemplated by this Agreement.

Separation Plan

.  The transactions and activities contemplated by the Separation Plan shall have been completed in accordance with the terms thereof.

Article VIII TERMINATION
Termination

.  This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written agreement of the Company and the Buyer;

(b) by either the Company or the Buyer if the Closing has not occurred on or before the date falling 9 months after the date of this Agreement (the “End Date”); provided,  however, that if on the initial End Date the conditions set forth in Section 6.4,  Section 6.5 (where the relevant Governmental Order arises from or relates to

Competition/Foreign Investment Laws), Section 7.4 or Section 7.5 (where the relevant Governmental Order arises from or relates to Competition/Foreign Investment Laws) are not satisfied but all other conditions to Closing set forth in ARTICLE VI and ARTICLE VII are satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to those conditions being capable of being satisfied), then the Buyer or the Company may, by providing written notice to the other Party prior to 5:00 pm Cleveland, Ohio time on such initial End Date, extend the End Date to the date falling 12 months after the date of this Agreement in which case the End Date shall be deemed for all purposes to be such later date; provided,  further,  however, that the right to terminate this Agreement under this Section 8.1(b) will not be available to any Party whose action or failure to fulfill any obligation under this Agreement has proximately caused the failure of the Closing to occur on or before the End Date, and such action or failure to perform constitutes a breach of this Agreement in any material respect (for the avoidance of doubt, Buyer’s failure to close the transactions contemplated by this Agreement due to the unavailability of the Debt Financing shall be deemed a material breach of the Buyer’s obligations for purposes of this Section 8.1(b));

(c) by (i) either the Company or the Buyer if any Laws have been enacted, enforced, adopted or promulgated having the effect of making illegal or otherwise prohibiting the transactions contemplated by this Agreement, or (ii) either the Company or the Buyer if a Governmental Authority of competent jurisdiction will have issued a Governmental Order or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated hereby or (iii) by the Buyer if any Governmental Order issued by a Governmental Authority of competent jurisdiction imposing a Triggering Divestiture will be in effect, or (iv) by the Buyer if a requirement for a Triggering Divestiture is confirmed or insisted upon by a Governmental Authority of competent jurisdiction other than through a Governmental Order and such requirement for, or insistence on, a Triggering Divestiture is ascertained by the Parties’ external antitrust counsel (acting reasonably) to the best of their information and belief, after the Parties have received a statement of objections (or equivalent formal or written statement) from such Governmental Authority and been unsuccessful in appropriately limiting such Governmental Authority’s concerns; provided that the right to terminate this Agreement pursuant to this Section 8.1(c) will not be available to a Party in breach of Section 5.3 or whose breach of any other provision of this Agreement in any material respect results in the imposition of such Governmental Order or other action or the failure of such Governmental Order or action to be resisted, resolved or lifted;

(d) by the Buyer, if the Company is in breach of any representation, warranty, covenant or agreement made by the Company in this Agreement such that the conditions set forth in Section 7.1 or Section 7.2 would not be satisfied and (i) such breach is not reasonably capable of being cured or (ii) in the case of a breach of covenant or agreement, if such breach is reasonably capable of being cured, such breach is not or will not be cured prior to the earlier of (A) 30 days following notice of such breach or (B) the End Date; provided,  however, that the Buyer shall not have the right to terminate this Agreement pursuant to this Section 8.1(d) if the Buyer is then in material breach of any of its representations, warranties, covenants or agreements under this Agreement such that the conditions set forth in Section 6.1 or Section 6.2 would not be satisfied;

(e) by the Company, if the Buyer is in breach of any representation, warranty, covenant or agreement made by the Buyer in this Agreement such that the conditions set forth in Section 6.1 or Section 6.2 would not be satisfied and (i) such breach is not reasonably capable of being cured or (ii) in the case of a breach of covenant or agreement, if such breach is reasonably capable of being cured, such breach is not or will not be cured prior to the earlier of (A) 30 days following notice of such breach or (B) the End Date; provided,  however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(e) if the Company is then in material breach of any of its representations, warranties, covenants or agreements under this Agreement such that the conditions set forth in Section 7.1 or Section 7.2 would not be satisfied; or

(f) by the Company, if (i) the Closing shall not have occurred on or before the date required by Section 2.9, (ii) all of the conditions to Closing set forth in ARTICLE VII have been satisfied at the time of such termination if the Closing were held at the time of such termination (other than conditions that by their nature, are to be satisfied at the Closing and which are, at the time of termination of this Agreement, capable of being satisfied if the Closing were to occur at such time), (iii) the Company has irrevocably notified the Buyer in writing that (x) all of the conditions set forth in ARTICLE VI have been satisfied or waived (to the extent permitted) at the time of such termination if the Closing were held at the time of such termination (other than conditions that, by their nature, are to be satisfied at the Closing and which are, at the time of termination of this Agreement, capable of being satisfied if the Closing were to occur at such time) and (y) the Company is ready, willing and able to effect the Closing and (iv) the Buyer fails to consummate the Closing on or prior to the third Business Day following the date of delivery of such written notification to the Buyer by the Company.

Procedure and Effect of Termination

.  A Party desiring to terminate this Agreement pursuant to Section 8.1 must give written notice of such termination to the other Party in accordance with Section 10.7, specifying the provision hereof pursuant to which such termination is effective. If this Agreement is terminated as provided herein:

(g) the Buyer will deliver to the Company all documents, work papers and other material of the Company, the Divested Companies and the Sold Assets relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof in accordance with the terms and conditions of the Confidentiality Agreements;

(h) the provisions of the Confidentiality Agreements will continue in full force and effect in accordance with the terms and conditions thereof; and

(i) this Agreement shall become void and of no further force and effect and there shall be no liability on the part of any Party to any other Party, except that (i) the provisions of this Section 8.2,  Section 5.29(c) with respect to the Financing Cooperation Obligations, Section 8.3 and ARTICLE X shall remain in full force and effect and (ii) except as provided in Section 8.3, if such termination shall result from a Willful Breach by any Party, such Party shall be fully liable for any and all Losses incurred or suffered by the other Party as a result of such Willful Breach;  provided that no amount paid by any Party with respect thereto may exceed the amount of the Buyer Termination Fee. The Confidentiality Agreements shall survive any termination of this Agreement in accordance with its terms and, subject to Section 8.3,  nothing in this Section 8.2 shall be construed to discharge or relieve any party to the Confidentiality Agreements of its obligations thereunder.

8.11 Buyer Termination Fee.
(a) In the event that:

(i)the Company shall terminate this Agreement pursuant to Section 8.1(f); or

(ii)the Company or the Buyer terminate this Agreement pursuant to Section 8.1(b) if, at the time of such termination, the Company would have been entitled to terminate this Agreement pursuant to Section 8.1(f);

then promptly, but in any event within five Business Days after the date of such termination, the Buyer shall pay or cause to be paid to the Company (or, if instructed by the Company in writing, its assignee) an amount in cash equal to $18,400,000 (the “Buyer Termination Fee”) by wire transfer of immediately available funds to one or more accounts designated in writing by the Company (or its assignee) prior to such payment.

(b) The Parties acknowledge that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Parties would not otherwise enter into this Agreement.  Accordingly, if the Buyer fails to timely pay the Buyer Termination Fee when payable in accordance with the terms of this Agreement, and in order to obtain payment, the Company commences an action that results in a judgment against the Buyer for payment of the Buyer Termination Fee, the Buyer shall pay the Company its reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) in connection with such action, together with interest on such amounts at the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received.

(c) Prior to the Closing, other than in connection with the enforcement of the Confidentiality Agreements and the Company’s right to receive payments of the Reimbursement Payments, if payable pursuant to Section 5.29, and subject to the Company’s right to specific performance pursuant to Section 10.15, the right to (i) terminate this Agreement in accordance with its terms and (ii) to receive the Buyer Termination Fee from the Buyer, if payable pursuant to Section 8.3(a) shall be the sole and exclusive remedy (whether at Law, in equity, in contract, in tort or otherwise) of the Company and its Affiliates against the Buyer, its Affiliates or the Debt Financing Sources for any Losses suffered or incurred as a result of or failure to perform Agreement (whether willfully, intentionally, unintentionally or otherwise) under this Agreement or the Commitment Letters or any of the other agreements or the transactions contemplated by this Agreement and the Commitment Letters in the event that this Agreement is terminated pursuant to the bases specified in Section 8.3(a).

(d) Notwithstanding anything in this Agreement to the contrary, if the Company terminates this Agreement pursuant to Section 8.1(e) and the basis for such termination is a Willful Breach by the Buyer, the Company may pursue monetary damages against the Buyer for such Willful Breach; provided,  however, that (A) the maximum aggregate monetary liability of the Buyer shall be limited to an amount equal to the Buyer Termination Fee and (B) in no event shall the Company or its Affiliates seek to recover any money damages in excess of such amount.  For the avoidance of doubt, other than in the case of the foregoing, or a claim for Fraud, a claim to recover any Reimbursement Payments or a claim to recover the Buyer Termination Fee, in each case, solely in accordance with applicable Law and the terms and conditions set forth in this Agreement, in no event shall the Company or any of its Affiliates seek to recover any monetary damages from the Buyer or its Affiliates.

(e) Other than the remedies described in the clauses (c) and (d) above, neither the Buyer, its Affiliates nor any Debt Financing Source shall have any further liability or obligation, whether remedy at Law, in equity, in contract, in tort or otherwise, and whether by or through attempted piercing of the corporate (or limited liability company or limited partnership) veil, by or through a claim against the Buyer, its Affiliates or any Debt Financing Source and the Company covenants and agrees that it shall not institute, and shall cause its Representatives and Affiliates not to institute a Proceeding to seek recourse for such further liability or obligation.

(f) Notwithstanding anything to the contrary in the foregoing, the Parties acknowledge and agree that (i) in no event shall the Buyer be required to pay a Buyer Termination Fee on more than one occasion and (ii) any payment of a Buyer Termination Fee (together with the Reimbursement Payments) is not a penalty but is liquidated damages in a reasonable amount that will compensate the Company in the circumstances in which such fee is payable for the efforts and resources expended and the opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated by this Agreement, which amount would otherwise be impossible to calculate with precision.

Article IX INDEMNIFICATION
Indemnification by the Company

.  From and after the Closing and subject to this ARTICLE IX, the Company agrees to indemnify and hold the Buyer and its Affiliates (including, after the Closing, the Divested Companies) and each of their respective officers, directors, employees, agents and Representatives (collectively, the “Buyer Indemnified Persons”) harmless from and against any and all losses, Liabilities, Taxes, damages, costs and expenses (including reasonable fees and expenses of attorneys) (collectively, “Losses”), that any Buyer Indemnified Person actually suffers, sustains or incurs arising out of, resulting from or in connection with:

(a) any breach, inaccuracy or misrepresentation, or failure of any representation or warranty, made by the Company or any Affiliates in (i) ARTICLE III as of the date hereof and as of the Closing Date (or such earlier date upon which such representation was expressly made) or (ii) any Ancillary Agreement;

(b) any breach, violation or non-fulfillment of or failure to perform any covenant or agreement of the Company or its Affiliates contained in this Agreement or any Ancillary Agreements;
(c) any Excluded Liability;

(d) (i) Almazora Soil or Water Contamination, or (ii) any violation of Environmental Law before Closing by the Company or any of its Affiliates (including the Divested Companies) at the Almazora Site relating to the presence of Hazardous Material (the “Almazora Environmental Indemnity”);

(e) (i) Other Soil or Water Contamination, or (ii) any violation of Environmental Law before Closing by the Company or any of its Affiliates (including the Divested Companies) at the Argentina Sites, Mexico City Site, Egypt Sites or Thailand Site relating to the presence of Hazardous Material (the “Other Environmental Indemnity”); or

(f) the matters set forth on Schedule 9.1(f).

Notwithstanding anything to the contrary contained in this ARTICLE IX, (i) none of the Buyer Indemnified Persons will be entitled to recover from the Company for any Losses under Section 9.1(a) (other than with respect to Fundamental Representations, Section 3.1(b), the Tax Representations or in the case of Fraud) unless the total of all such Losses exceeds $2,300,000 (the “Deductible”), in which event the Buyer Indemnified Persons will be entitled to indemnification only for such Losses in excess of the Deductible,  subject to the Cap, (ii) the Buyer Indemnified Persons will not be entitled to recover more than the Retention Amount (the “Cap”) from the Company with respect to all Losses indemnifiable pursuant to Section 9.1(a) (other than with respect to Fundamental Representations, Section 3.1(b), Tax Representations or in the case of Fraud), and (iii) the Company’s aggregate liability for any claims for indemnification under Section 9.1(a),  Section 9.1(b),  Section 9.1(d),  Section 9.1(e) and Section 9.1(f) will not exceed the Initial Value.  The Buyer Indemnified Persons will not be entitled to recover more than $4,000,000 in the aggregate under the Other Environmental Indemnity.  Any claim that may be asserted pursuant to Section 9.1(a) that may also be asserted pursuant to Section 9.1(b) solely as a result of the Company’s failure to provide notice as required pursuant to Section 5.20 will be asserted solely pursuant to Section 9.1(a).

Indemnification by the Buyer

.  From and after the Closing and subject to this ARTICLE IX, the Buyer and its subsidiaries (including, after the Closing, the Divested Companies), jointly, and severally, agree to indemnify and hold the Company and its Affiliates and their respective officers, directors, employees, agents and Representatives (collectively, the “Seller Indemnified Persons”) harmless from and against any and all

Losses that any Seller Indemnified Person actually suffers or incurs arising out of, resulting from or in connection with:

(g) any breach, inaccuracy or misrepresentation, or failure of any representation or warranty, made by the Buyer or any Affiliates in (i) ARTICLE IV as of the date hereof and as of the Closing Date (or such earlier date upon which such representation was expressly made) or (ii) any Ancillary Agreement;

(h) any breach, violation or non-fulfillment of or failure to perform any covenant or agreement of the Buyer or its Affiliates contained in this Agreement or any Ancillary Agreements;
(i) any Assumed Liability; or
(j) the matters set forth on Schedule 9.2(d).

Notwithstanding anything to the contrary contained in this ARTICLE IX, the Buyer’s aggregate liability for any claims for indemnification under Section 9.2(a) and Section 9.2(b) will not exceed the Initial Value.

Exclusive Remedy

.  The indemnification provided in Section 5.5,  Section 5.9(j),  Section 5.9(l),  Section 5.24,  Section 5.29(c) and this ARTICLE IX, subject to the limitations set forth herein, will be the sole and exclusive post‑Closing monetary remedy available to any Party in connection with any Losses arising out of or resulting from this Agreement, the transactions contemplated hereby, or the Buyer’s ownership or operation of the Business, whether based in contract or tort (including negligence) or otherwise predicated on common law standards, strict liability or otherwise; provided, however, that the provisions of this ARTICLE IX will not prevent or limit a cause of action at Law or in equity (a) based upon Fraud or (b) under Section 10.15 to obtain an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, nor will such provision prevent or limit the rights of the Parties with respect to Section 2.6(c),  Section 5.5,  Section 5.9(j),  Section 5.9(l),  Section 5.24 and Section 5.29(c).  Without limiting Buyer’s rights to pursue any indemnification otherwise available under this ARTICLE IX, the Buyer Indemnified Persons expressly waive any and all rights and remedies against the Company or its Affiliates under the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §9601 et seq. as amended, and other Environmental Laws in connection with any Losses arising out of or resulting from this Agreement, the transactions contemplated hereby, or the ownership or operation of the Business (as currently or previously conducted at any time) or the Sold Assets.  Without limiting the foregoing and notwithstanding anything in this Agreement to the contrary, the Buyer’s sole and exclusive remedy with respect to Losses for which it may be entitled to indemnification pursuant to Section 9.1(a) (other than with respect to Fundamental Representations, Section 3.1(b), the Tax Representations or Fraud) will be (subject to the limitations set forth in the other Sections of this ARTICLE IX) to satisfy the amount of such Losses in the following order of priority: first, from the Company up to the Retention Amount (subject to the Deductible), and second, from the R&W Insurance Policy, and, for the avoidance of doubt, without any direct recourse against the Company or its Affiliates.

Indemnification Calculations

.

(k) For purposes of this ARTICLE IX the determination of whether a breach or inaccuracy of any representation or warranty has occurred, been made or is continuing (other than the use of “Business Material Adverse Effect” and “Seller Material Adverse Effect” in Section 3.9(b), “in all material respects” in the second sentence of Section 3.4(a) and “material” in the first sentence of Section 3.4(d)), and the calculation of any Losses arising from the breach or inaccuracy of any representation or warranty will be determined without regard and without giving effect to the term, or, as applicable, the clause containing “materiality”, “materially”, “material” or “material adverse effect”, “Business Material Adverse Effect” or “Seller Material Adverse Effect” and words of similar import contained in such representation or warranty.

(l) The amount of Losses recoverable by an Indemnified Party pursuant to this ARTICLE IX with respect to an indemnity claim will be reduced by the amount of (i) insurance proceeds or other amounts actually recovered by such Indemnified Party with respect to the Losses to which such indemnity claim relates net of the reasonable costs and expenses (including any increases in premiums) incurred in seeking such collection and (ii) any Tax benefit, in connection with such Losses, actually realized (taking into account any reduction in Tax basis in connection with such Loss) as a reduction of cash Taxes payable in the same Tax period such Loss was incurred by the Indemnified Party. The Parties agree that any indemnification payments made pursuant to this Agreement will be treated for tax purposes as an adjustment to the Purchase Price, unless otherwise required by applicable Law.

Survival

.  The representations, warranties, covenants and agreements (to the extent such covenants and agreements relate to the performance of obligations prior to the Closing) contained in this Agreement will survive the Closing Date until and will terminate, expire and cease to be of any force or effect at 5:00 p.m. (Eastern time) on the first Business Day following the date that is the 18‑month anniversary of the Closing Date; provided that any Fundamental Representations, the representation in Section 3.1(b) and the Tax Representations shall only terminate, expire and cease to be of any force or effect at 5:00 p.m. (Eastern time) on the first Business Day following the date that is the six-year anniversary of the Closing Date.  The Other Environmental Indemnity will survive the Closing Date until and will terminate, expire and cease to be of any force or effect at 5:00 p.m. on the first Business Day following that date that is the five-year anniversary of the Closing Date. The Almazora Environmental Indemnity will survive the Closing Date without expiration except as provided in the Almazora Separation Plan.  All other covenants and agreements contained in this Agreement which relate to the performance of obligations following the Closing Date will survive the Closing Date in accordance with their terms, Section 10.18 and applicable Law. All claims for indemnification must be asserted on or prior to the date of the termination of the applicable survival period, except such claims may be pursued thereafter if written notice thereof (specifying in reasonable detail the basis for such claim) was duly given within such survival period. Any claim for indemnification not made by the Buyer Indemnified Persons or Seller Indemnified Persons, as applicable, on or prior to the date of termination of the survival period will be irrevocably and unconditionally released and waived, whether or not a longer period would be permitted by applicable Law. Notwithstanding the foregoing, the Parties acknowledge and agree that the survival period set forth in this Section 9.5 is applicable to the Buyer’s right to indemnification against the Company pursuant to Section 9.1(a) in accordance with this Agreement, but is not intended to, and will not, modify or limit the Buyer right to recovery under the R&W Insurance Policy in accordance with its terms.

Notice and Opportunity to Defend

.  Subject to Section 9.7, if there occurs an event which a Buyer Indemnified Person or Seller Indemnified Person asserts is an indemnifiable event pursuant to Section 9.1 or Section 9.2, the Buyer Indemnified Person or Seller Indemnified Person seeking indemnification (the “Indemnified Party”) will reasonably promptly notify the Party obligated to provide indemnification (the “Indemnifying Party”), which notice will specify in reasonable detail the nature and basis of such claim and the amount thereof, to the extent known. If such event involves any claim or the commencement of any action or Proceeding by a third Person (a “Third Party Claim”), the Indemnified Party will give such Indemnifying Party reasonably prompt written notice (the “Claim Notice”) of such claim or the commencement of such action or Proceeding, which notice will specify in reasonable detail the nature and basis of such claim and the amount thereof, to the extent known, and will be accompanied by copies of all relevant material documentation with respect to such claim, including any summons, complaint or other pleadings that may have been served, any written demand or any other relevant document or instrument; provided,  however, that the failure to provide such reasonably prompt notice will not relieve the Indemnifying Party of its obligations hereunder except to the extent such failure materially prejudices the Indemnifying Party hereunder. In the case of a Third Party Claim, the Indemnifying Party will be entitled to assume the defense thereof with notice to the Indemnified Party within 30 days from the date on which the Indemnifying Party received the notice delivered pursuant to the previous sentence, with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party and, after notice from the Indemnifying Party to the Indemnified Party of such election to assume the defense thereof, the Indemnifying Party will not be liable to the Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof; although, for the avoidance of doubt, the Indemnified Party may retain separate co-counsel at its sole cost and expense (provided, that if the Indemnifying Party and the Indemnified Party are both named parties to the proceedings and the Indemnified Party shall have reasonably concluded, based on the written advice of counsel, that the representation of both Parties by the same counsel would be inappropriate due to an actual material conflict of interest between them, each of the Parties shall retain separate counsel at its own expense); provided, that the Indemnifying Party must control such defense in good faith. The Indemnifying Party and the Indemnified Party agree to cooperate reasonably with each other and their respective counsel in connection with the defense, negotiation or settlement of any such Third Party Claim, except if in a Party’s reasonable determination such access and cooperation could violate any applicable Law, or could result in a loss or waiver any legal or attorney-client privilege or confidentiality protections or obligations. Notwithstanding anything else set forth in this Section 9.6 to the contrary, the Indemnified Party will at all times have the right to participate at its own expense in the defense of such action or asserted liability. If the Indemnifying Party assumes the defense of an action, no settlement or compromise thereof may be effected (a) by the Indemnifying Party without the written consent of the Indemnified Party (which consent will not be unreasonably withheld, conditioned or delayed) unless the settlement involves solely money damages and all such relief is paid or satisfied in full by the Indemnifying Party (subject to the applicable limitations contained herein) and receives an unconditional release of the applicable Indemnified Party or (b) by the Indemnified Party without the written consent of the Indemnifying Party (which consent will not be unnecessarily withheld, conditioned or delayed). In no event will an Indemnifying Party be liable for any settlement effected without its written consent. The terms of this Section 9.6 will also apply to an indemnifiable event pursuant to Section 5.9(j),  Section 5.9(l),  Section 5.24 or Section 5.29(c);  provided,  however, that in the event of any conflict between the provisions of this Section 9.6 and Section 5.9(j),  Section 5.9(l),  Section 5.24 or Section 5.29(c) then the provisions of Section 5.9(j),  Section 5.9(l),  Section 5.24 or Section 5.29(c) (as applicable) will control with respect to the specific matters contemplated by those respective Sections.  Notwithstanding the forgoing, the Indemnifying Party shall not be entitled to assume or continue to assume the defense of any Third Party Claim or any Proceeding resulting therefrom if (i) the claim is by a customer or supplier of the Indemnified Party, the loss of the commercial relationship with whom would reasonably be expected to be materially adverse to the Indemnified Party, (ii) the claim seeks injunctive or equitable relief against the Indemnified Party (or any subsidiary or Affiliate of the Indemnified Party), (iii) the Indemnifying Party has been found by a court of competent jurisdiction to have failed to diligently pursue such Third Party Claim, (iv) the claim has a reasonable likelihood of resulting in Losses to the Indemnified Party that would exceed the Indemnifying Party’s exposure under this Agreement in respect of such Third Party Claim, (v) such Third Party Claim seeks criminal sanctions or penalties, or (vi) the parties to such claim, action, suit or Proceeding include both the Indemnified Party and the Indemnifying Party and counsel to the Indemnified Party shall have reasonably concluded that there are legal defenses available to such Indemnified Party which are not available to the Indemnifying Party. For the avoidance of doubt, the procedures in this Section 9.6 shall not apply to Taxes which shall be governed by the procedures in Sections 5.4 through 5.8.

Tax Indemnity

.  Notwithstanding anything to the contrary in this ARTICLE IX, indemnification with respect to Taxes will be governed solely by Section 5.4,  Section 5.5,  Section 5.6,  Section 5.7,  Section 5.8 and ARTICLE X;  provided that indemnification for Taxes shall be subject to the limitations in Section 9.8(b) and Section 9.8(c).

Additional Limitations

.

(m) Except for Losses resulting from an action brought by a third party against a Buyer Indemnified Person or a Seller Indemnified Person, no Buyer Indemnified Person or Seller Indemnified Person will be entitled to indemnification under ARTICLE IX for punitive damages or for any Losses to the extent such Losses are not a reasonably foreseeable result of any breach by a Party of any representation, warranty, covenant or agreement in this Agreement.

(n) Notwithstanding anything in this ARTICLE IX to the contrary, no Buyer Indemnified Person is entitled to make any claim under any provision of this Agreement for reimbursement or indemnification for any Losses pursuant to this ARTICLE IX or for Taxes to the extent such Losses have actually been taken into account and fully reimbursed in the adjustment to the Purchase Price pursuant to Section 2.5 and Section 2.6. In addition, no Party will be entitled to be compensated more than once for the same Loss.

(o) No Party will be entitled to recover any indemnification payment or other amounts due from the other Party under this Agreement by retaining and setting off the amounts (whether or not such amounts are liquidated or reduced to judgment) against any amounts due or to become due from such Party under this Agreement or under any document delivered pursuant hereto or in connection herewith, including any Ancillary Agreement.

(p) Each Indemnified Party will use commercially reasonable efforts to mitigate all Losses consistent with applicable Law.  Except pursuant to a written settlement agreed to by the Indemnifying Party, the Indemnified Party will not waive or release any contractual right to recover from a third party any Loss subject to indemnification or recovery hereby without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

(q) No Buyer Indemnified Person will be entitled to indemnification otherwise available under Section 9.1 with respect to any Losses arising under Environmental Laws or otherwise with respect to Hazardous Materials to the extent that they arise as a result of or in connection with (i) any environmental conditions or Releases discovered or found by post-Closing testing or sampling, (ii) any Response Action, in each case, unless such testing, sampling or Response Action (as applicable) is (A) affirmatively required of a Buyer Indemnified Person by any Environmental Law, Governmental Authority, Permit (including any renewal, extension or amendment of any Permit) or Governmental Order, (B) reasonably necessary to defend any Proceeding against any Buyer Indemnified Person by a third-party or (C) affirmatively required by any Contract or lease in the form existing as of Closing, or (iii) any contribution to or exacerbation of a Release after the Closing (other than any contribution to or exacerbation of a Release which results from the Buyer or its Affiliates (including the Divested Companies after Closing) continuing to operate the Business in the ordinary course or in a materially consistent manner with practices at the relevant site(s) prior to Closing). In respect of any Response Action which a Buyer Indemnified Person will be entitled to indemnification under Section 9.1, the Buyer will, to the extent reasonably practicable, provide the Company with a reasonable opportunity to review and approve (such approval not be unreasonably withheld, delayed or conditioned) any such proposed Response Action prior to implementation and review and approve (such approval not be unreasonably withheld, delayed or conditioned) final drafts of material documents prepared for submission to any Governmental Authority prior to submittal and the Buyer shall use commercially reasonable efforts to mitigate the costs of such Response Action, including employing cost effective measures to achieve standards applicable to industrial use (to the extent such measures are permitted under any Contract, if applicable) including use of risk based remedies and engineering and institutional controls and deed restrictions that do not unreasonably prevent any use of the Business Owned Real Property or Business Leased Real Property as occurring and configured as of the Closing Date. It shall be presumed that any Almazora Soil or Water Contamination or Other Soil or Water Contamination existed prior to the Closing unless the Company can prove by clear and convincing evidence that the contamination by Hazardous Materials occurred or was contributed to or exacerbated after Closing as a result of actions of the Buyer or the Divested Companies (other than actions of the Buyer or the Divested Companies after Closing in connection with the operation of the Business in the ordinary course or in a materially consistent manner with the practices at the relevant site(s) prior to Closing).

(r) In no event will the Buyer Indemnified Person be entitled to recover or make a claim for any amounts in respect of for any Losses to the extent such Losses are for Taxes:  (i) arising from any breach of a representation in Section 3.10 in a Post-Closing Tax Period, other than the representations in Sections 3.10(h),  (i),  (j),  (k),  (l) and (m); (ii) that are due to the unavailability of any net operating losses, or other Tax attribute from any Pre-Closing Tax Period to offset income earned in any Post-Closing Tax Period, other than any amounts pursuant to the Spanish Tax Group Exit Agreement, to which the Exiting Members (as defined therein) are entitled; or (iii) resulting from transactions or actions taken by the Buyer, any Divested Company or any of their respective Affiliates after the Closing on the Closing Date that are not contemplated by this Agreement and are outside the ordinary course of business consistent with past practice.

Article X MISCELLANEOUS
Fees and Expenses

.  Except as otherwise provided in this Agreement, each Party will be liable for and will bear its own expenses and the expenses of its Affiliates in connection with the preparation and negotiation of this Agreement and the Ancillary Agreements and the performance and consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, whether or not the Closing will have occurred, and for the avoidance of doubt, the Company shall bear all Transaction Expenses.

Governing Law

.  This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, will be governed by, and construed in accordance with, the substantive and procedural Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.  The Parties agree and acknowledge that the survival periods set forth herein, to the extent expressly longer than the three (3) year survival period permitted by Title 10, Section 8106(a) of the Delaware Code, are expressly intended to survive for such longer periods as permitted by Title 10, Section 8106(c) of the Delaware Code.

Projections

.  In connection with the Buyer’s investigation of the Divested Companies, the Sold Assets and the Business, the Buyer or its Affiliates may have received, or may receive, from the Company, the Sellers, the Divested Companies and/or their respective Representatives certain projections and other forecasts for the Business, and certain business plan and budget information. The Buyer acknowledges that (a) there are uncertainties inherent in attempting to make such projections, forecasts, plans and budgets, (b) the Buyer is familiar with such uncertainties, and (c) the Buyer has made its own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, plans and budgets so furnished to it. Accordingly, the Buyer acknowledges that the Company and the Sellers make no representation or warranty with respect to such estimates, projections, forecasts, plans or budgets.

Amendment

.  This Agreement may not be amended, modified or supplemented except upon the execution and delivery of a written agreement executed by the Parties.

No Assignment

.  Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned by any Party without the prior written consent of the other Party; provided,  however, that the Buyer may assign this Agreement or any rights or obligations hereunder (i) to any of its Affiliates and/or (ii) to any bank or financial institution or other Person (including any security agent or trustee acting on behalf of any such party or parties or any hedging counterparties) by way of security for the purposes of, or in connection with, the financing or refinancing (whether in whole or in part) by the Buyer of the acquisition of the Shares and the Sold Assets without the prior written consent of the Company; and provided,  further that no such assignment by the Buyer shall otherwise relieve the Buyer of any of its obligations hereunder. Subject to the foregoing sentence, this Agreement will be binding upon and will inure to the benefit of the Parties and their respective successors and permitted assigns. Any purported assignment in contravention of this Section 10.5 will be void and of no force or effect. No assignment of any obligations hereunder will relieve the Parties of any such obligations. In the event that the Company, or its successors or assigns (a) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (b) transfers or conveys all or a majority of its properties and assets to any Person, then, and in each such case, the Company shall procure that proper provision will be made so that the relevant successor and assign of the Company will be a creditworthy entity (taking into account the Company’s maximum potential liabilities under this Agreement in light of the facts and circumstances at the time of entering into the transaction) and in the case of clause (b), will expressly assume the obligations and liabilities of the Company under this Agreement provided,  however, that  the transactions contemplated by clauses (a) and (b) above exclude any merger or consolidation with an unaffiliated third party which is arms-length in nature or a transaction (or series of transactions) pursuant to which any Person or Persons acquire voting control of the Company or substantially all of the assets of the Company (including by merger, consolidation, stock or asset purchase, or other similar transaction). The Company shall notify the Buyer as soon as reasonably practicable of any proposed transaction pursuant to which this Section 10.5 shall apply and provide any information reasonably requested by the Buyer with respect to such proposed transaction.

Waiver

.  Any of the terms or conditions of this Agreement which may be lawfully waived may be waived in writing at any time by each Party which is entitled to the benefits thereof. Any waiver of any of the provisions of this Agreement by any Party will be binding only if set forth in an instrument in writing signed on behalf of such Party. No failure to enforce any provision of this Agreement will be deemed to or will constitute a waiver of such provision and no waiver of any of the provisions of this Agreement will be deemed to or will constitute a waiver of any other provision hereof (whether or not similar) nor will such waiver constitute a continuing waiver.

Notices

.  Any notice, demand, or communication required or permitted to be given by any provision of this Agreement will be deemed to have been sufficiently given or served for all purposes if (a) personally delivered, (b) sent by a nationally recognized overnight courier service to the recipient at the address below indicated, (c) sent by e-mail or (d) delivered by facsimile:

If to the Buyer (or following the Closing, the Divested Companies):

Pigment Spain S.L.
Carretera Viver-Puerto Burriana
Km 61, 800,
12540 Vila-Real
(Castellon) Spain
Attn:  Mark Keough
Facsimile: +34 964 531 309

Email: MKeough@Hudson-Advisors.com

With a copy to (which shall not constitute notice):

Weil, Gotshal & Manges LLP
110 Fetter Lane
London, EC4A 1AY, United Kingdom
Attn:  Michael Francies
Facsimile:  +44 20 7903 0990
Email: Michael.francies@weil.com

and

LSFX Flavum Midco, S.L.

Carretera Viver-Puerto Burriana

Km 61, 800,

12540 Vila-Real

(Castellon) Spain

Attn:  Telmo Valido

Facsimile: +34 964 531 309

Email: TValido@Hudson-Advisors.com

If to the Company:

Ferro Corporation
6060 Parkland Boulevard
Mayfield Heights, Ohio 44124
Attn:  Mark Duesenberg, General Counsel
Email: mark.duesenberg@ferro.com

With a copy to (which shall not constitute notice):

Jones Day
North Point
901 Lakeside Avenue
Cleveland, OH 44114‑1190
Attn: Patrick J. Leddy, Esq.
Facsimile:  (216) 579‑0212
Email: pjleddy@jonesday.com

or to such other address, e‑mail address or facsimile number as any Party may, from time to time, designate in a written notice given in like manner. Except as otherwise provided herein, any notice under this Agreement will be deemed to have been duly given (x) on the date and time (local time of the recipient) such notice is personally delivered, delivered via e‑mail or delivered by facsimile or (y) the next succeeding Business Day after the date such notice is delivered to the overnight courier service if sent by overnight courier.

Complete Agreement

.  This Agreement (including the Disclosure Schedules and Exhibits hereto), the Confidentiality Agreements and the Ancillary Agreements contain the entire understanding of the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof.  Except as expressly set forth therein or as required by applicable Law, the Company and the Buyer will abstain from, and cause their respective Affiliates to abstain from, obtaining recourse under local Law under the Ancillary Agreements. In the event of any conflict or inconsistency between this Agreement and any Ancillary Agreement, this Agreement will control.

Counterparts

.  This Agreement may be executed in one or more counterparts, and counterparts may be exchanged by electronic submission, all of which will be considered one and the same agreement and each of which will be deemed an original.

Publicity

.  The Company and the Buyer will consult with each other and will mutually agree upon any publication or press release of any nature with respect to this Agreement or the transactions contemplated hereby and will not issue any such publication or press release prior to such consultation and agreement except as may be required by applicable Law or Governmental Order or by obligations pursuant to any listing agreement with any securities exchange or any securities exchange regulation, in which case the Party proposing to issue such publication or press release will make all commercially reasonable efforts to consult in good faith with the other Party before issuing any such publication or press release and will provide a copy thereof to the other Party prior to such issuance; provided that notwithstanding anything herein to the contrary, Lone Star Global Acquisitions Ltd., Hudson Advisers, L.P. the Buyer and any of their respective equityholders or Affiliates that manage or advise funds or affiliated investment vehicles may disclose, as applicable, the subject matter of this Agreement and the financial return and other financial performance or statistical information in connection with fundraising, marketing, informational or reporting activities to such funds or affiliated investment vehicles and to the partners, members or other current or potential investors therein.

Severability

.  Any provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Third Parties

.  Nothing herein expressed or implied is intended or will be construed to confer upon or give to any Person, other than the Parties and their permitted successors or assigns, any rights or remedies under or by reason of this Agreement; except for those third party beneficiaries expressly contemplated hereby, including pursuant to Section 5.5,  Section 5.9(j),  Section 5.16,  Section 5.24,  Section 5.29(c),  Section 5.31,  Section 9.1,  Section 9.2 and Section 10.13.

Non‑Recourse

.

(a) No past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or Representative of the Company or its Affiliates will have any Liability for any obligations or Liabilities of the Company or its Affiliates under this Agreement or the Ancillary Agreements or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby and thereby.

(b) No past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or Representative of the Buyer or its Affiliates will have any Liability for any obligations or Liabilities of the Buyer or its Affiliates under this Agreement or the Ancillary Agreements or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby and thereby.

Jurisdiction

.  Any proceeding or action based upon, arising out of or related to this Agreement or the transactions contemplated hereby shall be brought in the Delaware Chancery Court (or, if the Delaware Chancery Court shall be unavailable, any other court of the State of Delaware or, in the case of claims to which the federal courts have exclusive subject matter jurisdiction, any federal court of the United States sitting in the State of Delaware or the courts of appeal therein), and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such proceeding or action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the proceeding or action shall be heard and determined only in any such court and agrees not to bring any proceeding or action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against the other Party in any other jurisdiction, in each case, to enforce judgments obtained in any action, suit or proceeding brought pursuant to this Section 10.14.  For the avoidance of doubt, nothing herein shall prohibit a party from enforcing a judgment received in accordance with this Section 10.14 in a  jurisdiction other than the State of Delaware or a court other than the Delaware Chancery Court.

Specific Performance

.

(c) The Parties agree that (i) irreparable damage would occur in the event that the provisions of this Agreement or obligations, undertakings, covenants or agreements of the Parties were not performed in accordance with their specific terms or were otherwise breached and (ii) money damages, even if available, would not be an adequate remedy for any such failure to perform or any breach of this Agreement.  Accordingly, it is agreed that each of the Buyer and the Company shall be entitled, at or prior to Closing, to specific performance (including an injunction or injunctions) to enforce specifically the terms and provisions hereof in any court specified in Section 10.14 without proof of damages, this being, subject to Section 8.3, in addition to any other remedy to which they are entitled at Law or in equity. Without limitation of the foregoing, the Parties hereby further acknowledge and agree that prior to the Closing, the Company and the Buyer shall be entitled to seek specific performance to enforce specifically the terms and provisions of this Agreement, and to prevent or cure breaches of the covenants required to be performed by the other Party under this Agreement.  Notwithstanding the foregoing, the Company shall be entitled to seek specific performance of the Buyer’s obligation to consummate the Closing (solely on the terms and conditions set forth herein), if, and only if: (1) the conditions set forth in ARTICLE VI (other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied or waived, (2) the conditions set forth in ARTICLE VII (other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied or waived, (3) the Company has confirmed in writing to Buyer that it is ready, willing and able to effect the Closing, (4) Buyer fails to consummate the Closing within two Business Days after the delivery of such written notice and the Company stood ready, willing and able to consummate the Closing during such two Business Day period, and (5) the Debt Financing (or Alternative Financing) has been funded to the Buyer (or will reasonably be expected to be funded at the Closing) if the Equity Financing is funded to the Buyer (or will reasonably be expected to be funded at the Closing substantially simultaneously with the funding of the Debt Financing or the Alternative Financing) on the terms of the Equity Commitment Letter; provided that, notwithstanding anything to the contrary, in no event will a Buyer Termination Fee or any monetary damages for Willful Breach be payable if specific performance of the Buyer’s obligation to consummate the Closing in accordance with the terms and conditions of this Agreement is granted.

(d) Each Party agrees that it will not oppose (and hereby waives any defense in any action for) the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that (i) the other Party have an adequate remedy at Law or (ii) an award of specific performance or other equitable remedy is not an appropriate remedy for any reason at Law, equity or otherwise. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement when available pursuant to the terms of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

(e) If the Company brings an action for specific performance pursuant to this Section 10.15, and a court expressly rules that the Buyer breached this Agreement in connection with its failure to effect the Closing in accordance with this Agreement such that Company would be entitled to the Buyer Termination Fee in accordance with Section 8.3(a), that the Company did not breach this Agreement, and that the Company has the right to seek specific performance under this Agreement to cause the Buyer to consummate the transactions contemplated herein, but such court declines to enforce specifically the obligations of the Buyer to effect the Closing in accordance with this Agreement, then, in addition to the right of the Company to terminate this Agreement pursuant to Section 8.1, the Company shall be entitled to payment of the Buyer Termination Fee payable hereunder in accordance with the terms of this Agreement. For the avoidance of doubt, in no event shall the exercise of the Company’s right to seek specific performance pursuant to this Section 10.15 reduce, restrict or otherwise limit the Company’s right to terminate this Agreement pursuant to Section 8.1 or to payment of the Buyer Termination Fee in accordance with the terms hereof; provided, that, while the Company may pursue both a grant of specific performance and the payment of the Buyer Termination Fee, under no circumstances shall the Company be permitted or entitled to receive both a grant of specific performance to require Buyer to consummate the Closing and the payment of any Buyer Termination Fee.

Waiver of Jury Trial

.  THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT SUCH PARTIES MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY SUIT OR ACTION ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HEREBY CERTIFIES THAT NEITHER IT NOR ANY OF ITS REPRESENTATIVES HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT IT WOULD NOT SEEK TO ENFORCE THIS WAIVER OF RIGHT TO JURY TRIAL. FURTHER, EACH PARTY ACKNOWLEDGES THAT THE OTHER PARTY RELIED ON THIS WAIVER OF RIGHT TO JURY TRIAL AS A MATERIAL INDUCEMENT TO ENTER INTO THIS AGREEMENT.

Attorney‑Client Privilege and Conflict Waiver

.  Jones Day and other law firms have represented one or more of the Company, the Sellers and the Divested Companies. The Parties recognize the commonality of interest that exists and will continue to exist until Closing, and the Parties agree that such commonality of interest should continue to be recognized after the Closing. Specifically, the Parties agree that (a) the Buyer will not, and will not cause the Divested Companies to, seek to have Jones Day or such other law firms disqualified from representing the Company or the Sellers in connection with any dispute that may arise between the Company and the Sellers, on the one hand, and the Buyer and the Divested Companies (after the Closing), on the other hand, in connection with this Agreement or the transactions contemplated hereby and (b) in connection with any dispute that may arise between the Company and/or the Sellers, on the one hand, and the Buyer and/or the Divested Companies (after the Closing), on the other hand, the Company and the Sellers (and not the Buyer or the Divested Companies) will have the right to decide whether or not to waive the attorney‑client privilege that may apply to any communications between the Divested Companies and Jones Day or such other law firms relating to this Agreement and the transactions contemplated hereby that occurred before the Closing.

Survival

.  Each covenant and agreement that explicitly contemplates performance after the Closing, will, in each case and to such extent, expressly survive the Closing in accordance with its terms as expressly specified herein, then for twenty (20) years following the Closing Date, and nothing in this Section 10.18 will be deemed to limit any rights or remedies of any Person for breach of any such surviving covenant or agreement.

Financing Matters

.  Notwithstanding anything in this Agreement to the contrary, each of the Parties on behalf of itself, its subsidiaries and each of its controlled Affiliates hereby:

(f) agrees that any Proceeding, whether in Law or in equity, whether in contract or in tort or otherwise, involving any Debt Financing Source, arising out of or relating to, this Agreement, the Debt Financing and/or any of the agreements (including the Debt Commitment Letter) entered into in connection with the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder shall be subject to the exclusive jurisdiction of the Delaware Chancery Court (or, if the Delaware Chancery Court shall be unavailable, any other court of the State of Delaware or the courts of appeal therein), and each of the Parties irrevocably submits itself and its property with respect to any such Proceeding to the exclusive jurisdiction of each such court;

(g) agrees that any such Proceeding shall be governed by the laws of the State of Delaware (without giving effect to any conflicts of Law principles that would result in the application of the laws of another state), except as otherwise provided in the Debt Commitment Letter or other applicable definitive document relating to the Debt Financing;

(h) agrees not to bring or support or permit any of its Affiliates to bring or support any Proceeding of any kind or description, whether in Law or in equity, whether in contract or in tort or otherwise, against any Debt Financing Source in any way arising out of or relating to, this Agreement, the Debt Commitment Letter or any of the transactions contemplated hereby or thereby or the performance of any services thereunder in any forum other than any federal or state court in the State of Delaware;

(i) agrees that service of process in any such Proceeding or proceeding shall be effective if notice is given in accordance with Section 10.7;
(j) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such Proceeding in any such court;

(k) knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable Law trial by jury in any Proceeding brought against any Debt Financing Source in any way arising out of or relating to this Agreement, the Debt Financing, the Debt Commitment Letter or any of the transactions contemplated hereby or thereby or the performance of any services thereunder;

(l) agrees that none of the Debt Financing Sources shall have any liability to the Company or any of its Affiliates relating to or arising out of this Agreement, the Debt Financing, the Debt Commitment Letter or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether in Law or in equity, whether in contract or in tort or otherwise (and the Company, on behalf of itself and its Affiliates, hereby acknowledges that they have no recourse against, and hereby waive any rights or claims against, the Debt Financing Sources in connection therewith), provided that nothing in this Agreement shall limit the liability of the Debt Financing Sources pursuant to the Debt Commitment Letter or any definitive documentation related thereto, and

(m) agrees that the Debt Financing Sources are express third party beneficiaries of, and may enforce, any of the provisions of Section 8.3 and this Section 10.19 and that such provisions and the definition of “Debt Financing Source” shall not be amended in any way adverse to any Debt Financing Source without the prior written consent of such Debt Financing Source.

[Signatures are on the following page]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed by its duly authorized officer, in each case as of the date first above written.

ferro COrPorAtioN

By: /s/ Peter Thomas

Name: Peter Thomas

Title: President and Chief Executive                     Officer

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed by its duly authorized officer, in each case as of the date first above written.

PIGMENTS SPAIN S.L.

By:  /s/ Mark E. Keough

Name: Mark E. Keough

Title: Director